    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2001


                                                      REGISTRATION NO. 333-63348

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             (Exact name of registrant as specified in its charter)

        NOT APPLICABLE                     7993                    64-0345731
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                           --------------------------


                         P.O. BOX 6260, CHOCTAW BRANCH
                               CHOCTAW, MS 39350
                                 (601) 650-9294
    (Address, including zip code, and telephone number, including area code, of each of the co-registrants' principal executive offices)

                         ------------------------------


                                JAMES W. CLANCY
                                ATTORNEY GENERAL
                         P.O. BOX 6258, CHOCTAW BRANCH
                               CHOCTAW, MS 39350
                                 (800) 545-1220
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                              RAYMOND Y. LIN, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1369
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
      TITLE OF EACH CLASS OF             AMOUNT TO         OFFERING PRICE          AGGREGATE           REGISTRATION
   SECURITIES TO BE REGISTERED         BE REGISTERED     PER EXCHANGE NOTES   OFFERING PRICE(1)(2)       FEE(1)(2)
9 1/4% Senior Notes Due 2009           $200,000,000             100%             $200,000,000           $50,000.00

(1) The registration fee has been calculated pursuant to Rule 457(a), Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of March 30, 2001, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

--------------------------------------------------------------------------------

                                  $200,000,000
                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                               OFFER TO EXCHANGE
                      $200,000,000 PRINCIPAL AMOUNT OF ITS
                          9 1/4% SENIOR NOTES DUE 2009
                   FOR ANY AND ALL OF ITS OUTSTANDING 9 1/4%
                     SENIOR NOTES DUE 2009, WHICH HAVE BEEN
                      REGISTERED UNDER THE SECURITIES ACT,

--------------------------------------------------------------------------------


                     SUBJECT TO COMPLETION AUGUST 28, 2001


    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

    We are offering to exchange all of our outstanding 9 1/4% senior notes, which we refer to as the old notes, for our registered 9 1/4% senior notes, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

*PLEASE CONSIDER THE FOLLOWING:


    - Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on [ ], 2001, unless we extend the offer. However, in no event shall such exchange offer be open for more than 60 days.



    - You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.



    - Old notes may be tendered only in integrals of $1,000 in principal amount.



    - You should carefully review the procedures for tendering the old notes beginning on page 23 of this prospectus.


    - If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

    - No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.


    YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS.



    Each broker-dealer that receives exchange notes pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of new the exchange notes.


      NONE OF THE NATIONAL INDIAN GAMING COMMISSION, THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................     ii

PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................     11

FORWARD-LOOKING STATEMENTS..................................     19

THE EXCHANGE OFFER..........................................     20

USE OF PROCEEDS.............................................     28

CAPITALIZATION..............................................     29

SELECTED HISTORICAL FINANCIAL AND OTHER DATA................     30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     33

BUSINESS....................................................     44

MANAGEMENT..................................................     53

MISSISSIPPI BAND OF CHOCTAW INDIANS.........................     57

GOVERNMENT REGULATION.......................................     59

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     62

DESCRIPTION OF MATERIAL AGREEMENTS..........................     64

DESCRIPTION OF CERTAIN INDEBTEDNESS.........................     67

DESCRIPTION OF THE EXCHANGE NOTES...........................     69

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............    113

PLAN OF DISTRIBUTION........................................    117

LEGAL MATTERS...............................................    117

EXPERTS.....................................................    117

INDEX TO FINANCIAL STATEMENTS...............................    F-1

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the SEC a registration statement on Form S-4 (Reg.
No. 333-63348) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.


    We intend to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms.

    You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:


    Choctaw Resort Development Enterprise
    P.O. Box 6260, Choctaw Branch
    Choctaw, MS 39350
    (601) 650-9294
    Attention: Michael Donald

                               PROSPECTUS SUMMARY


    THIS PROSPECTUS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.


THE ENTERPRISE AND THE TRIBE


    The Mississippi Band of Choctaw Indians established the Choctaw Resort Development Enterprise to operate the Silver Star Hotel and Casino and to develop and operate the Golden Moon Hotel and Casino and related businesses. References in this prospectus to (1) the "Tribe" refer to the Mississippi Band of Choctaw Indians, and (2) the "Enterprise," "we," "our," "ours" and "us" refer to the Choctaw Resort Development Enterprise, a wholly owned business enterprise of the Tribe. For the 12 months ended June 30, 2001, the Enterprise generated net revenues of $239.1 million. However, at June 30, 2001, the Enterprise had an accumulated deficit of $25.0 million, mostly resulting from the $72.0 million one-time fee paid to Boyd Mississippi, Inc. on February 1, 2000 for the early termination of the Silver Star's management agreement.


    The Tribe is a federally recognized, self governing Indian tribe with approximately 8,300 enrolled members, most of whom live on or near the Tribe's approximately 29,000-acre reservation in east-central Mississippi. The Indian Gaming Regulatory Act of 1988 permits federally recognized Indian tribes to conduct full-scale casino gaming operations on certain Indian lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Mississippi entered into a compact in 1992, which was approved by the U.S. Secretary of the Interior. The compact authorizes full Class III gaming to the same extent as non-Indian casinos in the State of Mississippi. The compact is not subject to a term of years and will continue unless mutually terminated, imposes no required payments to the State of Mississippi and limits distributions to each Tribal member to $1,000 per year. The Tribe is the only entity legally authorized to operate land-based casinos in the state.

THE SILVER STAR


    Located on the Tribe's reservation 86 miles northeast of Jackson, Mississippi, the Silver Star is an approximately 518,000 square foot hotel and casino. As of June 30, 2001, the Silver Star offered:


    - a 12-story hotel with 498 rooms, including 89 suites;

    - approximately 85,000 square feet of gaming space with 3,152 slot machines, 82 table games and 12 poker tables;

    - approximately 30,000 square feet of meeting and convention space, which also serves as a 2,000 seat live entertainment and sports venue with sky boxes;

    - 3,387 parking spaces, including an approximately 1,100 space parking garage;


    - six restaurants with a total of 881 seats and other amenities; and



    - access to the adjacent Dancing Rabbit Golf Club, a 36-hole championship golf course.



    Since opening in 1994, the Silver Star has expanded its facilities through three major expansions to meet continued increases in customer demand, with net revenues increasing following each expansion. The Silver Star has established customer bases in Jackson, Mississippi and Birmingham and Tuscaloosa, Alabama and operates at capacity on most weekends. The Silver Star maintained an 88.6% hotel occupancy rate for fiscal 2000, with over 98% occupancy on weekend nights (Friday and Saturday).

THE GOLDEN MOON EXPANSION

    To accommodate growing demand, the Enterprise is developing the Golden Moon, an approximately 840,000 square foot hotel and casino that will be located directly across the highway from the Silver Star. The Golden Moon will be connected to the Silver Star by an enclosed, temperature-controlled pedestrian bridge spanning the highway. Current plans for the Golden Moon include:


    - a 572-room hotel with more than 100 suites, including 32 VIP suites;


    - approximately 90,000 square feet of gaming space with approximately 1,750 slot machines and 56 table games;

    - an approximately 8,000 square foot executive conference center;


    - approximately 3,000 new parking spaces; and



    - five restaurants with approximately 455 seats and other amenities.



    In conjunction with the development of the Golden Moon, the Enterprise will renovate and add to the front portions of the Silver Star, including construction of a new entertainment area that will feature a laser, fountain and water screen projection show, and will add a retail promenade at the base of the pedestrian bridge leading to the Golden Moon.



    We expect the cost of developing, constructing, equipping and opening the Golden Moon and making related improvements to the Silver Star to be approximately $290.6 million, including pre-opening expenses, initial working capital and capitalized interest. Construction of the Golden Moon has commenced and is expected to be completed in the second half of 2002.



    On January 24, 2001, the Enterprise entered into a $146.8 million guaranteed maximum price contract with W.G. Yates & Sons Construction for the "hard" costs associated with the construction of the Golden Moon. Yates has constructed over 19 casino properties throughout the United States, including the Silver Star.


ADDRESS


    The mailing address of the Enterprise is P.O. Box 6260, Choctaw Branch, Choctaw, Mississippi 39350.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


The Exchange Offer........................  $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes. As of the
                                            date hereof $200.0 million in aggregate principal amount
                                            of old notes are outstanding.

                                            Based on the interpretations by the staff of the
                                            Commission, as set forth in the no-action letters of
                                            Exxon Capital Holdings Corporation (available May 13,
                                            1988), Morgan Stanley & Co. (available June 5, 1991) and
                                            Shearman & Sterling (available July 2, 1993), we believe
                                            that exchange notes may be offered for resale, resold or
                                            otherwise transferred by you without compliance with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act, unless you:

                                                - are an "affiliate" of ours within the meaning of
                                                Rule 405 under the Securities Act;

                                                - are a broker-dealer who purchased old notes
                                                directly from us for resale under Rule 144A or any
                                                  other available exemption under the Securities
                                                  Act;

                                                - acquired the exchange notes other than in the
                                                ordinary course of your business; or

                                                - have an arrangement with any person to engage in
                                                the distribution of exchange notes.

                                            See "The Exchange Offer--Purpose and Effect" for
                                            additional representations that are required. However,
                                            the Commission has not considered the exchange offer in
                                            the context of a no-action letter and we cannot be sure
                                            that the staff of the Commission would make a similar
                                            determination with respect to the exchange offer as in
                                            such other circumstances. Furthermore, in order to
                                            participate in the exchange offer, you must make the
                                            representations set forth in the letter of transmittal
                                            that we are sending you with this prospectus.

Registration Rights Agreement.............  We sold the old notes on March 30, 2001, in a private placement of the old notes in reliance on Section 4(2)
                                            of the Securities Act. The old notes were immediately
                                            resold by the initial purchasers in reliance on Rule
                                            144A under the Securities Act. At the same time, we
                                            entered into a registration rights agreement with the
                                            initial purchasers requiring us to make this exchange
                                            offer. The registration rights agreement also requires
                                            us to use our best efforts to:

                                                - cause the registration statement filed with
                                                respect to the exchange offer to be declared
                                                  effective by September 26, 2001; and

                                                - consummate the exchange offer by November 8, 2001.

                                            See "The Exchange Offer--Purpose and Effect." If we do
                                            not do so, the interest cost on the old notes will
                                            increase, initially by $0.1925 per week per $1,000
                                            principal amount of notes, up to a maximum amount of
                                            Liquidated Damages of $10.00 per $1,000 principal amount
                                            of Notes.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m.,
                                            [         ], 2001, New York City time, or a later date,
                                            no longer than 60 days after the commencement of the
                                            exchange offer, and time if we extend it (the
                                            "Expiration Date").

Withdrawal................................  The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the
                                            Expiration Date. Any old notes not accepted for exchange
                                            for any reason will be returned without expense as soon
                                            as practicable after the expiration or termination of
                                            the exchange offer.

Interest on the Exchange Notes and the Old
  Notes...................................  Interest on the exchange notes will accrue from the date of the original issuance of the old notes or from the
                                            date of the last payment of interest on the old notes,
                                            whichever is later. No additional interest will be paid
                                            on the old notes tendered and accepted for exchange.

Conditions to the Exchange Offer..........  The exchange offer is subject to customary conditions, some of which may be waived by us. See "The Exchange
                                            Offer--Conditions to the Exchange Offer."

Procedures for Tendering Old Notes........  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a
                                            copy of the letter of transmittal, in accordance with
                                            the instructions contained in this prospectus and in the
                                            letter of transmittal, and mail or otherwise deliver the
                                            letter of transmittal, or the copy, together with the
                                            old notes and any other required documentation, to the
                                            exchange agent at the address set forth in this
                                            prospectus. If you are a person holding the old notes
                                            through the Depository Trust Company and wish to accept
                                            the exchange offer, you must do so through the
                                            Depository Trust Company's Automated Tender Offer
                                            Program, by which you will agree to be bound by the
                                            letter of transmittal. By executing or agreeing to be
                                            bound by the letter of transmittal, you will be making a
                                            number of important representations to us, as described
                                            under the "The Exchange Offer--Purpose and Effect."

                                            Under the circumstances specified in the registration
                                            rights agreement, we are required to file a "shelf"
                                            registration statement for the old notes for a
                                            continuous offering under the Securities Act.

                                            We will accept for exchange any and all old notes that
                                            are properly tendered in the exchange offer prior to the
                                            Expiration Date. The exchange notes issued in the
                                            exchange offer will be delivered promptly following the
                                            Expiration Date. See "The Exchange Offer--Terms of the
                                            Exchange Offer."

Exchange Agent............................  Firstar Bank, N.A., is serving as exchange agent in connection with the exchange offer.

Federal Income Tax Considerations.........  We believe the exchange of old notes for exchange notes in the exchange offer will not constitute a sale or an
                                            exchange for federal income tax purposes. See "United
                                            States Federal Income Tax Considerations."

Effect of Not Tendering...................  Old notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                            exchange offer, continue to be subject to their existing
                                            transfer restrictions. We will have no further
                                            obligation to provide for registration under the
                                            Securities Act of such old notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

    THE SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE EXCHANGE NOTES. THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. THE "DESCRIPTION OF THE EXCHANGE NOTES" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS AND CONDITIONS OF THE NOTES.


Issuer.......................................  Choctaw Resort Development Enterprise, a wholly owned business enterprise of the Mississippi Band of
                                               Choctaw Indians, whose only current operations are
                                               the Silver Star, the Dancing Rabbit Golf Club, which
                                               was contributed by the Tribe effective July 1, 2001,
                                               and the proposed Golden Moon.

Securities...................................  $200.0 million in principal amount of 9 1/4% senior notes due 2009.

Maturity.....................................  April 1, 2009.

Interest.....................................  Annual rate: 9 1/4%.

                                               Payment Frequency: every six months on April 1 and
                                               October 1.

                                               First payment: October 1, 2001.

Ranking......................................  The exchange notes are senior unsecured debt.
                                               Accordingly, they will:

                                                   - effectively rank behind all of our existing and
                                                   future senior secured debt;

                                                   - rank equally with all our existing and future
                                                   senior unsecured debt; and

                                                   - rank ahead of any of our future subordinated
                                                     debt.

                                               As of June 30, 2001, we had $200.0 million of
                                               outstanding unsecured debt and an additional
                                               $125.0 million of available borrowings under our
                                               revolving credit facility (senior secured debt) which
                                               is currently undrawn. The assets of the Tribe outside
                                               of the Enterprise will not be available for the
                                               creditors of the Enterprise and will not be available
                                               to pay the exchange notes.

Optional Redemption..........................  On or after April 1, 2005, we may redeem some or all of the exchange notes at any time at the redemption
                                               prices described in the section "Description of the
                                               Exchange Notes" under the heading "Optional
                                               Redemption."

Gaming Redemption............................  The exchange notes are subject to redemption requirements imposed by gaming laws and regulations
                                               as more fully described in the section "Description
                                               of the Exchange Notes" under the heading "Gaming
                                               Redemption."

Mandatory Offer to Repurchase................  If we experience specific kinds of changes in control or undertake specific kinds of asset sales, we must
                                               offer to repurchase the exchange notes as more fully
                                               described in the section "Description of the Exchange
                                               Notes" under the heading "Repurchase at the Option of
                                               Holders."

Certain Covenants............................  The indenture governing the exchange notes, among other things, restricts our ability to:

                                                   - borrow money;

                                                   - pay dividends or make other distributions;

                                                   - make investments;

                                                   - create liens;

                                                   - enter into particular transactions with
                                                     affiliates; and

                                                   - sell certain assets or merge with or into
                                                   another person.

                                               These covenants are subject to important exceptions
                                               and qualifications. For more details, see the section
                                               "Description of the Exchange Notes" under the heading
                                               "Certain Covenants."

Use of Proceeds..............................  We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive
                                               old notes with a total principal amount equal to the
                                               total principal amount of the exchange notes issued
                                               in the exchange offer.



    YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF SPECIFIC RISKS OF INVESTING IN THE NOTES.

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

    The following table summarizes the information in the section entitled "Selected Historical Financial and Other Data". This information should be read with our financial statements and the related notes included in this prospectus beginning on page F-1. You should also read the following information in conjunction with the sections in this prospectus entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                     FISCAL YEARS             NINE MONTHS ENDED
                                                 ENDED SEPTEMBER 30,              JUNE 30,
                                            ------------------------------   -------------------
                                              1998       1999       2000       2000       2001
                                            --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)
STATEMENT OF INCOME:
Revenues
  Casino..................................  $217,140   $228,289   $231,764   $173,844   $168,136
  Food and beverage.......................    17,186     18,079     19,566     14,310     15,376
  Rooms...................................     8,097      8,412      8,763      6,349      6,227
  Other...................................     3,889      4,417      5,118      3,658      4,515
                                            --------   --------   --------   --------   --------
  Gross revenues..........................   246,312    259,197    265,211    198,161    194,254
  Less promotional allowances.............   (15,199)   (17,473)   (20,207)   (14,669)   (16,664)
                                            --------   --------   --------   --------   --------
Net revenues..............................   231,113    241,724    245,004    183,492    177,590
                                            --------   --------   --------   --------   --------
Cost and expenses
  Casino..................................    50,479     55,921     58,991     44,181     46,848
  Food and beverage.......................     7,261      6,825      6,912      5,059      5,255
  Rooms...................................     1,544      1,269      1,404      1,152      1,098
  Other...................................     3,138      3,615      3,031      2,315      2,362
  Selling, general and administrative.....    20,478     23,034     28,272     20,422     23,579
  Maintenance and utilities...............     4,212      5,871      4,801      3,469      3,889
  Management fee(1).......................    39,956     43,458     16,414     16,414         --
  Depreciation............................    10,816     12,017     11,476      8,495      8,715
  Management agreement termination
  fee(2)..................................        --         --     72,000     72,000         --
                                            --------   --------   --------   --------   --------
                                             137,884    152,010    203,301    173,507     91,746
                                            --------   --------   --------   --------   --------
Operating income (loss)...................    93,229     89,714     41,703      9,985     85,844
                                            --------   --------   --------   --------   --------
Other income (expense)
  Interest income.........................       721        523        756        481      2,300
  Interest expense........................      (418)      (213)    (3,935)    (2,541)    (8,375)
  Other expense(3)........................        --         --         --         --     (1,286)
                                            --------   --------   --------   --------   --------
                                                 303        310     (3,179)    (2,060)    (7,361)
                                            --------   --------   --------   --------   --------
Net income (loss).........................  $ 93,532   $ 90,024   $ 38,524   $  7,925   $ 78,483
                                            ========   ========   ========   ========   ========

                                                              AS OF JUNE 30,
                                                                   2001
                                                              --------------
                                                                  ACTUAL
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $100,808
Total assets................................................      350,391
Total debt(4)...............................................      200,000
Total owner's equity........................................      122,609



                                                   FISCAL YEARS                NINE MONTHS ENDED
                                                ENDED SEPTEMBER 30,                JUNE 30,
                                         ---------------------------------   ---------------------
                                           1998        1999        2000        2000        2001
                                         ---------   ---------   ---------   ---------   ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER DIEM DATA)
Other Financial Data:
Cash provided by (used in) operating
  activities...........................  $ 103,846   $ 103,125   $  47,780   $  12,796   $  87,694
Cash used in investing activities......     (2,867)     (2,283)     (5,551)     (2,885)   (103,839)
Cash provided by (used in) financing
  activities...........................   (101,023)   (101,376)    (29,095)      5,418      83,687
EBITDA(5)..............................    104,045     101,731     125,179      90,480      94,812
Capital expenditures(6)................      2,433       2,174       5,453       2,815      16,301
Ratio of earnings to fixed
  charges(7)...........................      224.8x      423.6x       10.8x        4.1x       10.4x
Pro forma ratio of earnings to fixed
  charges(8)...........................         --          --         9.4x         --          --

Property Data:(9)
Slot machines..........................      2,954       3,122       3,098       3,126       3,152
Table games............................         84          90          89          89          82
Casino square footage..................     85,000      85,000      85,000      85,000      85,000
Restaurant seats.......................        885         881         881         881         881
Hotel rooms............................        503         503         498         503         498
Average daily occupancy rate...........      80.70%      85.10%      88.60%      87.02%      87.96%
Average daily room rate................  $   54.51   $   53.44   $   53.73   $   52.84   $   52.57
Slot machine win per unit per day......  $  176.25   $  176.57   $  167.94   $  168.27   $  163.93
Table game win per unit per day........  $1,076.84   $1,105.40   $1,162.32   $1,170.14   $1,157.32


------------------------

(1) The termination of the management agreement discontinued the payment of management fees to Boyd arising from operating profits earned subsequent to January 31, 2000.

(2) Represents a one-time fee paid on February 1, 2000 to Boyd for early termination of the management agreement.

(3) Represents the increase in the fair value liability of the Enterprise's interest rate swap agreement.


(4) Does not include up to $8.2 million of Tribal indebtedness that does not preclude recourse to the Enterprise's assets. As of June 30, 2001, there was $6.2 million outstanding on this indebtedness. The Tribe's other indebtedness does not have recourse against the Enterprise or its assets.



(5) "EBITDA" means earnings before interest, taxes, depreciation, amortization, certain non-cash expenses and certain non-recurring items. For all periods presented, the only non-cash expense was other expense for the nine months ended June 30, 2001, representing the increase in the fair value liability of the Enterprise's interest rate swap agreement, and the only non-recurring items were the management agreement termination fee paid during the nine months ended June 30, 2000 and the fiscal year ending September 30, 2000 and $253,000 in preopening expenses for the nine months ended June 30, 2001. EBITDA is presented as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA is not a measure under generally accepted accounting principles ("GAAP") and should not be construed as an alternative to operating income or net income (as determined in accordance with GAAP), as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies.



(6) Excludes $1.8 million, $3.5 million, $0.4 million, $4.0 million and
    $3.2 million for the fiscal years ended September 30, 1998, 1999 and 2000 and the nine months ended June 30, 2000 and 2001, respectively, of amounts expended by the Tribe for the Silver Star and subsequently contributed to the Enterprise. Also excludes $9.2 million of amounts included in payables at June 30, 2001.



(7) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income before fixed charges. "fixed charges" consist of interest expense, whether expensed or capitalized, and amortization of debt financing costs.



(8) For purposes of calculating the pro forma ratio of earnings to fixed charges, historical fixed charges are adjusted for the estimated net increase in interest expense as if the retirement of the term loan facility and the issuance of the same amount of exchange notes had occurred on February 1, 2000 (the date of origination of the term loan facility). The pro forma ratio of earnings to fixed charges is not presented for the nine months ended June 30, 2001 since the historical ratio would be affected by less than ten percent. Other periods are not required to be presented.


(9) The number of slot machines, table games, casino square footage, restaurant seats and hotel rooms are given as of the end of each period presented.

                                  RISK FACTORS

    You should carefully consider the following factors and the other information in this prospectus before making an investment in the exchange notes.

                         RISKS RELATED TO OUR BUSINESS

OUR INDEBTEDNESS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.


    We, the Enterprise, are, and will continue to be after completing this offering, highly leveraged and have significant fixed debt service obligations in addition to our operating expenses. As of June 30, 2001, we had $200.0 million of notes, $125.0 million of available borrowings under our revolving credit facility, none of which has been drawn as of June 30, 2001, and $0 million outstanding on our term loan, which was fully repaid on April 24, 2001. The indenture governing the exchange notes permits us to incur additional debt in limited circumstances. If we incur additional debt in the future, the related risks could intensify.


    Our indebtedness could have significant adverse effects on our business. For example, it could:

    - increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

    - limit our ability to fund future working capital, capital expenditures and other general financial requirements;

    - reduce the availability of our cash flow to fund working capital, capital expenditures, development projects and other general business purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit our ability to borrow additional funds.


    In addition, the Tribe has previously incurred indebtedness under credit facilities that, in the event of a default under those facilities, does not preclude recourse against assets of the Enterprise. At June 30, 2001, these facilities of the Tribe had available borrowings of $8.2 million, of which $6.2 million was drawn and outstanding. The Tribe's other indebtedness does not have recourse against the Enterprise or its assets. Under the indenture relating to the exchange notes, the Tribe has agreed that it will not incur indebtedness in the future that would give creditors recourse to the assets of the Enterprise, except as may be incurred by the Enterprise under the indenture.


    If our indebtedness affects our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our obligations under the exchange notes.

OUR FAILURE TO GENERATE SUFFICIENT CASH FLOW FROM OUR GAMING OPERATIONS COULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE EXCHANGE NOTES.

    Our ability to make payments on and refinance our debt, including the exchange notes, and, in part, to fund the construction of the Golden Moon project, will depend on our ability to generate cash flow from operations of the Silver Star. Our ability to generate sufficient cash flow to satisfy our obligations will depend on our future operating performance, which is subject to many economic, competitive, legislative and business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, including construction of the Golden Moon, or seek to raise additional capital. If our cash flow is insufficient and we are unable to implement one or more of these alternatives, we may not be able to service our debt obligations, including making payments on the exchange notes.

WE DEPEND ON OPERATIONS IN A SINGLE MARKET.

    Until our new expansion is completed, we will rely exclusively on cash flow from the existing Silver Star to service our obligations, including the exchange notes. The Silver Star relies primarily on customers from the southeastern United States for its cash flow. Therefore, we are subject to greater risks than more geographically diversified gaming or hotel operations and may continue to be subject to these risks upon completion of the Golden Moon, including:

    - a downturn in regional or local economic conditions;

    - an increase in competition in Mississippi or the southeastern United States, particularly for day-trip patrons residing in Mississippi and Alabama;

    - impeded access due to road construction or closures of primary access routes; and

    - natural and other disasters in the southeastern United States.

    Although we maintain insurance customary in our industry, we cannot assure you that the insurance will be adequate to cover all the risks to which our business and assets may be subject. The occurrence of any one of the events described above could cause a material disruption in our business and make us unable to generate sufficient cash flow to make payments on the exchange notes.


A DETERIORATION IN NATIONAL AND REGIONAL ECONOMIC CONDITIONS COULD ADVERSELY IMPACT OUR RESULTS.



    Moderate or severe economic downturns or adverse conditions, nationally and especially in the southeastern United States, may negatively affect our operations. During periods of economic contraction, revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. In addition, gaming and other leisure activities we offer are discretionary expenditures and participation in such activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming and hotel facilities, as consumers spend less in anticipation of a potential economic downturn. Accordingly, our business, assets, financial condition and results of operations could be adversely affected by weakening national and regional economic conditions.


RESTRICTIVE COVENANTS IN THE INDENTURE AND OUR REVOLVING CREDIT FACILITY MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

    The indenture relating to the notes and our revolving credit facility include covenants that, among other things, restrict our ability to:

    - borrow money;

    - make investments;

    - create liens;

    - enter into transactions with affiliates;

    - sell assets;

    - merge, consolidate and sell substantially all of our assets; and

    - make capital expenditures.

    Our revolving credit facility also requires us to maintain certain financial ratios, including a maximum debt to EBITDA ratio and a minimum fixed charge coverage ratio. The maximum debt to EBITDA ratio is: (a) 2.50:1.00 as of the last day of any fiscal quarter until the last day of the first fiscal quarter ending three or more calendar months following the substantial completion of the Golden Moon; (b) 2.25:1.00 as of the last day of the next two immediately succeeding fiscal quarters; and (c) 2.00:1.00 as of the last day of any subsequent fiscal quarter. The minimum fixed charge coverage ratio as of the last day of any fiscal quarter is 1.05:1.00; however, as of the last day of any fiscal quarter in which (a) gaming EBITDA over the previous four fiscal quarters is at least $140,000,000 and (b) the Enterprise's cash balances as of such date are in excess of $25,000,000, the minimum fixed charge coverage ratio is reduced to 1.00:1.00.


    All of these restrictive covenants may limit our ability to expand or to pursue our business strategies. Changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control may affect our ability to comply with these and other provisions of the indenture and our revolving credit facility. The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If our indebtedness were to be accelerated, there can be no assurance that we would be able to pay it.

WE HAVE LIMITED EXPERIENCE IN INDEPENDENTLY MANAGING THE SILVER STAR AND CANNOT ASSURE YOU THAT WE WILL BE ABLE TO HIRE AND RETAIN SENIOR MANAGEMENT PERSONNEL AND OTHER KEY EMPLOYEES TO MANAGE THE OPERATIONS OF BOTH THE SILVER STAR AND THE GOLDEN MOON.


    From June 1994 through the end of January 2000, Boyd managed the operations of the Silver Star pursuant to a seven-year management agreement that was due to expire on July 1, 2001. Since February 1, 2000, following a buy-out of the final 17 months of the Boyd management agreement, we have independently managed the Silver Star. Upon the termination of the Boyd management agreement, the Silver Star's former general manager was replaced by Doug Pattison, who previously served as the general manager of the Sheraton-Tunica. We also replaced some of our departmental managers in connection with our assumption of the management of the Silver Star. Although we believe that Mr. Pattison and the Silver Star's other key employees have sufficient hotel and casino management experience to manage the Silver Star effectively, our experience in operating the Silver Star independently of Boyd is limited. We have recently hired a President, Vice President of Resort Finance and Vice President of Construction Operations for the Enterprise. Additionally, we intend to hire a new senior management team to manage the Golden Moon upon its completion.


    We may not be able to retain qualified management personnel to ensure that the Enterprise will be managed effectively. Our inability to attract and retain senior management personnel to manage the operations of both the Silver Star and the Golden Moon, or the death or loss of the services of any of our key employees, could have a material adverse effect on our business and results of operations.


WE COMPETE WITH CASINOS LOCATED IN MISSISSIPPI AND WITH CASINOS AND OTHER FORMS OF GAMING IN THE SOUTHEASTERN UNITED STATES. IF WE ARE NOT ABLE TO SUCCESSFULLY COMPETE, WE WILL NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MAKE PAYMENTS ON THE EXCHANGE NOTES.



    We compete primarily with 30 casinos concentrated in Mississippi's three regional gaming markets on waterways approximately 125 to 200 miles from the Silver Star. Upon completion of our new gaming complex and hotel, we intend to increase the percentage of customers making overnight stays at our hotels. This means that we will begin to compete more directly for regional overnight customers with casinos located in Biloxi and Tunica, Mississippi. Many of these casinos have greater resources and name recognition than we do. We may not be able to compete effectively against these other casinos. Also, customer demand in Mississippi, Alabama, Georgia and Tennessee may not be strong enough to support the number of new and existing casinos. If we are not able to compete successfully, we may not be able to continue generating sufficient cash flow to make payments on the exchange notes.

THE TRIBE MAY DEVELOP ONE OR MORE ADDITIONAL HOTELS AND/OR CASINOS ON ITS PROPERTY WITH WHICH WE MAY COMPETE. IF WE ARE UNABLE TO SUCCESSFULLY COMPETE, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MAKE PAYMENTS ON THE EXCHANGE NOTES.



    The Tribe may, at its discretion, establish one or more additional hotels or casinos on its reservation that may compete with the Silver Star and Golden Moon. However, if such developments result in an over-saturated hotel and gaming market on Tribal lands or if we are unable to compete successfully with such new entities, we may not be able to continue generating sufficient cash flow to make payments on the exchange notes.


THE SILVER STAR'S AND GOLDEN MOON'S OPERATIONS COULD BE ADVERSELY AFFECTED DURING OUR EXPANSION IF CONSTRUCTION IS NOT FINISHED ON SCHEDULE OR IF THE PEARL RIVER RESORT CONCEPT IS NOT DEVELOPED AS CURRENTLY PLANNED.


    Although construction activities related to the Silver Star and Golden Moon are planned to minimize disruptions, construction noise and debris and the temporary closing of some of our facilities may disrupt the Silver Star's current operations and the Golden Moon's operations once opened. Unexpected construction delays could exacerbate or magnify these disruptions. Moreover, if the Tribe fails to develop the Pearl River Resort concept as planned, our ability to increase our revenues could suffer. There can be no assurance that construction activities will not have a material adverse effect on the Enterprise's results of operations.



IF CONSTRUCTION OF THE MAIN ACCESS ROAD TO THE SILVER STAR AND GOLDEN MOON IS DELAYED OR CAUSES MORE DISRUPTION THAN WE ANTICIPATE, OUR OPERATIONS COULD BE ADVERSELY AFFECTED.



    The State of Mississippi currently has construction plans to widen
Highway 16, the main access road to the Silver Star and proposed Golden Moon, to four lanes using State or Federal funds. The Tribe has been informally notified that this work is scheduled to begin in December, 2001 and be completed by the end of 2002. However, the contract for this construction has not been bid. If the road expansion takes longer than scheduled or disrupts business during the construction period more than we expect, customer volume for the Silver Star and Golden Moon may be lower than expected during the period of delay or disruption.


FAILURE TO COMPLETE OUR NEW GAMING AND HOTEL COMPLEX ON BUDGET AND ON TIME COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    Construction projects such as the proposed Golden Moon are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include, among others, the following:

    - shortages of material and skilled labor,

    - weather interference or delays,

    - engineering problems,

    - environmental problems,

    - fire, earthquake, flood and other natural disasters, and

    - geological, construction, excavation, regulatory and equipment problems.

    On January 24, 2001, the Enterprise entered into a $146.8 million guaranteed maximum price contract with W.G. Yates & Sons for the "hard" costs associated with the construction of the Golden Moon and related improvements to the Silver Star. Approximately 68% of the cost of construction under the guaranteed maximum price contract is fixed. The remaining 32% of the construction cost under the guaranteed maximum price contract is subject to completion allowances. Based on discussions with Yates and our third-party cost-consultant, we believe that the total contract price provides sufficient allowances for us to complete the project within the construction budget. If we are unable to find sub-contractors willing to bid within these allowances, or if we change the scope of the project or finishing materials, we may exceed the allocated construction budget. In addition, our anticipated construction costs and completion dates are estimates based on construction drawings that are over 95% complete. The actual cost, scope and completion date of the project will be dependent upon the final plans and may differ from current estimates.

    We cannot assure you that construction costs of our new gaming and hotel complex will be completed within budget or that new operations will open on schedule. Failure to complete the project on time and within our budget may cause us to devote additional resources to the project, which could divert our time and attention away from our operation of the Silver Star and could cause our business to suffer.


WE RELY IN PART ON FEDERAL AND IN PART ON COMMON LAW TRADENAME PROTECTION TO PROTECT SOME OF OUR TRADEMARKS.


    We rely in part on federal and in part on common law tradename protection to protect certain of our trademarks. We may face claims by third parties for alleged tradename infringement. Any resulting claims, if successful, could require us to cease using one or more of the names used in our business or require us to pay to use these names.


WE MAY BE SUBJECT TO MATERIAL ENVIRONMENTAL LIABILITY AS A RESULT OF UNKNOWN ENVIRONMENTAL HAZARDS. IN ADDITION, A PORTION OF THE GOLDEN MOON SITE WAS FORMERLY OPERATED AS A GASOLINE SERVICE STATION.


    The Enterprise has incurred and may continue to incur costs to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to remediate such property properly, may adversely affect the owner's or operator's ability to rent such property. In addition, the owner or former owners of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the site. In addition, environmental requirements address the impacts of development on wetlands areas.

    A portion of the site on which the Golden Moon will be located was formerly operated as a gasoline service station. While no environmental clean-up or remediation was initially required, as part of the Golden Moon project, the service station was demolished and the underground gasoline storage tanks were removed. We cannot assure you, however, that substantial clean-up or remediation costs will not be incurred in the future.

                  RISKS RELATING TO THE INDIAN GAMING INDUSTRY

A CHANGE IN OUR CURRENT TAX-EXEMPT STATUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO REPAY OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    Based on current interpretations of the tax code, neither we nor the Tribe is a taxable entity for purposes of United States federal income taxation. There can be no assurance that the United States Congress or the courts will not reverse or modify the exemption for Indian tribes from United States federal income taxation.

    Efforts have been made in Congress over the past several years to amend the United States Internal Revenue Code to provide for taxation on the net income of tribal business entities. These have included a House bill which would have taxed gaming income earned by Indian tribes as unrelated business income subject to corporate tax rates. While no such legislation has been enacted, some form of such legislation could be passed in the future. Future proposals or amendments in this area could materially and adversely affect the market value of the exchange notes or our ability to pay the principal and interest on the exchange notes.

ANY ADVERSE CHANGES IN THE LAWS REGULATING OUR GAMING OPERATIONS COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR ABILITY TO CONDUCT GAMING OPERATIONS AND ON OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    Federal, state and tribal regulatory bodies, including Congress, the National Indian Gaming Commission, or NIGC, the Mississippi Gaming Commission and the Choctaw Gaming Commission, extensively regulate gaming on the Tribe's reservation.

    Currently, the operation of all gaming on Indian lands is subject to the Indian Gaming Regulatory Act, or IGRA. For the past several years, Congress has introduced legislation designed to address numerous perceived problems with this act. Most of the proposals that have been seriously considered would be prospective in effect and have contained clauses that would grandfather existing Indian gaming operations such as the Silver Star. However, certain legislative acts have also proposed repealing many of the provisions of IGRA. While none of the substantive proposed amendments to IGRA has proceeded out of committee hearings to a vote by either house of the Congress, we cannot predict the success of future legislative acts. Changes in applicable laws and regulations could limit or materially affect the types of gaming that we may offer and the revenues our operations generate. Furthermore, if Congress enacted legislation that was applied retroactively, our ability to meet our obligations under the exchange notes could be adversely affected.

    In addition, the State of Mississippi currently permits casino gaming on the Mississippi River and along the Mississippi Gulf Coast. Any extension of governmental permission resulting in a significant expansion of gaming to other parts of the State or the legalization of gaming in Alabama or Georgia may have a material adverse effect on our operations.

                         RISKS RELATED TO THIS OFFERING

YOUR ABILITY TO ENFORCE YOUR RIGHTS AGAINST US OR THE TRIBE IS LIMITED BY THE TRIBE'S SOVEREIGN IMMUNITY AND INTERNAL DISPUTE RESOLUTION PROCESS. IF YOU ARE UNABLE TO ENFORCE YOUR RIGHTS, YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE EXCHANGE NOTES.


    Although we and the Tribe have sovereign immunity and may not be sued without our consent, we have each granted a limited waiver of sovereign immunity and consent to suit in connection with the notes to the trustee and the note holders. This waiver is limited to suits against us to the extent necessary to enforce our obligation to repay the notes, and against limited assets of the Tribe only to the extent the Tribe has violated specific covenants of the indenture. In addition, although we are subject to the federal securities laws and could be liable with respect to any criminal or civil enforcement action brought by the United States government, we and the Tribe have not waived sovereign immunity from private civil suits brought under the federal securities laws. Accordingly, you may not have any remedy against us or the Tribe for violation of the federal securities laws.


    Our and the Tribe's waiver of sovereign immunity is also limited to payment from the revenues of the Silver Star and, when opened, the Golden Moon. Because reservation lands are held in trust by the United States government, a judgment creditor of the Enterprise with an unpaid judgment will be unable to levy against the real property, including buildings and fixtures, and may only be paid to the extent of the revenues that the Enterprise generates over time. With limited exceptions, the other assets of the Tribe will not be available to satisfy claims of the noteholders.

    Generally, express waivers of sovereign immunity have been held to be enforceable against Indian tribes. However, in the event that our waiver of sovereign immunity is unenforceable, you may not be able to enforce your rights and remedies under the indenture.

    Disputes relating to the notes or the indenture may be brought in a federal or state court that has jurisdiction over the matter. However, the federal courts may not have jurisdiction over disputes not arising under federal law, and the state courts may not have jurisdiction over any disputes arising on the Tribe's reservation. Moreover the federal and state courts may be required or may elect (1) to defer to the jurisdiction of the Tribe or (2) to require that any plaintiff exhaust its remedies from any dispute arising on or involving the Tribe's reservation and to which the Tribe, a Tribal entity such as the Enterprise or a Tribal member is a party, through the Tribe's dispute process before bringing any action in federal or state court. Thus, there may be no federal or state court forum available to hear disputes relating to the notes or the indenture. For a description of the Tribal Courts, see "Mississippi Band of Choctaw Indians--Tribal Court System."


THE ENTERPRISE'S OBLIGATIONS UNDER THE INDENTURE ARE NOT SECURED, AND YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE ENTERPRISE'S EXISTING SENIOR SECURED INDEBTEDNESS AND SOME OF OUR PURCHASE MONEY INDEBTEDNESS AND LEASES.


    The exchange notes will be general unsecured obligations of the Enterprise and will rank equal in right of payment with all current and future unsecured senior indebtedness of the Enterprise. However, borrowings under our revolving credit facility are secured by first priority liens on substantially all of the assets of the Enterprise (other than real property and improvements thereto). As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Enterprise or the Tribe, the holders of secured debt may be paid in full in cash before any payment may be made with respect to the exchange notes.


YOUR RIGHTS AS A CREDITOR AND RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES ARE LIMITED TO THE ASSETS OF THE ENTERPRISE.



    The Enterprise is exclusively liable for the payments on the exchange notes. The assets of the Tribe outside of the Enterprise will not be available to pay the exchange notes. Therefore, your rights as a creditor in a bankruptcy, liquidations or reorganization or similar proceeding would be limited to the assets of the Enterprise, and you would have no right to assets of the Tribe other than the Enterprise.


NEITHER THE TRIBE NOR WE MAY BE SUBJECT TO THE UNITED STATES BANKRUPTCY CODE, WHICH COULD IMPAIR THE ABILITY OF THE HOLDERS TO REALIZE ON OUR ASSETS.

    It is uncertain whether the Tribe or the Enterprise may be a debtor in a case under the United States Bankruptcy Code. If either the Tribe or we commence a case under the United States Bankruptcy Code and the bankruptcy court does not dismiss the case, payments on the exchange notes may cease while the case is pending.

WE MAY NOT BE ABLE TO REPURCHASE EXCHANGE NOTES UPON A CHANGE OF CONTROL.

    The indenture relating to the exchange notes will require us to repurchase the exchange notes upon the occurrence of specific kinds of change of control events. We may not have sufficient funds to purchase the exchange notes after a change of control. Our failure to purchase the exchange notes would be a default under the indenture which would, in turn, be a default under our revolving credit facility, and potentially, other senior debt.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER SUCH OLD NOTES WILL BE ADVERSELY AFFECTED.

    We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES.

    There is no existing trading market for the exchange notes. Although each initial purchaser informed us that it intended to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

    The liquidity of any market for the exchange notes will depend on a number of factors, including:

    - the number of holders of the exchange notes;

    - our performance;

    - the market for similar securities;

    - the interest of securities dealers in making a market in the exchange notes; and

    - prevailing interest rates.

    We cannot assure you that an active trading market for the exchange notes will develop or, if developed, that it will continue.

                           FORWARD-LOOKING STATEMENTS



    This prospectus includes "forward-looking statements" within the meaning of the securities laws. Statements regarding our expected financial position, business, strategies and financing plans under the headings "Prospectus Summary," "Risk Factors," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward- looking statements. In addition, in those and other portions of this prospectus, the words "anticipates," "expects," "plans," "intends" and similar expressions, as they relate to us or our management, indicate forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on our beliefs as well as assumptions we have made, these expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus and include, without limitation, risks relating to the following:



    - the expansion and construction activities for the Golden Moon and related upgrades and amenities at the Silver Star;



    - the financial performance of the Silver Star;



    - our dependence on management;



    - our levels of leverage and ability to meet our debt service obligations;



    - general domestic and global economic conditions;



    - changes in federal or state tax laws or the administration of such laws;



    - changes in gaming laws or regulations, including potential legalization of gaming in relevant jurisdictions;



    - maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations; and



    - other factors discussed under "Risk Factors" or elsewhere in this prospectus.



    Potential investors in the exchange notes are urged to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus.



    ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY OUR CAUTIONARY STATEMENTS. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE MADE ONLY AS OF THE DATE OF THIS PROSPECTUS. WE DO NOT INTEND, AND UNDERTAKE NO OBLIGATION, TO UPDATE THESE FORWARD-LOOKING STATEMENTS, EXCEPT AS REQUIRED BY LAW. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    Together with the sale by us of the old notes on March 30, 2001, we entered into a registration rights agreement on March 30, 2001 with the initial purchasers, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our best efforts to cause the registration statement to be declared effective by September 26, 2001 and use our best efforts to consummate the exchange offer by November 8, 2001.


    Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.



    In order to participate in the exchange offer, a holder must represent to us that:



    - the holder of the old notes is not an "affiliate," as such term is defined under the Securities Act, of the Enterprise, or if the holder is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, if applicable. Upon request by the Enterprise, the holder will deliver to the Enterprise a legal opinion confirming it is not such an affiliate;



    - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;



    - the holder is not engaging in or intends to engage in a distribution of such exchange notes;



    - the holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes;



    - if the holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under
      Section 25102(i) of the Corporate Securities Law of 1968 and Rules
      260.102.10 and 260.105.14 of the California Blue Sky Regulations;



    - if the holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985;



    - the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act, or is participating in the exchange offer for the purpose of distributing the exchange notes, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or interests therein acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters;



    - the holder understands that a secondary resale transaction described in the representation above and any resales of exchange notes or interests therein obtained by such holder in exchange for old notes or interests therein originally acquired by such holder directly from the Enterprise should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K or the SEC;



    - the holder has full power and authority to tender, exchange and transfer the old notes tendered hereby and that, when the same are accepted for exchange, the Enterprise will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; and



    - the old notes tendered hereby are not subject to any adverse claims or proxies.



    We may be required to file with the Commission a "shelf" registration statement for a continuous offer in connection with the old notes. Pursuant to a registration rights agreement, we will be required to file a shelf registration statement if (1) we are not (a) required to file the exchange offer registration statement or (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, or (2) any holder of transfer restricted securities notifies us prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or
(c) it is a broker-dealer and owns notes acquired directly from us or one of our affiliates.


    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

    - is an "affiliate" of the Enterprise or the Tribe within the meaning of Rule 405 under the Securities Act;

    - is a broker dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

    - acquired the exchange notes other than in the ordinary course of the holder's business; or

    - the holder has an arrangement with any person to engage in the distribution of exchange notes.

    Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on [      ],
2001, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.


    The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

    As of the date of this prospectus, old notes representing $200.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

    We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to Firstar Bank, N.A., the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The expiration date shall be 5:00 p.m., New York City time, on [      ],
2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. However, in no event shall such exchange offer be open for more than 60 days. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:


    (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

    (B) to amend the terms of the exchange offer in any manner.

    In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

    Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "--Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

    - certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

    - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

    - you must comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "--Exchange Agent" prior to the expiration date.

    Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless old notes tendered pursuant thereto are tendered:

    (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

    (B) for the account of an Eligible Institution.

    If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

    In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.


    By tendering, you will be representing to us that:



    - the holder of the old notes is not an "affiliate," as such term is defined under the Securities Act, of the Enterprise, or if the holder is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, if applicable. Upon request by the Enterprise, the holder will deliver to the Enterprise a legal opinion confirming it is not such an affiliate;



    - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;



    - the holder is not engaging in or intends to engage in a distribution of such exchange notes;



    - the holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes;



    - if the holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under
      Section 25102 (i) of the Corporate Securities Law of 1968 and Rules
      260.102.10 and 260.105.14 of the California Blue Sky Regulations;



    - if the holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985;

    - the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act, or is participating in the exchange offer for the purpose of distributing the exchange notes, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or interests therein acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters;



    - the holder understands that a secondary resale transaction described in the representation above and any resales of exchange notes or interests therein obtained by such holder in exchange for old notes or interests therein originally acquired by such holder directly from the Enterprise should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K or the SEC;



    - the holder has full power and authority to tender, exchange and transfer the old notes tendered hereby and that, when the same are accepted for exchange, the Enterprise will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; and



    - the old notes tendered hereby are not subject to any adverse claims or proxies.


    In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

    Each broker dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

    The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the expiration date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

    - the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS


    Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New
York City time, on [      ], 2001, or such date and time to which we extend the
offer.


    For a withdrawal of a tender of old notes to be effective, a written or, for the Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

    - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

    All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in its sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    All executed letters of transmittal should be directed to the exchange agent. Firstar Bank, N.A. has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY REGISTERED OR CERTIFIED       BY HAND DELIVERY OR             BY FACSIMILE
            MAIL:                     OVERNIGHT
                                       COURIER
                                                            (ELIGIBLE INSTITUTIONS
                                                                     ONLY)
    Firstar Bank, N.A.           Firstar Bank, N.A.             (651) 229-6415
    101 E. Fifth Street          101 E. Fifth Street
    St. Paul, MN 55101           St. Paul, MN 55101

 Reference: Choctaw Resort    Reference: Choctaw Resort    Reference: Choctaw Resort
  Development Enterprise       Development Enterprise       Development Enterprise

                    FOR INFORMATION OR CONFIRMATION BY TELEPHONE:
                                   (651) 229-2600

    Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

    We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of March 30, 2001 by and among the Enterprise and Bank of America Securities, LLC, Salomon Smith Barney Inc., Wells Fargo Brokerage Services, LLC and Banc One Capital Markets, Inc., as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.


    The net proceeds from the sale of the old notes was approximately
$196.0 million. Pursuant to the Indenture, we used approximately $50 million of the proceeds from the offering of the old notes toward the repayment in full of the outstanding balance under our term loan. The term loan bore interest at 1.20% over the London Interbank Offering Rate. The term loan required monthly principal payments of $1.6 million and was due to mature on January 31, 2004. We will use the remaining proceeds from the offering of the old notes together with an estimated $93.6 million of borrowings under our revolving credit facility, a $33.7 million capital contributed on the Tribe (previously contributed) and $16.7 million of anticipated cash flow operations, to fund the costs associated with the Golden Moon project and the related improvements to the Silver Star, to pay the fees and expenses associated with the offering of the old notes and for general business purposes.

                                 CAPITALIZATION


    The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2001. This table should be read in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included in this prospectus beginning on page F-1.



                                                              AS OF JUNE 30,
                                                                   2001
                                                              ---------------
                                                                  ACTUAL
                                                              ---------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................      $100,808
                                                                  ========
Long-term debt (including current maturities):
  Revolving credit facility(1)..............................      $     --
  9 1/4% senior notes due 2009                                     200,000
                                                                  --------
    Total long-term debt....................................       200,000
Total owner's equity........................................       122,609
                                                                  --------
    Total capitalization....................................      $322,609
                                                                  ========


------------------------


(1) The revolving credit facility provides for borrowings of up to $125.0 million and matures in December 2005. The revolving credit facility reduces by $6.25 million per quarter beginning on the earlier of December 31, 2002 or the last day of the first full fiscal quarter after the opening of the Golden Moon. The revolving credit facility is secured by, among other things, substantially all of our personal property and trade fixtures associated with the gaming operations of the Silver Star and the Golden Moon.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA


    Prior to the establishment of the Enterprise, the Silver Star operated as a separate operating business entity of the Tribe. On October 12, 1999, the Tribe contributed the Silver Star to the Enterprise in a reorganization. This reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of the Enterprise for all periods are presented as if the reorganization occurred at the beginning of the earliest period presented and include the accounts of the Enterprise and the Silver Star on a historical cost basis, in a manner similar to the treatment found in a pooling of interests transaction. The selected financial data set forth below for the fiscal years ended September 30, 1998, 1999 and 2000, and as of September 30, 1999 and 2000, has been derived from our audited financial statements included in this prospectus. The selected financial data set forth below for the fiscal years ended September 30, 1996 and 1997, and as of September 30, 1996, 1997 and 1998, has been derived from our audited financial statements for those years, which are not included in this prospectus. The financial data set forth below for the nine months ended June 30, 2000 and 2001 has been derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the Enterprise's financial condition and results of operations. All intercompany balances and transactions have been eliminated. You should read the following financial data in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included in this prospectus beginning on page F-1.



                                                                                                  NINE MONTHS ENDED
                                                    FISCAL YEARS ENDED SEPTEMBER 30,                  JUNE 30,
                                          ----------------------------------------------------   -------------------
                                            1996       1997       1998       1999       2000       2000       2001
                                          --------   --------   --------   --------   --------   --------   --------
                                                                        (IN THOUSANDS)
STATEMENT OF INCOME:
Revenues
  Casino................................  $180,897   $203,522   $217,140   $228,289   $231,764   $173,844   $168,136
  Food and beverage.....................    12,966     15,455     17,186     18,079     19,566     14,310     15,376
  Rooms.................................     1,901      5,913      8,097      8,412      8,763      6,349      6,227
  Other.................................     2,365      2,899      3,889      4,417      5,118      3,658      4,515
                                          --------   --------   --------   --------   --------   --------   --------
  Gross revenues........................   198,129    227,789    246,312    259,197    265,211    198,161    194,254
  Less promotional allowances...........    (8,817)   (12,753)   (15,199)   (17,473)   (20,207)   (14,669)   (16,664)
                                          --------   --------   --------   --------   --------   --------   --------
  Net revenues..........................   189,312    215,036    231,113    241,724    245,004    183,492    177,590
                                          --------   --------   --------   --------   --------   --------   --------
Cost and expenses
  Casino................................    36,926     42,498     50,479     55,921     58,991     44,181     46,848
  Food and beverage.....................     6,463      7,227      7,261      6,825      6,912      5,059      5,255
  Rooms.................................       532      1,514      1,544      1,269      1,404      1,152      1,098
  Other.................................     2,335      2,984      3,138      3,615      3,031      2,315      2,362
  Selling, general and administrative...    17,916     21,048     20,478     23,034     28,272     20,422     23,579
  Maintenance and utilities.............     2,669      3,823      4,212      5,871      4,801      3,469      3,889
  Management fee(1).....................    35,104     37,933     39,956     43,458     16,414     16,414         --
  Depreciation..........................     5,457      9,498     10,816     12,017     11,476      8,495      8,715
  Management agreement
    termination fee(2)..................        --         --         --         --     72,000     72,000         --
                                          --------   --------   --------   --------   --------   --------   --------
                                           107,402    126,525    137,884    152,010    203,301    173,507     91,746
                                          --------   --------   --------   --------   --------   --------   --------
Operating income (loss).................    81,910     88,511     93,229     89,714     41,703      9,985     85,844
                                          --------   --------   --------   --------   --------   --------   --------
Other income (expense)
  Interest income.......................       415        706        721        523        756        481      2,300
  Interest expense......................      (787)      (595)      (418)      (213)    (3,935)    (2,541)    (8,375)
Other expense(3)........................        --         --         --         --         --         --     (1,286)
                                          --------   --------   --------   --------   --------   --------   --------
                                              (372)       111        303        310     (3,179)    (2,060)    (7,361)
                                          --------   --------   --------   --------   --------   --------   --------
Net income (loss).......................  $ 81,538   $ 88,622   $ 93,532   $ 90,024   $ 38,524   $  7,925   $ 78,483
                                          ========   ========   ========   ========   ========   ========   ========

                                                                                                         AS OF
                                                     AS OF SEPTEMBER 30,                               JUNE 30,
                                -------------------------------------------------------------   -----------------------
                                  1996         1997         1998         1999         2000         2000         2001
                                ---------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....  $  18,180   $   22,454   $   20,709   $   20,131   $   33,266   $   35,460   $  100,808
Total assets..................     82,022      159,815      154,503      148,730      168,648      162,926      350,391
Total debt(4).................      7,333        5,333        3,333        1,333       62,500       67,188      200,000
Total owner's equity..........     59,444      134,572      130,630      126,796       88,047       83,924      122,609



                                                                                                   NINE MONTHS ENDED
                                              FISCAL YEARS ENDED SEPTEMBER 30,                         JUNE 30,
                                -------------------------------------------------------------   -----------------------
                                  1996         1997         1998         1999         2000         2000         2001
                                ---------   ----------   ----------   ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER DIEM DATA)
OTHER DATA:
Cash provided by (used in)
  operating activities........  $  88,192   $  100,385   $  103,846   $  103,125   $   47,780   $   12,796   $   87,694
Cash used in investing
  activities..................     (1,568)      (2,093)      (2,867)      (2,283)      (5,551)      (2,885)    (103,839)
Cash provided by (used in)
  financing activities........    (85,275)     (94,019)    (101,023)    (101,376)     (29,095)       5,418       83,687
EBITDA(5).....................     87,367       98,009      104,045      101,731      125,179       90,480       94,812
Capital expenditures(6).......      1,602        2,093        2,433        2,174        5,453        2,815       16,301
Ratio of earnings to fixed
  charges(7)..................      104.6x       149.9x       224.8x       423.6x        10.8x         4.1x        10.4x
Pro forma ratio of earnings to
  fixed charges(8)............         --           --           --           --          9.4x          --           --

PROPERTY DATA:(9)
Slot machines.................      2,439        2,809        2,954        3,122        3,098        3,126        3,152
Table games...................         77           84           84           90           89           89           82
Casino square footage.........     55,000       63,000       85,000       85,000       85,000       85,000       85,000
Restaurant seats..............        486          712          885          881          881          881          881
Hotel rooms...................        155          473          503          503          498          503          498
Average daily occupancy
  rate........................      96.60%       76.80%       80.70%       85.10%       88.60%       87.02%       87.96%
Average daily room rate.......  $   47.19   $    54.07   $    54.51   $    53.44   $    53.73        52.84        52.57
Slot machine win per unit per
  day.........................  $  202.40   $   174.25   $   176.25   $   176.57   $   167.94       168.27       163.93
Table game win per unit per
  day.........................  $1,103.70   $ 1,045.60   $ 1,076.84   $ 1,105.40   $ 1,162.32     1,170.14     1,157.32


--------------------------

(1) The termination of the management agreement discontinued the payment of management fees to Boyd arising from operating profits earned subsequent to January 31, 2000.

(2) Represents a one-time fee paid on February 1, 2000 to Boyd for early termination of the management agreement.

(3) Represents the increase in the fair value liability of the Enterprise's interest rate swap agreement.


(4) Does not include up to $8.2 million of Tribal indebtedness that does not preclude recourse to the Enterprise's assets. As of June 30, 2001, there was $6.2 million drawn and outstanding on this indebtedness. The Tribe's other indebtedness does not have recourse against the Enterprise or its assets.



(5) "EBITDA" means earnings before interest, taxes, depreciation, amortization, certain non-cash expenses and certain non-recurring items. For all periods presented, the only non-cash expense was other expense for the nine months ended June 30, 2001, representing the increase in the fair value liability of the Enterprise's interest rate swap agreement, and the only non-recurring items were the management agreement termination fee paid during the nine months ended June 30, 2000 and the fiscal year ending September 30, 2000 and $253,000 in preopening expenses for the nine months ended June 30, 2001. EBITDA is presented as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA is not a measure under generally accepted accounting principles

    ("GAAP") and should not be construed as an alternative to operating income or net income (as determined in accordance with GAAP), as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies.



(6) Excludes $1.8 million, $3.5 million, $0.4 million, $4.0 million and
    $3.2 million for the fiscal year ended September 30, 1998, 1999 and 2000 and the nine months ended June 30, 2000 and 2001, respectively, of amounts expended by the Tribe for the Silver Star and subsequently contributed to the Enterprise. Also excludes $9.2 million of amounts included in payables at June 30, 2001.



(7) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income before fixed charges. "fixed charges" consist of interest expense, whether expensed or capitalized, and amortization of debt financing costs.



(8) For purposes of calculating the pro forma ratio of earnings to fixed charges, historical fixed charges are adjusted for the estimated net increase in interest expense as if the retirement of the term loan facility and the issuance of the same amount of exchange notes had occurred on February 1, 2000 (the date of origination of the term loan facility). The pro forma ratio of earnings to fixed charges is not presented for the nine months ended June 30, 2001 since the historical ratio would be affected by less than ten percent. Other periods are not required to be presented.


(9) The number of slot machines, table games, casino square footage, restaurant seats and hotel rooms are given as of the end of each period presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    We are a business enterprise of the Tribe. The Tribe established the Enterprise on October 12, 1999 for the purpose of operating the Silver Star, Golden Moon and related businesses. Effective July 1, 2001, the Tribe contributed the Dancing Rabbit to the Enterprise. Prior to the establishment of the Enterprise, the Silver Star operated as a separate, wholly owned business entity of the Tribe. On October 12, 1999, the Tribe contributed the Silver Star to the Enterprise in a reorganization. This reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of the Enterprise for all periods are presented as if the reorganization occurred at the beginning of the earliest period presented and include the accounts of the Enterprise and the Silver Star on a historical cost basis, in a manner similar to the treatment found in a pooling of interests transaction.


    - On July 1, 1994, the Silver Star commenced operations as a hotel and casino on the Tribe's reservation in east-central Mississippi. At its opening, the Silver Star had approximately 1,300 gaming positions and three restaurants.

    - Hotel, convention and casino expansions and other major renovations were undertaken at the Silver Star in fiscal years 1995, 1996 and 1997.

    - At the beginning of fiscal 1998, the Silver Star had approximately 2,800 slot machines, 84 table games, 473 hotel rooms, five restaurants and a spa and fitness facility.


    - As of June 30, 2001, the Silver Star had approximately 85,000 square feet of gaming space, 3,152 slot machines, 82 table games, 498 hotel rooms, a 30,000 square foot conference facility and six restaurants.


    - In November 2000, a 1,100 space parking garage was completed adjacent to the Silver Star.


    In December 1993, the Tribe entered into a management agreement with Boyd to finance the construction of and operate the Silver Star. The term of the management agreement was seven years, commencing upon the opening of the Silver Star on July 1, 1994. The Tribe effected an early termination of the management agreement on January 31, 2000. Pursuant to the provisions of the termination agreement, we made a termination payment to Boyd in the amount of $72.0 million on February 1, 2000. In connection with the early termination, the Tribe entered into the $75.0 million term loan agreement with Bank of America, N.A., of which $72.0 million of the proceeds were used to fund the termination payment to Boyd; the term loan was amended and restated in December 2000 and assumed by the Enterprise. No further management fee payments are required to be made to Boyd under the management agreement. As a result of managing of the Silver Star independently, selling, general and administrative costs have increased.


    To accommodate customer demand and attract new patrons to the Pearl River Resort, we are developing the Golden Moon across the highway from the Silver Star.

    - The Golden Moon will be a full-service hotel and casino with 90,000 square feet of gaming space and 572 hotel rooms.

    - Construction of the Golden Moon has commenced and is expected to be completed by the second half of 2002.

    - We expect the cost of developing, constructing and opening the Golden Moon to be approximately $289.3 million, including pre-opening expenses, initial working capital and capitalized interest.

    - On January 24, 2001, the Enterprise entered into a $146.8 million guaranteed maximum price construction contract with W.G. Yates & Sons Construction for the "hard" costs associated with the construction of the Golden Moon.

RECENT DEVELOPMENTS

    On April 24, 2001, the proceeds of the Enterprise's 9 1/4% Senior Notes due 2009 were released from the collateral account and the Enterprise used a portion of such funds to fully pay the term loan. We will use the balance of such funds as detailed in the section "Use of Proceeds." The release of these funds followed an order by the Choctaw Tribal Supreme Court on April 19, 2001 that the resolutions adopted by the Enterprise to implement the financing of the Golden Moon are not subject to the referendum process under the Choctaw Constitution.


NINE MONTHS ENDED JUNE 30, 2001 COMPARED TO NINE MONTHS ENDED JUNE 30, 2000



    NET REVENUES. Net revenues for the nine months ended June 30, 2001 were $177.6 million compared to $183.5 million for the nine months ended June 30, 2000. The $5.9 million, or 3.2%, decrease in net revenues was primarily due to a decrease in gaming revenues. Complimentary revenues are included in gross revenues but are deducted as a promotional allowance to arrive at net revenues.



    Revenues were adversely affected by flooding that occurred during the quarter ended June 30, 2001. On April 4, 2001, the local community was devastated by heavy rains, resulting in widespread flash flooding which enveloped approximately one-half of the Silver Star's casino area. As a result, as many as 2,110 slot machines and six table games were inactivated for periods ranging from several hours to several days. The effect of the closing of a portion of the gaming floor, some retail outlets and restaurants, along with the related clean up, was a significant decrease in overall casino traffic during these periods. Additionally, the clean up and restoration process continued to significantly affect casino revenue for several weeks. Revenues for the month of April 2001 were significantly lower than those of April 2000 due to the affect of the flooding and related clean up.



    CASINO.  Casino revenues were $168.1 million for the nine months ended
June 30, 2001 compared to $173.8 million for the nine months ended June 30, 2000, a decrease of $5.7 million, or 3.3%. The decline in casino revenue for the nine-month period is discussed below.



    Table game drop was $129.6 million for the nine months ended June 30, 2001 compared to table game drop of $129.5 million for the nine months ended
June 30, 2000, an increase of $100,000 or 0.1%. Table games revenue was $26.2 million for the nine months ended, June 30, 2001 compared to $28.8 million for the nine months ended June 30, 2000, a decrease of $2.6 million, or 9.0%. The decrease in revenue is the result of a lower hold percentage for the nine months ended June 30, 2001 as compared to the nine months ended June 30, 2000.



    Slot revenues were $141.0 million for the nine months ended June 30, 2001, compared to $144.0 million for the nine months ended June 30, 2000, a decrease of $3.0 million, or 2.1%. This decrease is primarily due to a decline in coin-in for the nine months ended June 30, 2001, compared to the same period in the prior year. The decrease in coin-in for the nine-month period reflects the decline in the overall economy.



    FOOD AND BEVERAGE. Food and beverage revenues increased $1.1 million, or 7.7%, from $14.3 million in the nine months ended June 30, 2000 to $15.4 million in the nine months ended June 30, 2001. During the nine months ended June 30, 2001, the Silver Star turned 985,100 covers with an average revenue per cover of $11.79 compared to 913,100 covers with an average revenue per cover of $10.90 for the nine months ended June 30, 2000.

    ROOMS. Room revenues were $6.2 million for the nine months ended June 30, 2001 compared to $6.3 million for the nine months ended June 30, 2000, a decrease of $100,000 or 1.6%.



    OTHER. Other revenues were $4.5 million and $3.7 million for the nine months ended June 30, 2001 and 2000, respectively, representing an $800,000 or 21.6% increase. The increase in other revenue is directly attributable to the increase in revenue from promotional allowances as discussed below. Other revenues are comprised primarily of revenue from our various retail outlets, the convention center, fees earned from cash advances to customers and other miscellaneous items.



    PROMOTIONAL ALLOWANCES. Promotional allowances were $16.7 million for the nine months ended June 30, 2001 compared to $14.7 million for the nine months ended June 30, 2000, an increase of $2.0 million or 13.6%. These increases are attributable to our plan to improve rewards to frequent customers.



    COSTS AND EXPENSES. Total costs and expenses were $91.7 million for the nine months ended June 30, 2001 compared to $173.5 million for the nine months ended June 30, 2000, a decrease of $81.8 million or 47.1%. The decrease for the nine-months periods is primarily due to our payment of the $72 million termination fee to Boyd in February 2000 and a decrease in management fees, offset by an increase in casino, selling, general and administrative costs, some of which reflect costs that Boyd historically had paid.



    CASINO. Casino costs and expenses were $46.8 million for the nine months ended June 30, 2001, compared to $44.2 million for the nine months ended
June 30, 2000, an increase of $2.6 million, or 5.9%. This increase was largely attributable to an increase in the cost of complimentaries provided to the casino department, primarily as a result of a year-end promotion in our slot players' rewards program.



    FOOD AND BEVERAGE. Food and Beverage costs were $5.3 million for the nine months ended June 30, 2001, compared to $5.1 million for the nine months ended June 30, 2000, an increase of $200,000, or 3.9%. This increase was a direct result of costs incurred to improve food quality, primarily in the buffet and Terrace Cafe, improvements in the quality of service provided and the increased volume in our restaurants associated with new mid-week promotions.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs and expenses were $23.3 million for the nine months ended June 30, 2001 compared to $20.4 million for the nine months ended June 30, 2000, an increase of $2.9 million, or 14.2%. This increase for the nine-month periods was largely the result of incurring costs that previously had been paid by Boyd as a result of assuming management responsibilities of the Silver Star.



    MANAGEMENT FEE.  No management fee was paid for the nine months ended
June 30, 2001 compared to $16.4 million for the nine months ended June 30, 2000. The decrease is due to the termination agreement with Boyd effective
February 1, 2000.



    DEPRECIATION. Depreciation increased by $200,000 for the nine months ended June 30, 2001 compared to the nine months ended June 30, 2000.



    MANAGEMENT AGREEMENT TERMINATION FEE. In connection with the termination of the management agreement, we paid a $72.0 million one time payment to Boyd on February 1, 2000 resulting in the elimination of all future management fees under the management agreement. The $72.0 million payment was made from the proceeds of a $75.0 million term loan.



    OPERATING INCOME (LOSS). Operating income was $85.9 million for the nine months ended June 30, 2001 compared to operating income of $10 million for the nine months ended June 30, 2000, an increase of $75.9 million. The increase for the nine months ended June 30, 2001 was due to the elimination of the management fee paid to Boyd and the payment of termination fee and, to a lesser extent, the revenue and expense variations previously discussed.



    OTHER INCOME (EXPENSE). Other expense was $7.4 million for the nine months ended June 30, 2001 compared to other expense of approximately $2.0 million for the nine months ended June 30, 2000, representing an increase of $5.4 million which is attributed to the effect of interest rate changes on our interest rate swap arrangement of $1.3 million and an increase in interest expense of $5.9 million, offset by an increase in interest income of $1.8 million. Other income (expense) is comprised of interest income minus interest expense and other expense.



    Effective October 1, 2000, the Enterprise adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 138. The interest rate swap agreement referred to above is defined as a derivative instrument under SFAS 133. Although the Enterprise had designated this interest rate swap agreement as a hedge since its inception on February 1, 2000, the Enterprise did not elect to seek hedge accounting for this agreement upon adoption of SFAS 133. Accordingly, during the nine months ended June 30, 2001, the Enterprise recognized other expense of $1.3 million due to the effect of interest rate changes on the interest rate swap agreement.


FISCAL YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED
  SEPTEMBER 30, 1999

    NET REVENUES. Net revenues for the fiscal year ended September 30, 2000 were $245.0 million compared to $241.7 million for the fiscal year ended September 30, 1999. The $3.3 million or 1.4% increase in net revenues was primarily due to an increase in casino revenues, and, to a lesser extent, to an increase in revenues from all other departments, offset in part by higher promotional allowances. Complimentary revenues are included in gross revenues but are deducted as a promotional allowance to arrive at net revenues.

    CASINO. Casino revenues increased $3.5 million or 1.5% to $231.8 million for fiscal 2000 from $228.3 million for fiscal 1999. Table game revenues led the increase, rising to $38.3 million for fiscal 2000 from $34.7 million for fiscal 1999, an increase of $3.6 million or 10.4%. The increase in table game revenues was the result of increases in table game drop from $166.1 million in fiscal 1999 to $176.1 million in fiscal 2000, a 6% increase in activity. Table game hold percentage increased to 21.7% in fiscal 2000 from 20.9% in fiscal 1999. We believe that the increase in table game wagering volume was attributable to increased casino marketing efforts during the second half of fiscal 2000, primarily in proximate geographic areas in which the Silver Star historically had not conducted such marketing.

    Upon termination of our management agreement with Boyd, we commenced an aggressive campaign to replace many of the outdated slot machines at the Silver Star. From March 2000 through September 2000, we replaced approximately 400 machines and increased the total number of machines on the floor by 21 units. Despite the improvement in the quality of our slot machines and the slight increase in the total number of slot machines, slot revenues were virtually unchanged between fiscal 2000 and fiscal 1999 at $192.0 million and $191.9 million, respectively. This lack of change was due to a slight increase in coin-in, offset by a slight decline in slot win percentage for fiscal 2000. A primary factor affecting slot play during fiscal 2000 was construction activity associated with our new parking garage. In April, 2000, we began construction of a 1,100 space parking garage that opened on November 17, 2000. During construction, approximately 500 parking spaces were taken out of service. We believe the decline in the number of available parking spaces affected slot revenues during high volume weekends and holidays. We believe that we were able to sustain slot revenues as a result of the casino marketing efforts during the second half of fiscal 2000.

    FOOD AND BEVERAGE. For fiscal 2000, food and beverage revenues were $19.6 million, an increase of $1.5 million or 8.3% from $18.1 million for fiscal 1999, primarily as a result of an increase in food and

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beverages provided to Silver Star customers on a complimentary basis.
Complimentary revenues totaled $13.3 million for fiscal 2000 compared to $11.7 million for fiscal 1999, an increase of 13.7%. The increase in complimentary food and beverages was consistent with our plan to improve rewards to the Silver Star's frequent customers. During fiscal 2000, the Silver Star turned 1,262,500 covers with an average revenue per cover of $10.89 compared to 1,256,200 covers with an average revenue per cover of $10.21 during fiscal 1999.

    ROOMS. Room revenues increased approximately $400,000 to $8.8 million for fiscal 2000 from $8.4 million for fiscal 1999, reflecting a slight increase in the average daily room rate to $53.73 for fiscal 2000 from $53.44 for fiscal 1999. Our occupancy rate increased to 88.6% for fiscal 2000 compared to 85.1% for fiscal 1999. During fiscal 2000, 59.3% of our hotel revenue was attributable to rooms occupied by Silver Star customers on a complimentary basis. These complimentary revenues totaled $5.2 million for fiscal 2000 compared to $4.5 million for fiscal 1999, an increase of 15.6%.

    OTHER. Other revenues were $5.1 million and $4.4 million for fiscal 2000 and 1999, respectively. Other revenues are composed primarily of revenue from our various retail outlets, the convention center, fees earned from cash advances to customers and other miscellaneous income. The $700,000 or 15.9% increase reflects increases in retail sales, partially offset by a decline in conference center revenues. The increase in retail sales was attributable to increased utilization of complimentaries in our retail stores by members of the Silver Star Players Club. The decline in conference center revenues was partially attributable to the decrease in the number of conferences held at the Silver Star during the fiscal 2000. During fiscal 2000, we held 850 meetings and conferences at the Silver Star compared to 886 meetings and conferences in fiscal 1999.


    PROMOTIONAL ALLOWANCES. Promotional allowances totaled $20.2 million for fiscal 2000, representing a $2.7 million or 15.4% increase over promotional allowances of $17.5 million for fiscal 1999. During fiscal 2000, promotional allowances increased to 7.6% of gross revenues from 6.7% during fiscal 1999. This increase was attributable to our plan to improve rewards to frequent customers.



    COSTS AND EXPENSES. Total costs and expenses were $203.3 million for fiscal 2000 compared to $152.0 million for fiscal 1999, an increase of $51.3 million or 33.8%. This increase was primarily due to our payment of the $72 million management agreement termination fee in fiscal 2000, offset by a $27.1 million decrease in management fees to $16.4 million for fiscal 2000 from $43.5 million for fiscal 1999 as a result of our termination of the Boyd management agreement discussed above. In arriving at total costs and expenses, the overall decrease in management fees was partially offset by increases in casino and selling, general and administrative expenses described below. Our number of employees increased to 2,363 at September 30, 2000 from 2,289 at September 30, 1999.



    CASINO. Casino costs and expenses were $59.0 million for fiscal 2000, an increase of $3.1 million or 5.5% from $55.9 million for fiscal 1999. This increase was largely attributable to a $1.7 million or 10.4% increase in the cost of complimentaries provided to the casino department.



    FOOD AND BEVERAGE. Costs and expenses associated with food and beverage increased approximately $100,000 to $6.9 million in fiscal 2000 from $6.8 million in fiscal 1999.



    ROOMS. Costs and expenses associated with hotel rooms increased approximately $100,000 or 7.7% to $1.4 million in fiscal 2000 from $1.3 million in fiscal 1999.



    OTHER. Other costs and expenses were $3.0 million for fiscal 2000, representing a decrease of $600,000 or 16.7% from $3.6 million for fiscal 1999. Other expenses are comprised of the costs related to the operation of retail shops and the convention center.

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    SELLING, GENERAL AND ADMINISTRATIVE.  Selling, general and administrative costs and expenses were $28.3 million for fiscal 2000 compared to $23.0 million for fiscal 1999, an increase of $5.3 million or 23.0%. This increase was largely due to a $2.7 million or 50% increase in sales, advertising and promotional department expenses to $8.1 million for fiscal 2000 from $5.4 million for fiscal 1999, as a result of our increased casino marketing efforts during the second half of fiscal 2000. The increase in selling, general and administrative costs also reflects increases in general and administrative costs arising from the termination of the Boyd management agreement, which resulted in increases in expenses that were previously paid by Boyd under the terms of the management agreement. Such increases in fiscal 2000 compared to fiscal 1999 include:



    - increased costs for management information systems and accounting services of approximately $700,000 or 25%, reflecting central data processing and accounting previously provided by Boyd;


    - an increase in general and administrative salaries of approximately $900,000 or 34%, reflecting compensation of Silver Star senior management hired in connection with the termination of the Boyd management agreement; and

    - increases in costs for insurance and professional fees of approximately $900,000 or 64%, reflecting such costs previously paid by Boyd.

    MAINTENANCE AND UTILITIES. Maintenance and utility costs and expenses were $4.8 million for fiscal 2000, a decrease of $1.1 million or 18.6% from $5.9 million for fiscal 1999.

    MANAGEMENT FEE. We paid management fees of $16.4 million in fiscal 2000 compared to $43.5 million in fiscal 1999. This decrease of $27.1 million was the result of the termination of the Boyd management agreement effective
February 1, 2000.

    DEPRECIATION. Depreciation was $11.5 million for fiscal 2000 compared to $12.0 million for fiscal 1999, a decrease of approximately $500,000 or 4.2%.

    MANAGEMENT AGREEMENT TERMINATION FEE. In connection with the termination of the Boyd management agreement, we paid $72.0 million to Boyd on February 1, 2000 resulting in the elimination of all future management fees under the management agreement. The $72.0 million payment was made from the proceeds of a $75.0 million term loan.

    OPERATING INCOME. Operating income was $41.7 million in fiscal 2000 compared to $89.7 million in fiscal 1999. This $48 million or 53.5% decrease was primarily due to the payment of the one-time $72.0 million termination fee described above, and increases in selling, general and administrative costs and expenses offset by the $27.1 million reduction of the management fee to $16.4 million for fiscal 2000 and the revenue and expense variations previously noted.

    OTHER INCOME (EXPENSE). Other expense was $3.2 million for fiscal 2000, an increase of $3.5 million from other income of $311,000 for fiscal 1999. Other income (expense) is comprised of interest income minus interest expense and other expense. The increase was attributable to interest expense on the term loan obtained in February 2000 to finance the management agreement termination fee.

FISCAL YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO FISCAL YEAR ENDED
  SEPTEMBER 30, 1998

    NET REVENUES. Net revenues for fiscal 1999 were $241.7 million compared to $231.1 million for fiscal 1998. The $10.6 million or 4.6% increase in net revenues was primarily due to an increase in casino revenues arising from the addition of approximately 19,000 square feet of gaming space at the end of fiscal 1998 and, to a lesser extent, to an increase in revenues from all other departments offset in part by higher promotional allowances. Complimentary revenues are included in gross revenues but are deducted as a promotional allowance to arrive at net revenues.

    CASINO. Casino revenues increased $11.2 million or 5.2% to $228.3 million for fiscal 1999 from $217.1 million for fiscal 1998. This increase in overall casino revenues was due to the expansion of the casino by 19,000 square feet, general improvements in the local economy and the opening of the Tribe's Dancing Rabbit Golf Club, which attracted additional customers to the Silver Star. Slot revenues rose to $191.9 million for fiscal 1999 from $182.5 million for fiscal 1998, an increase of $9.4 million or 5.2%. Table game revenues increased
$1.7 million or 5.2% to $34.7 million for fiscal 1999 from $33.0 million for fiscal 1998. Table game drop increased 9.2% to $166.1 million in fiscal 1999 from $152.1 million in fiscal 1998. The table game hold percentage dipped slightly to 20.9% for fiscal 1999 from 21.7% in fiscal 1998.

    FOOD AND BEVERAGE. For fiscal 1999, food and beverage revenues were $18.1 million, an increase of approximately $900,000 or 5.2% from $17.2 million for fiscal 1998, primarily reflecting an increase in food and beverages provided to the Silver Star's customers on a complimentary basis. Complimentary revenues totaled $11.7 million for fiscal 1999 compared to $10.8 million in fiscal 1998, an increase of 8.3% resulting from increased casino volume. During fiscal 1999, the Silver Star turned 1,256,200 covers with an average revenue per cover of $10.21 compared to 1,343,475 covers with an average revenue per cover of $8.90 during fiscal 1998.

    ROOMS. Room revenues increased approximately $300,000 or 3.7% to $8.4 million for fiscal 1999 from $8.1 million for fiscal 1998, reflecting an increase in the occupancy rate from 80.7% in fiscal 1998 to 85.1% in fiscal 1999. The average daily room rate over the same period decreased to $53.44 for fiscal 1999 from $54.51 for fiscal 1998. During fiscal 1999, 53.2% of our hotel revenue was attributable to rooms occupied by Silver Star customers on a complimentary basis.

    OTHER. Other revenues were $4.4 million and $3.9 million for fiscal 1999 and 1998, respectively. Other revenues are composed primarily of revenue from our various retail outlets, the convention center, fees earned from cash advances to customers and other miscellaneous income. The $500,000 or 12.8% increase reflects a 50% increase in conference sales. During fiscal 1999, we held 886 meetings and conferences at the Silver Star compared to 798 meetings and conferences in fiscal 1998.

    PROMOTIONAL ALLOWANCES. Promotional allowances totaled $17.5 million for fiscal 1999, representing a $2.3 million or 15.1% increase from promotional allowances of $15.2 million for fiscal 1998. During fiscal 1999, promotional allowances increased to 6.7% of gross revenues from 6.2% during fiscal 1998. This increase was attributable to increased casino volume.

    COSTS AND EXPENSES. Total costs and expenses were $152.0 million for fiscal 1999 compared to $137.9 million for fiscal 1998, an increase of $14.1 million or 10.2%. This increase was primarily attributable to an increase in casino costs and expenses, management fees and selling, general and administrative costs and expenses. Our number of employees increased to 2,289 at September 30, 1999 from 2,057 at September 30, 1998.

    CASINO. Casino costs and expenses were $55.9 million for fiscal 1999, an increase of $5.4 million or 10.7% from $50.5 million for fiscal 1998. This increase was largely attributable to a $1.8 million or 12.3% increase in the cost of complimentaries provided to the casino department and a $2.5 million increase in salary and related expenses. Both of these increases were due to the increase in the square footage of the casino and related increase in casino volume.

    FOOD AND BEVERAGE. Costs and expenses associated with food and beverage were $6.8 million for fiscal 1999, a decrease of $500,000 or 6.8% from $7.3 million for fiscal 1998.

    ROOMS. Costs and expenses associated with hotel rooms were $1.3 million for fiscal 1999, a decrease of $200,000 or 13.3% from $1.5 million for fiscal 1998.

    OTHER. Other costs and expenses were $3.6 million for fiscal 1999 compared to $3.1 million for fiscal 1998, an increase of $500,000 or 16.1%. Other expenses are comprised of the costs related to the operation of retail shops and the convention center.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs and expenses were $23.0 million for fiscal 1999 versus $20.5 million for fiscal 1998, an increase of $2.5 million or 12.2%.

    MAINTENANCE AND UTILITIES. Maintenance and utility costs and expenses were $5.9 million for fiscal 1999, an increase of $1.7 million or 40.5% from $4.2 million for fiscal 1998.

    MANAGEMENT FEES. Management fees increased $3.5 million or 8.8% to $43.5 million for fiscal 1999 from $40.0 million for fiscal 1998, which was the result of an increase in the management fee percentage from 30% to 40% of net income effective July 1, 1999 pursuant to the terms of the Boyd management agreement.

    DEPRECIATION. Depreciation was $12.0 million for fiscal 1999 compared to $10.8 million for fiscal 1998, an increase of $1.2 million or 11.1%. The increase was attributable to the expansion of the casino.

    OPERATING INCOME. Operating income decreased to $89.7 million for fiscal 1999 from $93.2 million for fiscal 1998. This decrease of $3.5 million or 3.8% was due to the reasons enumerated above.

    OTHER INCOME (EXPENSE). Other income was $311,000 for fiscal 1999 an increase of $7,000 or 2.3% from $303,000 for fiscal 1998. Other income (expense) is comprised of interest income minus interest expense and other expense.

LIQUIDITY AND CAPITAL RESOURCES


    As of June 30, 2001 and 2000, we held cash and cash equivalents of $100.8 million and $35.5 million, respectively. Our principal sources of liquidity have consisted of cash provided by operating activities and debt financing. Cash provided by operating activities was $87.7 million in the nine months ended June 30, 2001 compared to $12.8 million in the nine months ended June 30, 2000. The increase of $74.9 million was due primarily to the increase in net income to $78.5 million in the nine months ended June 30, 2001 from $7.9 million in the nine months ended June 30, 2000 as a result of the $72.0 million management agreement termination fee in February 2000.


    As of September 30, 2000, 1999 and 1998, we held cash and cash equivalents of $33.3 million, $20.1 million and $20.7 million, respectively. Our principal sources of liquidity have consisted of cash provided by operating activities and debt financing. Cash provided by operating activities was $47.8 million in fiscal 2000 compared to $103.1 million in fiscal 1999. The decrease of $55.3 million was due primarily to the decrease in net income to $38.5 million in fiscal 2000 from $90.0 million in fiscal 1999. This decrease reflects the $72.0 million management agreement termination fee paid on February 1, 2000, partially offset by a $27.1 million decrease in management fees paid during fiscal 2000 compared to fiscal 1999. Cash provided by operating activities was $103.8 million in fiscal 1998.


    Cash used in investing activities in the nine months ended June 30, 2001 for capital expenditures totaled $16.3 million. The Enterprise also invested
$87.4 million in short term investments in the nine months ended June 30, 2001. Cash used in investing activities in the nine months ended June 30, 2000 was primarily for capital expenditures and totaled $2.9 million. Cash used in investing activities in fiscal 2000 was primarily for capital expenditures which totaled $5.5 million. This amount excludes $5.6 million payable to the Tribe at September 30, 2000 as reimbursement for the Tribe's construction of a parking garage adjacent to the Silver Star. For fiscal 2000, cash capital expenditures exclude $7.3 million of other property and equipment contributed to the Enterprise at the Tribe's cost, consisting primarily of $6.9 million in architectural and design fees associated with the Golden Moon project. Cash used in investing activities in fiscal 1999 was primarily for capital expenditures and totaled $2.3 million. Cash used in investing activities in fiscal 1998 was primarily for capital expenditures and totaled $2.9 million.



    Our outstanding revolving credit facility restricts our ability to make capital expenditures. We may not spend more than $10 million on capital expenditures and improvements in any fiscal year for each of the Silver Star and Golden Moon (following its opening). In addition, we are limited to a maximum construction expenditure, exclusive of the Golden Moon project, which includes the parking garage adjacent to the Silver Star, of $25 million during the term of this loan. In the ordinary course of business, we will continue to maintain and improve the Silver Star as necessary to continue to provide a competitive and attractive facility to our customers. We intend to make capital expenditures up to the amounts permitted under our credit facilities to maintain the property.



    During the nine month periods ended June 30, 2001 and the years ended September 30, 2000, 1999 and 1998, the Tribe made contributions of property and equipment to the Enterprise of $3.2 million, $7.3 million, $3.5 million and $1.8 million, respectively. Contributions of property and equipment to the Enterprise are made at the Tribe's discretion and the Tribe is not legally obligated to continue making any such contributions in the future. The revolving credit facility does not limit the Tribe's ability to make contributions of property and equipment to the Enterprise, and any such contribution would not impact the Enterprise's $10 million capital expenditure limitation described above.



    We had $2.5 million and $2.4 million of restricted cash as of June 30, 2001 and September 30, 2000, respectively. The balances are required by the Boyd management agreement for employment, workers compensation and other third party claims not otherwise covered by insurance proceeds that may be filed or become due after the date the management agreement was terminated. The claims reserve will survive for three years after the date of the termination of the management agreement. Any unused portion of the claims reserve at the end of the three-year period will become unrestricted. We had $2.3 million and $2.2 million of restricted cash classified as a non-current asset as of September 30, 1999 and 1998, respectively. The balances at the end of fiscal 2000 and 1999 represent cash reserve funds required by the Boyd management agreement for employment, workers compensation and other third party claims not otherwise covered by insurance proceeds that may be filed or become due after the date the management agreement was terminated. The claims reserve will survive for three years after the date of the termination of the management agreement. Any unused portion of the claims reserve at the end of the three-year period will become unrestricted.



    Cash provided by financing activities was $83.7 million in the nine months ended June 30, 2001 compared to $5.4 million in the nine months ended June 30, 2000. The primary use of cash in each period was distributions to the Tribe of $70.6 million and $60.1 million in the nine months ended June 30, 2001 and 2000, respectively and the repayment of the term loan in the amount $62.5 million in the nine months ended June 30, 2001. The primary source of funds provided by financing activities was the issuance of $200.0 million in notes and the term loan to buyout the Boyd management contract in the amount of $75.0 million in the nine months ended June 30, 2001 and 2000 respectively. Cash used in financing activities was $29.1 million in fiscal 2000 compared to $101.4 million in fiscal 1999 and $101.0 million in fiscal 1998. The primary use of cash in each period was distributions to the Tribe of $89.9 million, $99.4 million and $99.0 million in the fiscal years ending September 30, 2000, 1999 and 1998, respectively.



    Pursuant to the indenture, we used a portion of the proceeds from the offering of the notes to repay the remaining outstanding balance under the term loan and will use the remaining proceeds to finance the construction of the Golden Moon. We anticipate that the revolving credit facility will remain undrawn until December 2001, when it will become necessary to use the proceeds from this facility, together with the net proceeds of the offering of the notes, to complete the Golden Moon.

    On December 19, 2000, we entered into a $125.0 million reducing senior secured revolving credit facility and amended our outstanding amortizing senior secured term loan. At June 30, 2001, no amounts were drawn on this facility.



    The terms of the notes and the revolving credit facility restrict our ability to sell or dispose of assets, incur additional debt or contingent obligations, extend credit, make investments, commingle our assets with the assets of other Tribal business enterprises, require us to maintain certain financial ratios, limit our ability to make distributions to the Tribe and limit the amount of capital expenditures we may incur related to the Silver Star.



    Through June 30, 2001, $30.5 million of the budgeted $290.6 million Golden Moon construction has been completed through contributions of cash and property and equipment from the Tribe. We anticipate the remaining $260.1 of budgeted expenditures to be financed from cash on hand which includes the balance of the proceeds from the $200.0 million note offering and the $125.0 million facility. The Golden Moon is expected to be completed and opened in August 2002.



    The notes contain specific covenants that restrict our ability to borrow additional money, pay dividends or make other distributions, make investments, create liens, enter into specific transactions with affiliates, and sell specific assets or merge with or into another person. Under limited circumstances, the covenant limiting our ability to make specific payments, distributions and investments will be suspended. The indenture prescribes that the Enterprise may make an annual distribution to the Tribe (the "Annual Service Payment") in the amount of $55 million per year (payable in equal monthly installments), which amount is increased annually on each September 30, commencing with September 30, 2001, by 5% per annum. Any distributions to the Tribe are made at the Tribe's discretion, but distributions other than the Annual Service Payment (referred to as "Restricted Payments") are limited by the covenants of the indenture. The most significant of such covenants limit Restricted Payments such that the cumulative Restricted Payments from inception of the indenture shall not exceed 50% of the Enterprise's cumulative net income (with measurement commencing on January 1, 2001) plus $75 million. Restricted Payments are further limited by the Indenture's requirement for the Enterprise to maintain a minimum Fixed Charge Coverage Ratio (as defined) of 2.5 to 1 (increasing to 3.0 to 1 after December 31, 2001), and thus limiting the Enterprise's ability to incur additional debt to make Restricted Payments.



    We believe that existing cash balances, operating cash flow and anticipated borrowings under the credit facilities and the offering of the old notes will provide sufficient resources to fund operations and to meet our debt payment obligations and expected distributions to the Tribe, foreseeable capital expenditure requirements at the Silver Star and construction, development and opening costs of the Golden Moon.



THE DANCING RABBIT GOLF CLUB



    The Dancing Rabbit Golf Club (the "Dancing Rabbit") operates two 18-hole golf courses adjacent to the Silver Star. Effective July 1, 2001, the Tribe contributed the Dancing Rabbit to the Enterprise. Prior to its contribution to the Enterprise, the Dancing Rabbit operated as a separate, wholly-owned business enterprise of the Tribe. Due to common control of the Dancing Rabbit and the Enterprise, the contribution will be accounted for as a reorganization of entities under common control during the fourth quarter of the Enterprise's fiscal year ending September 30, 2001.



    For the nine months ended June 30, 2001 and 2000, Dancing Rabbit revenues were $2.8 million and $2.3 million, respectively, representing 1.6% and 1.2%, respectively, of combined revenues of the Dancing Rabbit and the Enterprise. During the nine months ended June 30, 2001 and 2000, the Dancing Rabbit incurred operating losses of $800,000 and $1.4 million, respectively, representing 0.9% and 16.1%, respectively, of combined operating income of the Dancing Rabbit and the Enterprise. It should be noted that the significance of the Dancing Rabbit's operating loss to combined operating income of the Dancing Rabbit and the Enterprise for the nine months ended
June 30, 2000 was impacted by the $72.0 million management contract termination fee paid by the Enterprise on February 1, 2000. For the nine months ended
June 30, 2001, cash flows from operating, investing and financing activities at the Dancing Rabbit represented 0.1%, 0.3% and 0.0%, respectively, of combined Dancing Rabbit and Enterprise cash flows from operating, investing and financing activities. For the nine months ended June 30, 2000, net cash used in operating activities at the Dancing Rabbit was $1.0 million and primarily consisted of the net loss of $1.4 million. For the nine months ended June 30, 2000, there was no cash from investing activities at the Dancing Rabbit, and net cash provided by financing activities was $2.1 million and consisted of cash contributions from the Tribe.



    For the years ended September 30, 2000, 1999 and 1998, Dancing Rabbit revenues were $3.2 million, $2.5 million and $2.3 million, respectively, representing 1.3%, 1.0% and 1.0%, respectively, of combined revenues of the Dancing Rabbit and the Enterprise. For the years ended September 30, 2000, 1999 and 1998, the Dancing Rabbit incurred operating losses of $1.7 million, $2.4 million and $600,000, respectively, representing 4.3%, 2.7% and 0.6%, respectively, of combined operating income of the Dancing Rabbit and the Enterprise. It should be noted that the significance of the Dancing Rabbit's operating loss to combined operating income of the Dancing Rabbit and the Enterprise for the year ended September 30, 2000 was impacted by the $72.0 million management contract termination fee paid by Enterprise on February 1, 2000. For the years ended September 30, 2000, 1999 and 1998, cash flows used in operating activities at the Dancing Rabbit were $1.3 million, $1.2 million and $500,000, respectively, and primarily consisted of net losses incurred during each period. For the years ended September 30, 2000, 1999 and 1998, cash flows used in investing activities at the Dancing Rabbit were $500,000, $2.4 million and $100,000, respectively, and primarily consisted of acquisitions of fixed assets in each period. For the years ended September 30, 2000, 1999 and 1998, cash flows provided by financing activities at the Dancing Rabbit were $2.1 million, $4.7 million and $100,000, and consisted primarily of contributions of cash from the Tribe in each period.


IMPACT OF INFLATION

    Absent changes in competitive and economic conditions or in specific prices affecting the industry, we do not expect that inflation will have a significant impact on our operations. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hotel and casino industry in general.

MARKET RISK


    Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk, which was initially associated with our long-term debt. We had previously entered into the interest rate swap agreement to fix the interest rate on our term loan at 8.25%. Pursuant to the indenture dated March 30, 2001, we used a portion of the proceeds from the offering of the old notes to repay the remaining outstanding balance under our term loan. Upon the prepayment of the term loan, we did not settle the existing interest rate swap agreement, which will terminate on January 31, 2004. At June 30, 2001, the interest rate swap agreement had a notional amount of $50.0 million. The notional amount does not represent amounts exchanged by the parties, and thus is not a measure of exposure to the Enterprise. The amount exchanged is based on the notional amount. The fair value liability of our interest rate swap is based on the cash termination value of the agreement using quotes from our counter-party and was approximately $1.7 million at June 30, 2001. Assuming a 1% decline in LIBOR, interest expense on the swap agreement would increase by approximately
$0.4 million over the next 12 months.



    Management has and will continue to limit our exposure to interest rate risk by maintaining a conservative ratio of fixed rate, long-term debt to total debt such that variable rate exposure is kept at an acceptable level and fixing long-term variable rate debt through the use of interest rate swaps or interest rate caps with appropriately matching maturities.


REGULATION AND TAXES

    The Silver Star is subject to extensive regulation by the Choctaw Gaming Commission, and it is anticipated that the Golden Moon will also be subject to such regulation. Changes in applicable laws or regulations could have a significant impact on our operations.


    The Enterprise is owned by the Tribe, a federally recognized Indian Tribe located on reservation land held in trust by the United States of America; therefore, the Enterprise was not subject to federal or state income taxes for the years ended September 30, 2000, 1999 or 1998 or the nine month periods ended June 30, 2001 or 2000, nor is it anticipated that the Enterprise will be subject to such taxes for the foreseeable future. Various efforts have been made in congress over the past several years to enact legislation that would subject the income of tribal business entities, such as the Enterprise, to federal income tax. Although no such legislation has been enacted, similar legislation could be passed in the future. A change in our non-taxable status could have a material adverse affect on our cash flows from operations.

                                    BUSINESS

CHOCTAW RESORT DEVELOPMENT ENTERPRISE


    The Enterprise is a business enterprise of the Tribe that was created on October 12, 1999 to operate the Silver Star and to develop and operate the Golden Moon and related businesses. Effective July 1, 2001, the Tribe contributed the Dancing Rabbit to the Enterprise.


THE SILVER STAR HOTEL AND CASINO

    The Silver Star Hotel and Casino is a full service gaming and entertainment complex located on a 32-acre site on the Tribe's reservation approximately 86 miles northeast of Jackson, Mississippi. The Silver Star is currently the only land-based casino in the state and the casino closest to Birmingham and Tuscaloosa, Alabama, as there are no legally authorized casinos in Alabama or Georgia.

    The Silver Star opened in July 1994 at a total cost of approximately
$32 million. The Silver Star originally opened with 100 rooms and has increased its size through three major expansions, increasing the number of rooms to 498 and adding additional gaming space and conference facilities.


    The Silver Star is an approximately 518,000 square foot facility that, as of June 30, 2001, featured:


    - a 12-story hotel with 498 rooms, including 89 suites;

    - approximately 85,000 square feet of gaming space with 3,152 slot machines, 82 table games and 12 poker tables;

    - approximately 30,000 square feet of meeting and convention space, which also serves as a 2,000 seat live entertainment and sports venue with sky boxes;

    - 3,387 parking spaces, including an approximately 1,100 space parking garage;

    - six restaurants with a total of 881 seats;

    - six lounges;

    - three retail outlets;

    - a swimming pool;

    - a full-service spa;

    - fitness facilities; and


    - access to the adjacent Dancing Rabbit Golf Club, a 36-hole championship golf course.



    THE HOTEL. The hotel offers 498 rooms, including 89 suites varying in size. A full service concierge and room service are available to all guests of the hotel. The standard rooms average approximately 365 square feet and feature amenities typical of a full service hotel. The hotel features an outdoor swimming pool, hot tubs, snack bar, cocktail bar, fitness center and full service spa, which offers services such as massages, manicures, facials, body wraps and other spa treatments. The fitness center features saunas, steam rooms, treadmills, weight training equipment and other cardiovascular equipment.



    THE CASINO. As of June 30, 2001, the Silver Star offered approximately 85,000 square feet of gaming space, with 3,152 slot machines, 82 table games, including blackjack, craps, Let It Ride, Big Six, roulette, mini-baccarat, Caribbean stud and 12 poker tables. The Silver Star's Player Club has over 340,000 active members.


    FOOD AND BEVERAGE. The Silver Star features six full service dining venues that range from buffet to gourmet, as well as room service and a large convention and banquet catering department. The casino's marquee restaurant, Phillip M's, features the talents of Master Chef Tracy Castleman. The following table sets forth details with respect to the Silver Star's dining venues:

                                                                             SEATING
RESTAURANT                                          DESCRIPTION              CAPACITY
----------                               ----------------------------------  --------
Phillip M's............................  Continental Cuisine                    79

The Villa..............................  Steaks and Seafood                    188

Dolce..................................  Bakery and Cafe                        38

Terrace Cafe...........................  24-hour Coffee Shop                   192

Rally Alley............................  Deli-style sandwiches                  26

Chef's Pavillion Buffet................  Oriental, Mexican, Italian and
                                         traditional Southern cuisine          358
                                                                               ---

  TOTAL....................................................................    881
                                                                               ===

    CONVENTION/MEETING CENTER. The Silver Star features approximately 30,000 square feet of convention and meeting space. This space is designed to handle a broad range of functions from tradeshows to regional association conventions, comfortably seating up to 1,500 people at a banquet. Additionally, the convention center offers such features as conference rooms and an executive board room to accommodate the special needs of a banquet or conference. With the addition of the Golden Moon's hotel capacity, we expect to increase the use of the convention facilities.

    ENTERTAINMENT. As a component of the convention complex, the Silver Star offers a 2,000-seat live entertainment venue equipped to support sound and lighting systems for national headline entertainers. The Silver Star hosted 18 shows in calendar year 2000, and has featured such performers as Willie Nelson, Bill Cosby, Rick Springfield, Randy Travis, James Brown, Gladys Knight and B.B. King. We view live entertainment as a valuable promotional tool to attract visitors to our hotel and gaming facilities.


    THE DANCING RABBIT GOLF CLUB. Adjoining the casino is the Dancing Rabbit Golf Club, a 750-acre property containing two 18-hole championship golf courses designed by golf course designer Tom Fazio and PGA veteran Jerry Pate. Each 18-hole golf course spans over 7,000 yards and offers five tee locations. The golf club also contains a full-service golf shop, a teaching and practice facility, eight guest rooms, event coordinators and a restaurant and bar. The Dancing Rabbit was ranked 37th in Golf Magazine's 2000 "Top 100 You Can Play" list of courses. Effective July 1, 2001, the Tribe contributed the Dancing Rabbit to the Enterprise.


    PARKING. The Silver Star has 3,387 parking spaces, including 1,100 parking spaces added through the recent completion of a new parking garage. An additional 3,072 uncovered parking spaces will be added during the construction of the Golden Moon.

RATIONALE FOR THE EXPANSION

    We have decided to expand the gaming and hotel operations of the Enterprise by constructing the Golden Moon for three primary reasons:

    - the Silver Star is currently capacity constrained and unable to satisfy existing demand;

    - we believe that current capacity constraints have prevented us from accommodating a significant number of customers; and

    - to position our properties as a premier destination resort to further distinguish our properties from current and future competition.

    We believe that the Silver Star's casino is currently unable to satisfy existing demand in its primary market, as evidenced by the casino's high slot machine utilization rates and daily win per gaming position. Casino operators typically seek to increase gaming capacity when their slot machine utilization rates, as measured by the number of slot machines in use at any one time, reach 60% to 70%. We believe, however, that the Silver Star's slot machine utilization rate peaked at approximately 90% on most Saturday nights during fiscal 2000. In addition, we believe that during fiscal 2000 the Silver Star had an above average daily win per gaming unit compared to its competitors in Mississippi. We believe that by increasing the number of slot machines per customer, we will be able to reduce wait time and guest overcrowding at the Silver Star, thereby making the casino more attractive to guests and increasing overall customer satisfaction in the Silver Star's primary market.



    With an overall hotel occupancy rate of 88.6% and a weekend hotel occupancy rate of over 98% in fiscal 2000, we believe that the Silver Star has an insufficient number of hotel rooms and suites to satisfy existing demand. We believe that the Silver Star's existing capacity constraints are due to the quality entertainment it provides and a general lack of other quality entertainment venues within the region. We also believe that there is strong demand for additional facilities in close proximity to the Silver Star that offer amenities and a management style similar to that of the Silver Star. Historical results have shown that the market has successfully absorbed each previous expansion of the Silver Star.


    In addition to excess demand for hotel/casino facilities in the Silver Star's primary market, we believe that there is significant untapped demand in major metropolitan centers outside of Mississippi, including Atlanta, Georgia and Birmingham and Tuscaloosa, Alabama. We also believe that the additional amenities resulting from the Golden Moon project will allow us to pursue an aggressive marketing campaign that targets residents in these areas. For example, the construction of the Golden Moon will allow us to better market the convention center at the Silver Star outside of Mississippi because there will be enough hotel space to accommodate attendees of larger conventions. We also believe that we can attract new hotel and casino guests from these markets by building a regional destination resort complex, consisting of the Silver Star, the Golden Moon, the Dancing Rabbit and other amenities currently being developed and that may be developed in the future, with sufficient casino gaming space, hotel amenities and other recreational/entertainment options.


    Furthermore, we believe that the additional amenities resulting from the Golden Moon project will enable us to compete against any current and future competition within the Southeast gaming market. Upon completion of the Golden Moon, we believe we will have comparable, and in some respects better, facilities than our existing competitors in the Southeast gaming market.


THE GOLDEN MOON EXPANSION

    We have approved plans for the construction of the Golden Moon, an approximately 840,000 square foot hotel and casino that will be located directly across the highway from the Silver Star. The Golden Moon will be connected to the Silver Star via a walkway bridge, which will span the highway separating the two casinos. The bridge will be enclosed and climate controlled and will feature moving ramps to ease movement from one casino to the other.

    Current plans for the development of the Golden Moon include:


    - a 572-room hotel with more than 100 suites, including 32 VIP suites;


    - approximately 90,000 square feet of gaming space with approximately 1,750 slot machines and 56 table games;

    - an approximately 8,000 square foot executive conference center;

    - approximately 3,000 new parking spaces;

    - five restaurants with approximately 455 seats;

    - five lounges;

    - approximately 8,000 square feet of retail space;

    - a 315-foot tower topped by an 80-foot geodesic sphere housing a restaurant, lounge and observation deck;


    - an aqua-scape, including fountains and other water effects;


    - an indoor/outdoor swimming pool;

    - a full service spa; and

    - fitness facilities.

    The following is a summary of certain attributes of the Silver Star and the Golden Moon:

                              CASINO                                                   RETAIL               CONVENTION    GUEST
                              SPACE       SLOT      TABLE     RESTAURANT    HOTEL      SPACE      EVENT       SPACE      PARKING
                             (SQ. FT)   MACHINES    GAMES       SEATS       ROOMS     (SQ. FT)   SEATING     (SQ. FT)     SPACES
                             --------   --------   --------   ----------   --------   --------   --------   ----------   --------
Silver Star................   85,000      2,779(1)    82          881         498       6,200      2,000      30,000       3,000(2)
Golden Moon................   90,000      1,750       56          455         572       8,000        N/A       8,000       3,072
Silver Star Improvements...      N/A        N/A      N/A          N/A         N/A      20,000      2,000(3)      N/A         N/A
                             -------    -------      ---        -----       -----      ------    -------      ------     -------
Total......................  175,000      4,529      138        1,336       1,070      34,200      4,000      38,000       6,072

--------------------------

(1) Approximately 400 slot machines will be moved from the Silver Star to the Golden Moon.

(2) After completion of the Golden Moon project, we estimate that parking at the Silver Star will be reduced to 3,000 spaces due to the construction of "Star-tacular."

(3) An estimate of standing room.


    The Golden Moon hotel will offer 572 rooms with more than 100 suites, including 32 VIP suites. The first floor of the hotel will feature an indoor/outdoor swimming pool, and the second floor will be equipped with a spa and workout area. Atop the 315-foot high structure will stand an 80-foot (in diameter) geodesic sphere housing a restaurant, bar and observation deck. The spherical structure will offer guests a unique dining and entertainment experience, and will be visible from miles away. The Golden Moon's casino will feature approximately 90,000 square feet of gaming space with a gaming mix similar to that of the Silver Star. The Golden Moon will offer guests full and quick service dining venues, in addition to high-quality room service. The restaurant, kitchen and support areas are designed to accommodate additional restaurant capacity.


    ENTERTAINMENT. In conjunction with the construction of the Golden Moon, we will be building an outdoor laser, fountain and water screen show called "Star-tacular" at the Silver Star. The attraction will provide an evening centerpiece for the resort and will be capable of being tailored to specific events and celebrations during the year. Adjacent to this show, we will feature a retail promenade with 20,000 square feet of retail space.

MARKETING STRATEGY


    We expect to employ a comprehensive marketing program for the Pearl River Resort aimed at establishing the Silver Star and Golden Moon as a premier regional entertainment attraction and destination resort. To augment the Pearl River Resort concept, the Tribe plans to build additional attractions and facilities on a 280-acre recreational lake on the Tribe's reservation, one-mile west of the Silver Star and Golden Moon. These attractions are currently planned to include a university style fitness/wellness center, an athletic stadium with a 10,000 person capacity, soccer and softball fields, and a cultural center for the Mississippi Band of Choctaw Indians.



    The development of the Pearl River Resort will help the Enterprise attract additional customers for gaming in its primary market area and attract new visitors from beyond its primary market. As of June 30, 2001, our Players Club had 340,000 accounts. Additionally, an estimated 200,000 households received direct mailings each fiscal quarter, and our records show that patrons used our direct mailing offers to utilize an average of 4,500 room nights per month during the last twelve months ending June 30, 2001. Our strategy for the future includes focusing on:


    - player development, including updating our customer database, growing the Players Club and increasing VIP customers;

    - increasing promotions, gaming and golf tournaments and special events, as well as live entertainment (headline musicians and comedians, boxing matches);

    - increasing advertising and mailings, offering incentives to rated casino patrons;

    - utilize satellite offices to target gaming customers;

    - increasing length of stay/market of overnight guests;

    - completing the resort concept, coordinating all resort and marketing efforts (e.g. packaging, promotions);

    - attracting large conferences and conventions (regional and national); and

    - increasing sales and marketing efforts in cities outside our primary market, such as Atlanta and Dallas.

    The Silver Star spent a total of $14.5 million on marketing programs during fiscal year 2000. Of this amount, approximately $1.3 million was spent on print advertising, $1.7 million on television advertisements, $800,000 on radio advertising, $8.0 million on marketing promotions, $2.0 million on tour and travel/bus programs and $700,000 on outdoor advertising.

CONSTRUCTION BUDGET


    We expect the cost of developing, constructing, equipping and opening the Golden Moon and making related improvements to the Silver Star to total approximately $290.6 million, including pre-opening expenses, initial working capital and capitalized interest. The Enterprise has entered into a guaranteed maximum price contract with W.G. Yates & Sons Construction, which covers $146.8 million of the so-called "hard" costs of constructing the Golden Moon. This contract requires Yates to provide a payment and performance bond for the entire contract price of $146.8 million. Yates may require modifications to plans and specifications, including some changes arising from proposed change orders by us, PROVIDED that no such required modifications may be inconsistent with the description of the Golden Moon contained in the contract or with budgeted line items. The Enterprise is required to approve any change order.



    The remaining $142.5 million of budgeted costs includes Enterprise-managed construction (approximately $26.0 million), additional furniture, fixtures and equipment, certain so-called "soft" costs, which include fees of the architect, attorneys and other professionals, pre-opening expenses, capitalized interest and other costs that are not "hard" costs. Accordingly, neither the construction contract's guaranteed maximum price nor other safeguards against cost overruns, other than the Enterprise's contingency of $13.0 million, will provide any guaranty against increased costs relative to excluded items. Neither we nor the Tribe can provide you with any assurance that the Golden Moon project will be completed within budgeted costs.


CONSTRUCTION SCHEDULE

    Construction of the Golden Moon has begun, and the Golden Moon is expected to open in the second half of 2002. The Tribe has previously overseen construction projects on its reservation, including the construction of the existing Silver Star facility and its subsequent expansions.

REGULATORY APPROVALS

    The Enterprise has obtained all material federal, state and tribal permits for development and construction of the Golden Moon and the related improvements.

DESIGN AND CONSTRUCTION TEAM

    The following is a brief description of the design, construction and engineering professionals we have selected to assist in the development and construction of the Golden Moon:

    W.G. YATES & SONS CONSTRUCTION. W.G. Yates & Sons Construction will be the general contractor. Yates was founded in 1963 and has extensive in-house heavy, civil, marine, steel fabrication, steel erection, millwrights, concrete, asphalt, drywall, painting, instrumentation, mechanical and electrical construction capabilities. Yates has substantial experience in the construction of casinos and resorts in Mississippi, including: the Silver Star, the Beau Rivage Resort & Marina, Lady Luck, the Hollywood Casino & Hotel, Fitzgerald's, Sam's Town Hotel & Gambling Hall, the Greenville Inn & Suites, the Pelican Beach Resort & Conference Center, the Dancing Rabbit Golf Club and the Dancing Rabbit Clubhouse.

    ARQUITECTONICA. Arquitectonica has designed the Golden Moon and Silver Star improvements. Arquitectonica is based in Miami and New York and was founded in 1977. Arquitectonica has designed a variety of projects on several continents, including mixed-use developments, resorts, hotels, retail centers, office buildings and other specialized projects.

    INTER-ARCH DESIGN ASSOCIATES, INC. Inter-Arch Design Associates, Inc. will provide interior design services for the Golden Moon, including design of the gaming space, restaurants, lounges and bars, VIP services and meeting rooms, high-limit gaming salon, fitness center and registration lobby. The firm previously worked with us to design the interior spaces of the Silver Star. Inter-Arch has significant experience with gaming projects, including the Borgata Resort and Casino, the Eldorado Hotel and Casino, the Silver Legacy Hotel and Casino and the Stardust Hotel and Casino.

    MIZIKER AND COMPANY, INC. Miziker and Company, Inc. is designing "Star-tacular," the laser, fountain and water screen projection show to be located near the front entrance of the Silver Star. Miziker and Company's clients include Walt Disney World, MGM Grand Theme Park, Disneyland, Universal Studios and the Luxor Hotel and Casino.

    BOYKEN INTERNATIONAL, INC. Boyken International, Inc. will provide cost control guidance during the Golden Moon development process. Boyken has completed projects for a wide variety of resort and entertainment clients, including the Walt Disney Corporation, Host Marriott Corporation and The Four Seasons.

MARKET

    According to the Mississippi Gaming Commission, the Mississippi gaming market, excluding the Silver Star, generated $2.6 billion of annual gaming revenues in 2000. There are currently 31 casinos operating in Mississippi, covering 1.6 million square feet of gaming space and offering approximately 44,000 slot machines and 1,400 table games. Of the 31 casinos, the Silver Star is the only land-based casino in the state. Other casinos in the State must operate as dockside casinos and are moored on either the Mississippi River or the Mississippi Gulf Coast. The Silver Star is separated by an approximately two and one-half hour drive from its nearest significant competitor.

                        SILVER STAR AND SURROUNDING AREA


                                     [LOGO]


    We believe that the Silver Star and the Golden Moon will be able to continue to grow its share of the gaming market in the Southeastern United States. The current market for the Silver Star consists primarily of day-trip customers from Mississippi and western Alabama who generally live within a 150-mile radius of the casino. As of September 1999:


    - there were approximately 190,000 adults living within 50 miles of the Silver Star, 880,000 adults living within 51-100 miles and 1,470,000 adults living within 101-150 miles;

    - within 50 miles of the Silver Star, the average household income was approximately $36,600;

    - within 100 miles of the Silver Star, the average household income was approximately $41,200; and

    - within 150 miles of the Silver Star, the average household income was approximately $41,800.

    The metropolitan areas of Meridian, Jackson, and Hattiesburg, Mississippi and Tuscaloosa, Alabama are within two hours driving time. Birmingham, Alabama is approximately 198 miles from the Silver Star.

    Outside of the Silver Star's primary market, there are three other regional markets, each of which consists of non-Indian, dockside casinos. These regional markets are:

    - the North River Region, which is along the Mississippi River approximately 180 miles northwest of the Silver Star in Tunica County;

    - the South River Region, which is along the Mississippi River approximately 125 miles west of the Silver Star and includes the cities of Vicksburg, Greenville and Natchez; and

    - the Gulf Coast Region, which is along the Mississippi Gulf Coast approximately 200 miles south of the Silver Star and includes the cities of Bay St. Louis, Biloxi and Gulfport.

COMPETITION

    The Tribe is the only legally authorized operator of land-based casinos in Mississippi. The Tribe's reservation is separated by an approximately two and one-half hour drive from the Silver Star's nearest significant competitors. The Silver Star's primary competitors are the 30 casinos concentrated in Mississippi's three regional gaming markets: the North River Region, the South River Region and the Coastal Region. The Silver Star currently draws most of its customers from within a 150-mile radius, including Jackson, Mississippi, and also has established customer bases in Birmingham, Montgomery and Tuscaloosa, Alabama.

    The North River Region is located in Tunica County, approximately 180 miles northwest of the Silver Star, and currently has eleven dockside casinos along the Mississippi River. Major operators in this market include Boyd Gaming Corporation, Harrah's Entertainment, Inc., Hollywood Casino Corporation, Horseshoe Gaming, LLC, Isle of Capri Casinos, Inc., Mandalay Resort Group and Park Place Entertainment, Inc. Casinos in the North River Region attract a significant number of their customers from nearby Memphis, Tennessee and Little Rock, Arkansas.

    The South River Region is located along the southern portion of the Mississippi River, approximately 125 miles west of the Silver Star, and currently has seven dockside casinos in the cities of Vicksburg, Greenville and Natchez. Major operators in this market include Ameristar Casinos, Inc., Harrah's Entertainment, Inc., and Isle of Capri Casinos, Inc. The South River market customer base is primarily regional, with most customers coming from within a 50-mile radius.

    The Coastal Region is located approximately 200 miles south of the Silver Star along the Mississippi Gulf Coast and is the largest gaming market in Mississippi with dockside and riverboat casinos in Biloxi, Gulfport and Bay St. Louis. Major operators in this market include Park Place Entertainment Corporation, Pinnacle Entertainment, Inc., Penn National Gaming, Inc. and Isle of Capri Casinos, Inc. MGM MIRAGE entered the market in March 1999 with the opening of the Beau Rivage in Biloxi, Mississippi. In addition to attracting gaming customers from the local area, Gulf Coast casinos, particularly the Beau Rivage, which is located in a traditional regional beach resort area, tend to draw a significant number of customers from greater Mississippi and from outside the state.

    Although the western portion of the Silver Star's market area overlaps with the market area of North River and South River Regions, we believe the Silver Star currently does not face significant competition from these casinos, particularly with respect to premium gaming customers residing east of the Silver Star in areas such as Birmingham and Montgomery, Alabama. The Silver Star competes to a greater extent with casinos in the Gulf Coast market, and we expect that the Pearl River Resort destination resort concept will offer an attractive alternative for leisure travelers from Mississippi who might otherwise travel to the gulf coast.

    In addition, we believe that the completion of the Golden Moon will allow us to strengthen our customer base in Alabama and attract an increasing number of customers from outside Mississippi, particularly from cities such as Atlanta, Georgia, Dallas, Texas and Memphis, Tennessee. However, the further development of destination resort/casinos in Mississippi and the attractiveness to gaming customers of new or expanded themed resorts outside the State could have a material adverse effect on our business and results of operations. We expect that, as we compete for customers that might travel to other gaming destinations, our expanded resort status will allow us to sustain our current markets and expand into new areas.

EMPLOYEE AND LABOR RELATIONS


    As of June 30, 2001, we had 2,124 full-time employees. We expect to hire approximately 2,000 additional full-time employees in connection with the opening of the Golden Moon. Pursuant to the ordinance establishing the Enterprise, we are required to extend preferential treatment to qualified members of the Tribe in recruitment, employment and promotion. Our employees are not covered by any collective bargaining agreements. We believe that our labor relations with our employees are good.


    We have developed and implemented training programs for Silver Star employees and believe that we will be able to hire and train a sufficient number of employees for the operation of both the Silver Star and the Golden Moon.

LEGAL PROCEEDINGS


    On July 26, 2001, a lawsuit was filed in a Mississippi state court by Eddie Fears, "a citizen and taxpayer", against Ronnie Musgrove, Governor of the State of Mississippi, Mississippi Gaming Commission and the members of the Mississippi Gaming Commission. The lawsuit alleges that the Tribal-State Compact entered into by the States of Mississippi and the Tribe is invalid for a number of reasons, including that the then-Governor of the State of Mississippi did not have the legal power to bind the State to the terms of the Compact. In 1994, the same legal issue was addressed by the United States District Court for the Southern District of Mississippi in Brantley Willis v. Governor Kirk Fordice, et al., U.S.D.C. Southern District of Mississippi, Jackson Division, Civ.
No. 3:93-CV-818BN (1994). The Court ruled on April 8, 1994 that the Governor had the authority to enter into the Compact. The Tribe believes that the Federal Court's ruling in that case was correct and that the Compact is valid. It is not possible to predict the outcome of this lawsuit, and management is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from an unfavorable outcome of this lawsuit. We are also involved in litigation incurred in the normal course of business; however, we are not currently a party to any other material pending claim or legal action than what is discussed above.


PROPERTY


    The Enterprise currently operates the Silver Star and is constructing the Golden Moon, which the Enterprise will also operate upon its completion. Effective July 1, 2001, the Tribe contributed the Dancing Rabbit to the Enterprise. The Enterprise, however, does not and will not own the real property comprising the Silver Star and the Golden Moon. The United States government holds and will continue to hold all of the real property in trust for the benefit of the Tribe.

                                   MANAGEMENT

THE CHOCTAW RESORT DEVELOPMENT ENTERPRISE

    The Tribe established the Enterprise on October 12, 1999, as an unincorporated business enterprise of the Tribe, to operate the Silver Star and the proposed Golden Moon. The Enterprise is governed by a five-member Board of Directors, which consists of the Tribal Chief, the Secretary-Treasurer of the Tribal Council and three other members appointed by the Tribal Council. The Tribal Chief and the Secretary-Treasurer serve on the Board of Directors during their term of office on the Tribal Council. The other members of the Board of Directors serve staggered four-year terms. To establish staggered terms, the initial terms of such members are either two years or four years as determined by the Tribal Council.

ENTERPRISE MANAGEMENT


    The table below sets forth the names, ages and positions of the executive officers of the Enterprise.



NAME                                     AGE                     POSITION
----                                   --------   ---------------------------------------
Jay Dorris...........................     37      President

Michael Donald.......................     37      Vice President of Resort Finance

James Angus..........................     56      Vice President of Construction
                                                  Operations



    JAY DORRIS assumed the position of President for the Enterprise in August 2001. Mr. Dorris has over 10 years experience in architectural and project development. For over ten years, Mr. Dorris has worked directly and indirectly for the Tribe developing various projects, including most recently serving as Tribal Project Manager for the Golden Moon project and recreational lake project.



    MICHAEL DONALD assumed the position of Vice President of Resort Finance for the Enterprise in August 2001. Mr. Donald is a Certified Public Accountant with over 13 years experience in accounting and financial management. For the past three years, Mike has served as Director of Tribal Gaming Audit and Financial Compliance for the Tribe. Mr. Donald began his career with KPMG Peat Marwick and spent eight years in public accounting before joining the Mississippi Band of Choctaw Indians as Senior Internal Auditor in May 1996.



    JAMES ANGUS assumed the position of Vice President of Construction Operations for the Enterprise in August 2001. Mr. Angus has over 32 years experience in the construction industry. For the previous four years, Mr. Angus worked as a Vice President of Operations and Construction for Boyken International, Inc. From the end of 1994 until mid-1997, he worked as a general contractor for Precept Builders.


BOARD OF DIRECTORS

    The table below sets forth the names, ages and positions of our directors and the year in which their current term expires.


NAME                                  AGE           POSITION         CURRENT TERM EXPIRES
----                                --------   -------------------   --------------------
Phillip Martin....................     75      Chairman                      2003

Harrison Ben......................     66      Secretary-Treasurer           2003

Rufus Tubby.......................     48      Vice-Chairman                 2003

Gerald Stoliby....................     33      Director                      2001

Henry Williams....................     56      Director                      2001

    Set forth below is a description of the current business experience during the past five years of each of the directors listed above.

    CHIEF PHILLIP MARTIN has been elected to six four-year terms as Tribal Chief and has served as a leader of the Tribe for over 40 years. After returning from a ten-year tour in the Air Force, Chief Martin is credited with introducing the Tribe into various industries including the production of wire harnesses for automobiles, greeting cards, electronic components, plastics, printing and publishing and casino gaming. As a result, unemployment on the Tribe's reservation has dropped from 75% in the 1970s to around 2.6% today.

    HARRISON BEN has been a member of Tribal Council for five years.

    RUFUS TUBBY has been a member of the Tribal Council for approximately 10 years.

    GERALD STOLIBY has been a member of the Tribal Council for four years. Mr. Stoliby is the President, Chief Executive Officer and majority owner of Choctaw Paper Company, Inc., a private coarse paper and janitorial supply company.


    HENRY WILLIAMS was a member of the Tribal Council for the past four years, and previously served as Building Coordinator for the Tribe.


COMPENSATION OF DIRECTORS

    Members of our board of directors do not receive any compensation from the Enterprise or the Tribe for their services as members of our board or any committee thereof.

SILVER STAR MANAGEMENT TEAM

    The table below sets forth the names, ages and positions of the executive officers of the Silver Star.


NAME                                     AGE                     POSITION
----                                   --------   ---------------------------------------
Doug Pattison........................     47      Chief Executive Officer, Silver Star

Richard Stewart......................     49      Marketing Director

Joe Cavilla..........................     60      Slot Operations Director

Thomas Allard........................     45      Table Games Director



    DOUG PATTISON assumed the role of Chief Executive Officer of the Silver Star in December, 1999. He has 18 years of experience in the casino and hospitality industry. He helped open the Sheraton Casino and Hotel, Tunica, Mississippi and served as the General Manager and Senior Vice President of the Sheraton-Tunica for six years prior to joining the Silver Star.


    RICHARD STEWART has over 25 years experience in the gaming industry. He was hired at the Silver Star in 1996 as marketing director and remained in that position following the management transition from Boyd Gaming. Prior to joining the Silver Star, Mr. Stewart was the marketing director for Boomtown Casino based in Reno, Nevada from 1993 to 1996.

    JOSEPH L. CAVILLA assumed the position of slot operations director at the Silver Star in February 2000. He came to the Silver Star from the ITT Sheraton in Tunica, Mississippi where he worked from 1998 to 2000. Mr. Cavilla has over twenty years of experience in the gaming industry. He previously worked at the ITT Sheraton, Halifax, Nova Scotia from 1995 to 1998, and the Bally's Moon Landing, Tunica from 1993 to 1995.

    THOMAS ALLARD has over sixteen years experience in the gaming industry. In March of 1994, Mr. Allard began his employment with the Silver Star as Casino Shift Manager and was promoted to Director of Table Games as of February 2000.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    This section provides certain summary information concerning compensation paid by the Enterprise to its senior executive officers.


                                                          FISCAL 2000 COMPENSATION PAID BY THE
                                                                       ENTERPRISE
                                                         --------------------------------------
                                                                                   OTHER ANNUAL
NAME AND PRINCIPAL POSITION              ANNUAL SALARY     SALARY      BONUS(1)    COMPENSATION
---------------------------              -------------   ----------   ----------   ------------
Doug Pattison, Chief Executive Officer,
  Silver Star..........................     $400,000      $333,333     $102,267       $40,000(2)
Brett Borek, Chief Financial Officer,
  Silver Star(3).......................      125,000        80,769       25,567            --
Joseph L. Cavilla, Director of Slots...      110,000        79,539       22,499        15,000
Richard Stewart, Director of
  Marketing............................      110,000      73,616(4)      22,499            --
Thomas Allard, Director of Table
  Games................................      110,000      73,616(4)      22,499            --


------------------------


(1) Silver Star employees are eligible to receive a performance based bonus at the annual discretion of the Board of Directors. These figures reflect the bonuses authorized by the Enterprise's Board of Directors in May and July, 2001 for fiscal year 2000.


(2) Mr. Pattison was provided with a relocation allowance of $80,000, of which $40,000 was paid in fiscal 2000. The Enterprise provides Mr. Pattison with an automobile at its expense.


(3) Mr. Borek voluntarily ended his employment with the Enterprise on July 5, 2001.



(4) Richard Stewart and Thomas Allard were employed by Boyd prior to February 1, 2000, and as such, they had salaries paid by Boyd and charged to Silver Star for the period October 1, 1999 through January 31, 2000.


EMPLOYMENT CONTRACTS

    DOUG PATTISON

    An agreement to employ Mr. Pattison as the Chief Executive Officer of the Silver Star was executed on December 1, 1999. The employment agreement provides for a term ending September 30, 2005, renewing automatically for one-year periods after the end of the initial five-year term.


    Mr. Pattison received a pro-rated annual base salary of $333,333 for the ten months he was employed in fiscal year 2000, and will receive a base salary of $400,000 in subsequent years. Mr. Pattison also has the opportunity to receive an incentive bonus based on the Silver Star bonus program approved by the Board of Directors on May 3, 2001.


    Mr. Pattison is entitled to all amounts due under the agreement, unless he resigns or is terminated by the Enterprise for cause or under other limited circumstances, in which case he will only be entitled to payments of salary and bonus earned but unpaid to the date of resignation or termination, as the case may be.


    JAY DORRIS



    The Enterprise has hired Mr. Dorris as the President of the Enterprise. The terms of the agreement are currently being negotiated.



    MIKE DONALD



    The Enterprise has reached an arrangement to employ Mr. Donald as the Enterprise's Vice President of Resort Finance. While the exact details of the contract have yet to be finalized,

Mr. Donald will have an initial four-year contract through August 2005, with an annual salary of $135,000. Mr. Donald will also receive the typical fringe benefits of tribal employees.



    JAMES ANGUS



    The Enterprise has reached an arrangement to employ Mr. Angus as the Enterprise's Vice President of Construction Operations. While the exact details of the contract have yet to be finalized, Mr. Angus will have an initial four-year contract through August 2005, with an annual salary of $210,000.
Mr. Angus will receive typical moving expenses, temporary living quarters, the use of an automobile and other typical fringe benefits of tribal employees.
Mr. Angus will also receive a one-time payment of $25,000.


GOLDEN MOON MANAGEMENT


    We intend to hire a management team for the Golden Moon upon its completion that has experience in gaming comparable to that of the management and staff of the Silver Star.

                      MISSISSIPPI BAND OF CHOCTAW INDIANS

    The Mississippi Band of Choctaw Indians is a federally recognized, self governing Indian tribe with approximately 8,300 enrolled members, most of whom live on or near the Tribe's 29,000-acre reservation in east-central Mississippi. Pursuant to the Tribe's Constitution, an elected Tribal Chief and a 16-member Tribal Council govern the Tribe and oversee all Tribal government operations and services. The Tribe's Constitution vests all executive powers of the Tribe in the Tribal Chief and all legislative powers in the Tribal Council, including the power to establish unincorporated business enterprises of the Tribe. The Tribal Chief is the principal executive officer of the Tribe. The Tribal government has functions similar to local, state and federal governments and is responsible for providing Tribal members with education, healthcare, job training, housing, police and fire protection, Tribal courts, utilities and other community infrastructure. The Tribe operates the largest unified reservation school system in the United States, with more than 1,700 students enrolled in kindergarten through grade twelve.


    The Tribe is one of the ten largest employers in Mississippi with more than 6,600 permanent, full-time employees and an annual payroll of approximately $120 million. The Tribe has nine manufacturing plants on its reservation, which provide supplies to the automotive industry and other companies, including Caterpillar. In addition, the Tribe operates the Silver Star and the 36-hole Dancing Rabbit Golf Club through the Enterprise.


TRIBAL COUNCIL

    The Tribe is governed by the Tribal Chief and a 16-member Tribal Council that is responsible for passing all tribal laws and regulations on the reservation. Tribal Council members are elected for staggered four-year terms from the seven communities comprising the Tribe's reservation.

    The table below sets forth information about the Tribal Council.


NAME                                      POSITION              AGE       EXPERIENCE
----                             --------------------------   --------   -------------
Phillip Martin.................  Tribal Chief                    75      Over 40 years
Harrison Ben...................  Tribal Secretary/Treasurer      66      5 years
Gerald Stoliby.................  Tribal Councilman               33      4 years
Bobby Thompson.................  Tribal Councilman               55      4 years
Billy Chickaway................  Tribal Councilman               51      4 years
Richard Isaac..................  Tribal Councilman               35      1 year
Brenda Stephens................  Tribal Councilman               40      4 years
Dorothy Farve..................  Tribal Councilman               47      2 years
Linda Farve....................  Tribal Councilman               51      2 years
Woodlin Lewis..................  Tribal Councilman               60      7 years
Edward Wesley..................  Tribal Councilman               43      5 years
Rufus Tubby....................  Tribal Councilman               48      10 years
Birdie Steve...................  Tribal Councilman               50      2 years
Beasley Denson.................  Tribal Councilman               51      4 years
Roger Anderson.................  Tribal Councilman               54      14 years
Ronnie Henry, Sr...............  Tribal Councilman               42      Newly elected
Claude Johnson.................  Tribal Councilman               44      Newly elected

TRIBAL COURT SYSTEM


    The Choctaw Tribal Courts were established by Tribal Ordinance in 1980. The Courts have subject matter jurisdiction over all civil causes of action arising on reservation lands that affect the interests of the Tribe or a tribal member, subject to specific limitations. Under the Choctaw Tribal Code, the Choctaw Tribal Courts also have jurisdiction over all civil actions involving alleged violations of the Choctaw Gaming Ordinance.


    The Choctaw Trial Court system consists of four separate courts: the Adult Criminal Court, the Civil Court, the Youth Court and the Peacemaker/Mediation Court. All civil and commercial cases are heard in the Civil Court. All judges in the Civil Court are required to be licensed attorneys admitted to practice in the courts of the State of Mississippi and the Choctaw Tribal Courts. Under the Choctaw Tribal Code, the judges and clerks of the Choctaw Tribal Courts are pledged to adhere to strict rules of ethics and judicial conduct.

    The Tribal Council has by Ordinance recently reorganized and strengthened the Tribal Courts' system for appellate review, most notably by the creation of the Choctaw Supreme Court. The Choctaw Supreme Court has jurisdiction over all civil and criminal appeals. Two of the Supreme Court's three judges must be attorneys licensed to practice in one or more states.

    Unless otherwise provided by a contractual choice of law provision, in all civil actions the Choctaw Tribal Court must apply applicable laws of the United States and authorized regulations of the Secretary of the Interior, and ordinances, customs and usages of the Tribe. Any matter not covered by applicable federal law and regulations or by ordinances, customs and usages of the Tribe shall be decided by the court according to the laws of the State of Mississippi.

    The Tribal Courts have adopted the Choctaw Rules of Evidence and Rules of Civil Procedure which are substantially identical to the Mississippi Rules of Evidence and the Mississippi Rules of Civil Procedure. The Tribe has also adopted selected portions of the Uniform Commercial Code.

                             GOVERNMENT REGULATION

GENERAL


    The Enterprise is subject to special federal, state and tribal laws applicable to both commercial relationships with Indians generally and to Indian gaming and the management and financing of casinos owned by an Indian tribe specifically. In addition, the Enterprise is regulated by federal and state laws applicable to the gaming industry generally and to the distribution of gaming equipment. The following description of the regulatory environment in which Indian gaming takes place and in which the Enterprise operates is only a summary and not a complete recitation of all applicable law. Moreover, this particular regulatory environment is more susceptible to changes in public policy considerations than others. It is impossible to predict how particular provisions will be interpreted from time to time or whether they will remain intact. Changes in such laws could have a material adverse impact on the Enterprise's operations.


TRIBAL LAW AND LEGAL SYSTEMS

    APPLICABILITY OF FEDERAL LAW. Federally recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. The power of Indian tribes to enact their own laws to regulate gaming, subject to Federal laws, derives from the exercise of tribal sovereignty. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and businesses conducting business on Indian lands, and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.


    WAIVER OF SOVEREIGN IMMUNITY; JURISDICTION; EXHAUSTION OF TRIBAL
REMEDIES. Indian tribes enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. In order to sue an Indian tribe (or an agency or instrumentality of an Indian tribe such as the Enterprise), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Further, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. A commercial dispute is unlikely to present a federal question, and some courts have ruled that an Indian tribe as a party is not a citizen of any state for purposes of establishing diversity jurisdiction in the federal courts. The remedies available against an Indian tribe also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies of tribal tribunals and, as to some judicial remedies, the tribe's consent to jurisdictional provisions contained in the disputed agreements. The United States Supreme Court has held that where a tribal court exists, the jurisdiction in that forum must first be exhausted before any dispute arising on or involving the affected tribe's reservation and to which the tribe, a tribal entity such as the Enterprise or a tribal member is a party, can be properly heard by federal courts which would otherwise have jurisdiction. Generally, where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction, subject to specific limited exceptions enumerated by the United States Supreme Court.


THE INDIAN GAMING REGULATORY ACT OF 1988

    REGULATORY AUTHORITY. The operation of casinos and of all gaming on Indian land are subject to the Indian Gaming Regulatory Act of 1988. IGRA is administered by the National Indian Gaming Commission, or NIGC, an independent agency, within the U.S. Department of Interior, exercising primary federal regulatory responsibility over Indian gaming. The NIGC has exclusive authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III Gaming (as described below), approve management agreements for gaming facilities, conduct investigations and generally monitor tribal gaming. Certain responsibilities under IGRA (such as the approval of per capita distribution plans to tribal members and the approval of transfer of lands into trust status for gaming) are retained by the Bureau of Indian Affairs, or BIA, which is a bureau of the United States Department of the Interior. The BIA also has responsibility to review and approve land leases and other agreements relating to Indian lands. Criminal enforcement is a shared responsibility of the United States Department of Justice, the state in which the Tribe is located and the Tribe, in accordance with federal law.


    The NIGC is empowered to inspect and audit all Indian gaming facilities, to conduct background checks on all persons associated with Indian gaming, to hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for violations of IGRA. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities. The NIGC has adopted rules implementing specific provisions of IGRA. These rules govern, among other things, the submission and approval of tribal gaming ordinances or resolutions and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming. Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations for primary management officials and key employees and to maintain facilities in a manner that adequately protects the environment and the public health and safety. These rules also set out review and reporting procedures for tribal licensing of gaming operation employees.



    CLASSES OF GAMING. IGRA classifies games that may be conducted on Indian lands into three categories. "Class I Gaming" includes social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. "Class II Gaming" includes bingo, pulltabs, lotto, punch boards, non-banked card games, tip jars, instant bingo and other games similar to bingo, if those games are played at the same location as bingo is played. "Class III Gaming" includes all other forms of gaming, such as slot machines, video casino games, table games and other commercial gaming, such as sports betting and pari-mutuel wagering.


    Class I Gaming on Indian lands is within the exclusive jurisdiction of the Indian tribes and is not subject to IGRA. Class II Gaming is permitted on Indian lands if

    - the state in which the Indian lands lie permits such gaming for any purpose by any person, organization or entity;

    - the gaming is not otherwise specifically prohibited on Indian lands by federal law;

    - the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC;

    - an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming;

    - the primary management officials and key employees are tribally licensed; and

    - several other requirements are met.

    Class III Gaming is permitted on Indian lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformity with the terms of a tribal-state compact, which is a written agreement between the tribal government and the government of the state within whose boundaries the tribe's lands lie.

    TRIBAL-STATE COMPACTS. IGRA requires Indian tribes to enter into tribal-state compacts in order to conduct Class III Gaming. Such tribal-state compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of such laws and regulations, taxation by the Indian tribe of such activity in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach, standards for the operation of such activity and maintenance of the gaming facility, including licensing and any other subjects that are directly related to the operation of gaming activities. While the terms of tribal-state compacts vary from state to state, compacts within one state tend to be substantially similar. Tribal-state compacts usually specify the types of permitted games, establish technical standards for video gaming machines, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees and may require the tribe to pay a portion of the state's expenses for establishing and maintaining regulatory agencies. Some tribal-state compacts are for set terms, while others are for indefinite duration. The Tribe's Compact has no fixed termination date and will continue in force until terminated by mutual agreement of the State and the Tribe or by Act of Congress.

    There has also been litigation challenging the authority of governors, under state law, to enter into tribal-state compacts. Federal courts have upheld the authority of the governors of Louisiana and Mississippi to enter into compacts, while the highest state courts of New Mexico and Kansas have held that the governors of those states did not have authority to enter into such compacts without the consent or authorization of the legislatures of those states. In the New Mexico and Kansas cases, the courts held that compacting is a legislative function under the respective state constitutions. The court in the New Mexico case also held that then existing state law did not permit casino-style gaming.

    The Enterprise's operation of gaming is subject to the requirements and restrictions contained in the Mississippi Choctaw Compact. The Mississippi Choctaw Compact authorizes the Tribe to conduct most forms of Class III gaming. For additional information, see "Description of Material Agreements--The Compact".

    TRIBAL ORDINANCES. Under IGRA, except to the extent otherwise provided in a tribal-state compact as described below, Indian tribal governments have primary regulatory authority over Class III Gaming on land within a tribe's jurisdiction. Therefore, the Enterprise's gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Tribe's ordinances and regulations regarding gaming.


    IGRA requires that the NIGC review tribal gaming ordinances and authorizes the NIGC to approve such ordinances only if they meet specific requirements relating to (1) the ownership, security, personnel background, recordkeeping and auditing of a tribe's gaming enterprises; (2) the use of the revenues from such gaming; and (3) the protection of the environment and the public health and safety.


POSSIBLE CHANGES IN FEDERAL LAW

    Several bills have been introduced in Congress which would amend IGRA. While there have been a number of technical amendments to the law, to date there have been no material changes to the IGRA. Any amendment of IGRA could change the governmental structure and requirements within which the Tribe could conduct gaming, and may have an adverse effect on our results of operations or impose additional regulatory or operational burdens.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECOURSE LIABILITIES


    As of June 30, 2001, the Tribe had outstanding liabilities of $6.2 million under credit facilities with $8.2 million available in borrowings, which do not preclude recourse to assets held by the Enterprise. If other assets of the Tribe are insufficient to repay this existing debt, then our creditors may deem these obligations to be liabilities of the Enterprise. Under the indenture relating to the notes, the Tribe has agreed that it will not incur indebtedness in the future that would give such creditors recourse to the assets of the Enterprise, except as may be incurred by the Enterprise under the indenture.


PAYMENTS TO THE TRIBE

    The Management Agreement provided for a monthly cash distribution to the Tribe based on operating profits (as defined) plus depreciation less the management fee. The minimum guaranteed monthly distribution to the Tribe was $100,000.


    Net distributions to the Tribe were $84.6 million, $97.3 million and $99.3 million for the years ended September 30, 2000, 1999 and 1998, respectively, and $70.6 million and $54.8 million for the nine months ended June 30, 2001 and 2000, respectively. The payments to the Tribe discussed below are made separately and are not included in the net distribution calculation. Subsequent to January 31, 2000, the Enterprise makes distributions to the Tribe at the Tribe's discretion.



    Subsequent to January 31, 2000, we provided health insurance coverage to our employees through the Tribe's health plan. The Enterprise and its employees paid $4.5 million to the Tribe under this arrangement for the year ended
September 30, 2000 and $5.8 million for the nine months ended June 30, 2001.



    We collect and remit a 7% sales tax to the Tribe on rooms, food, beverage, sundry and entertainment revenue. The total sales tax paid was $817,000, $885,000 and $880,000 for the years ended September 30, 2000, 1999 and 1998, respectively, and $575,000 and $590,000 for the nine months ended June 30, 2001 and 2000, respectively. During the nine months ended June 30, 2001, we also paid rent for office space in non-casino buildings and purchased certain goods and services from the Tribe and its businesses in the amount of $9.3 million, which amount includes $6.6 million paid to the Tribe for the construction of a parking garage. During the year ended September 30, 2000, we also paid rent for office space in non-casino buildings and purchased certain goods and services from the Tribe and its businesses in the amount of $3.6 million. For the nine months ended June 30, 2000, the Enterprise paid rent for office space in non-casino buildings and purchased certain goods and services from the Tribe and its businesses in the amount of $2.3 million. For the years ended September 30, 1999 and 1998, we paid rent for office space in non-casino buildings and purchased certain goods and services from the Tribe and its businesses in the amount of $1.8 million and $1.4 million, respectively.



    The Enterprise paid $250,000 to the Tribal/State Tourism Fund for the promotion of tourism in Mississippi for each of the years ended September 30, 2000, 1999 and 1998, and $63,000 for each quarter in the nine-month periods ended June 30, 2001 and 2000, under the Tribal-State Compact. The Choctaw Gaming Commission was paid $2.3 million, $2.3 million and $2.2 million for the years ended September 30, 2000, 1999 and 1998, and $1.7 million and $1.7 million for the nine months ended June 30, 2001 and 2000, respectively, for fees assessed at 1% of gaming revenues per the Tribal Code.



    During the nine months ended June 30, 2001 and 2000, and the years ended September 30, 2000, 1999 and 1998, the Tribe contributed property and equipment to us at the Tribe's cost of $3.2 million, $4.0 million, $7.3 million, $3.5 million and $1.8 million, respectively. During the nine months ended
June 30, 2001, the Tribe contributed other assets to the Enterprise at the Tribe's cost of $1.8 million. During the nine months ended June 30, 2001, the Tribe contributed $22.1 million in cash to the

Enterprise to fund the Golden Moon construction. The Tribe has no plans to require us to repay the $22.1 million contribution.



    Guests of the Silver Star can purchase golf packages or play golf at the Dancing Rabbit Golf Club and charge the bill to their room at the Silver Star. Effective July 1, 2001, the Tribe contributed the Dancing Rabbit to the Enterprise. The Enterprise paid $597,000, $603,000, and $339,000 to the Dancing Rabbit for the years ended September 30, 2000, 1999, and 1998, and $637,000 and $378,000 for the nine months ended June 30, 2000 and 2001, respectively. Amounts included in accrued expenses and other liabilities under this arrangement were $101,000, $80,000 and $42,000 at June 30, 2001, and September 30, 2000 and 1999,
respectively.


AFFILIATE TRANSACTIONS


    Gerald Stoliby, a member of our board of directors and a Tribal Council Member, owns a majority interest in and is the President and Chief Executive Officer of Choctaw Paper Company, Inc. The Enterprise purchases coarse paper and janitorial products from Choctaw Paper Company, Inc. in the ordinary course of its business. As of June 30, 2001, the Enterprise had purchased approximately $327,000 in goods from the Choctaw Paper Company, Inc.

                       DESCRIPTION OF MATERIAL AGREEMENTS

THE COMPACT


    The Tribe entered into the Tribal-State Compact for Regulation of Class III Gaming on the Mississippi Band of Choctaw Indians Reservation in Mississippi on December 4, 1992, which became effective on January 4, 1993 and was subsequently amended on August 26, 1994 and May 24, 1996. The Compact by its terms remains in effect until terminated by mutual consent of the parties or by Act of Congress. The Compact does not require the Tribe to make any contribution to the State of Mississippi except for reimbursement of expenses incurred by the State.


    Under the Compact, the Tribe is permitted to operate all Class III gaming allowed by Mississippi law and under the IGRA. This allows the Tribe to conduct most forms of Class III gaming, including slot machines. The Tribe currently has no Class II gaming operations.

    The Tribe is authorized to own and operate one or more casinos on its reservation. Reservation lands are land which are held in trust by the United States for the benefit of the Tribe as of October 17, 1988. The Tribe may not conduct Class III gaming on lands acquired by the United States in trust for the benefit of the Tribe after October 17, 1988, unless such lands are located within or continuous to the boundaries of the Tribe's reservation as of October 17, 1988 and the Secretary of the Interior and the Governor of the State of Mississippi determine that gaming on such lands would be in the Tribe's best interest and not be detrimental to the surrounding community. The Silver Star is wholly located on the Tribe's reservation. The location of all proposed buildings for the Golden Moon is also within the Tribe's reservation.

    Other provisions of the Mississippi Choctaw Compact provide as follows:

        (1) The Tribe, the United States and the State of Mississippi exercise concurrent civil jurisdiction over Class III gaming activities at the Tribe's casinos. The Tribe exercises exclusive criminal and civil jurisdiction over Tribal members and all other Indians to the extent allowed by federal law, the United States retains its criminal jurisdiction over all of the Class III gaming on the reservation, and the State of Mississippi exercises exclusive or concurrent criminal jurisdiction over non-Indians as to some crimes to the extent allowed by federal law.

        (2) No person under the age of 21 is permitted to play any Class III game.

        (3) Net revenues to the Tribe from Class III gaming will be used only in accordance with budgets adopted by resolution of the Tribal Council and to fund tribal government operations and programs, to provide for the general welfare of the members of the Tribe, to promote economic development, to donate to charitable organizations and to help fund the operations of local government agencies. Per capita payments to tribal members are limited to $1,000 per year.

        (4) The Choctaw Gaming Commission, as established by the tribal government, has primary regulatory authority over the gaming activities of the Tribe. The Mississippi Gaming Commission cooperates with the Choctaw Gaming Commission and its agents have the right to inspect the operations of Class III gaming on reservation lands upon the presentation of appropriate identification to the on-site Choctaw Gaming Commission official without any further notice to the Choctaw Gaming Commission during normal business hours.

        (5) The Tribe and the State of Mississippi shall mutually agree upon a budget for necessary and actual expenses that may be reasonably incurred by the State during the calendar year in connection with the gaming activities for regulation, enforcement and state-funded capital improvements that benefit the Tribe's casinos. The Tribe shall reimburse actual expenses specified in such budget incurred by the State within 30 days after the State submits a quarterly payment request. The Tribe and the State shall separately provide $250,000 each year in matching funds to be used for the advertising and promotion of tourism. The Tribe's contribution shall be paid in

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    quarterly installments, conditioned on the Tribe receiving profits of at least $62,500 for the preceding quarter.

        (6) The sale of alcoholic beverages on reservation lands designated by the Tribal Council as a resort area is permitted by the State of Mississippi. The Tribe is required to purchase alcoholic beverages exclusively from the State warehouse.

        (7) All management officials and key employees and any other person who enters into a management contract with the Tribe is required to have a Class III gaming license or work permit issued by the Choctaw Gaming Commission.

GOLDEN MOON CONSTRUCTION CONTRACT


    On January 24, 2001, the Enterprise and W.G. Yates & Sons Construction Company entered into a contract for the construction of the Golden Moon Hotel and Casino (exclusive of certain engineering and construction work associated with the redirection of a creek currently located on the Golden Moon property, improvements to Highway 16, the construction of a portion of the pedestrian bridge between the Silver Star and the Golden Moon, the fabrication and building of the "Star-tacular" attraction and other limited items) for a guaranteed maximum price of $146,839,000. To the extent actual costs incurred or expended in connection with the construction of the items covered by the contract exceed the guaranteed maximum price, Yates is liable for the excess subject to specific limitations and exceptions. The guaranteed maximum price includes a contractor's fee of $3,792,335. The guaranteed maximum price is to be appropriately increased to reflect:


    - deficiencies or changes in the drawings prepared by the Enterprise's architects and engineers; and

    - approved change orders.

    Upon completion of the Golden Moon, if the total construction costs covered by the contract fall below the guaranteed maximum price, as adjusted, the savings will be allocated 60% to the Enterprise and 40% to Yates, provided that the total additional payment to Yates may not exceed $750,000.

    Unless waived in writing by the Enterprise, all trade subcontractors for work estimated to be in excess of $100,000 will be selected after a bidding process. Yates will provide the Enterprise with the bids from prospective trade subcontractors, and a recommendation for the prospective subcontractor for the contract. The Enterprise will select each trade subcontractor based on this information. If the Enterprise does not select the party recommended by Yates, the guaranteed maximum price will be increased by the amount, if any, by which the trade contract amount proposed by the selected trade contractor exceeds the trade contract amount proposed by the party recommended by Yates.

    Yates is required to remove any lien filed against the Golden Moon by any trade subcontractor, supplier of materials or any person or entity claiming to be a creditor of Yates at its own cost within 10 days after the receipt of any notice of a lien or claim. Any payments due to Yates under the contract are to be reduced by the amount of any outstanding lien arising out of, or related to Yates' performance under the contract.

    Yates is required to submit monthly payment applications to Arquitectonica, the project architect, for certification. Certification is a prerequisite for the remittance of any progress or final payments by the Enterprise. The issuance of a payment certificate by Arquitectonica constitutes its representation to the Enterprise, based on its evaluation of the work and the data comprising the application for payment, that the work has progressed to the point indicated and to the best of Arquitectonica's knowledge, that the quality of the work is in accordance with the terms of the construction contract. Arquitectonica may withhold payment certification in whole or in part, to the extent necessary to protect the interests of the Enterprise.

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
    Yates is responsible for achieving "substantial completion" of the Golden Moon, which is the stage in the progress of the development of the Golden Moon when it is sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all aspects of the Golden Moon Hotel and Casino can be opened to the general public, within 550 days from the commencement date of February 1, 2001, to be fixed by the Enterprise. If substantial completion is not achieved by the required completion date, Arquitectonica may withhold payment certification. Yates has agreed to reach final completion of the Golden Moon, which is the completion of all punch lists or other work outstanding following substantial completion, within 30 calendar days from the date of substantial completion.

    All disputes are to be resolved first by submission of the dispute to Arquitectonica and then to mediation. The construction contract is governed by and is to be construed in accordance with the laws of the Mississippi Band of Choctaw Indians and the State of Mississippi pursuant to Section 1-1-4 of the Choctaw Tribal Code.


    Yates will pay for and maintain insurance upon the entire Golden Moon project, including:


    - all-risk builder's risk insurance;

    - on-site workers compensation insurance and employers liability insurance;

    - commercial general liability insurance;

    - umbrella and excess liability insurance; and

    - automobile liability insurance.

    Yates has issued a written general warranty to the Enterprise. The general warranty extends for 12 months from the date when substantial completion of the Golden Moon is achieved, and provides that where defects occur Yates will assume responsibility for all repairs to or replacements of work covered by the contract.

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED REVOLVING CREDIT FACILITY

    The Enterprise has arranged a $125.0 million reducing senior secured revolving credit facility with a syndicate of lenders led by Bank of America, N.A. The Enterprise expects that the revolving credit facility will be undrawn until approximately December 2001, with reductions of $6.25 million per quarter to the total amounts available under the revolving credit facility to begin on the earlier of December 31, 2002 or the last day of the first full fiscal quarter after the completion date of the Golden Moon project, until the facility has been reduced to $40.0 million. The Enterprise plans to use the revolving credit facility for (1) developing, constructing and equipping the Golden Moon and related improvements, (2) working capital and (3) general enterprise purposes. The revolving credit facility will be secured by, among other things, a lien on all personal property and trade fixtures associated with the gaming operations of the Silver Star and the Golden Moon. This indebtedness is effectively senior in right of payment of the notes. The loan agreement subjects the Enterprise to a number of restrictive covenants, including financial covenants. These financial covenants relate to the permitted maximums of the Enterprise's total debt leverage ratio, its minimum fixed charge coverage ratio and maximum amount of capital expenditures. The revolving credit facility includes other affirmative and negative covenants customarily found in loan agreements for similar transactions, many of which are similar to those included in the indenture governing the notes. These covenants include provisions to the effect that:

    - the Tribe preserve its existence as a federally recognized Indian tribe;

    - the Enterprise continually operate Silver Star and, when constructed, the Golden Moon in material compliance with all applicable laws and the Tribe's Gaming Compact with the State of Mississippi;


    - except under specific conditions, the Enterprise not sell or dispose of assets, incur other debt or contingent obligations, extend credit, make investments, or commingle its assets with other tribal assets of the Tribe;


    - the Enterprise engage a construction services consultant to monitor construction progress of the Golden Moon and related improvements on a monthly basis; and

    - limit the amount that the Enterprise can expend for completion of the Golden Moon to $325 million.

    At the Enterprise's option, interest will accrue on the basis of a base rate formula or a reserved adjusted LIBOR based formula plus applicable spreads. The base rate is the higher of the rate as publicly announced by Bank of America as its "Reference Rate" or the Federal Funds Rate plus one-half of one percent per annum. The reserved adjusted LIBOR Rate is the London Interbank Offered Rate for one, two, three or six month dollar deposits as offered by Bank of America to prime international banks in offshore dollar market, adjusted for reserve requirements. The revolving credit facility will terminate and all outstanding amounts will become due December 31, 2005.

SENIOR SECURED TERM LOAN FACILITY

    The Enterprise previously had a $75.0 million amortizing secured term loan with a syndicate of lenders led by Bank of America, N.A. Pursuant to the Indenture, on April 24, 2001, we used a portion of the proceeds from the offering of the old notes to repay the remaining outstanding balance under our term loan.

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CERTAIN INDEBTEDNESS OF THE TRIBE


    As of June 30, 2001, the Tribe had outstanding liabilities of $6.2 million under credit facilities with $8.2 million available in borrowings as to which recourse to the Enterprise's assets are not precluded. The Tribe's other indebtedness does not have recourse against the Enterprise or its assets. If other assets of the Tribe are insufficient to repay this existing debt, then our creditors may seek recourse for these obligations to the Enterprise's assets. Under the indenture relating to the notes, the Tribe agreed that it will not incur indebtedness in the future that would give such creditors recourse to the assets of the Enterprise, except as may be incurred by the Enterprise under the indenture.


                                       69
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                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture. In this description:

    - "Notes" means the Exchange Notes and the outstanding 9 1/4% Senior Notes due 2009 (the "Old Notes"), in each case outstanding at any given time and issued under the Indenture.

    The Old Notes were, and the Exchange Notes will be, issued under an Indenture between the Enterprise and Firstar Bank, N.A., as Trustee. The terms of the Exchange Notes are identical in all material respects to the Old Notes except that, upon completion of the exchange offer, the Exchange Notes will be:

    - registered under the Securities Act, and

    - free of any covenants regarding exchange registration rights.

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

    The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these Notes. We have filed a copy of the Indenture and the Registration Rights Agreement as exhibits to the registration statement which includes this prospectus.

    The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

    The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiple of $1,000. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The Old Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. No service charge shall be made for any registration of transfer or exchange of Old Notes, but the Enterprise may require payment of a sum sufficient to cover any transfer tax, assessment or other similar governmental charge payable in connection therewith. The Enterprise will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Enterprise's option, interest may be paid at the Trustee's corporate trust office or by wire transfer of immediately available funds to the accounts specified by the Holders or, if no such account is specified, by check mailed to the registered addresses of Holders. Any Old Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes:

    - are unsecured senior obligations of the Enterprise, equal in right of payment to all unsecured senior indebtedness of the Enterprise;

    - are effectively subordinated to the Enterprise's secured indebtedness, including the indebtedness under the Senior Secured Revolving Credit Facility;

    - are equal in right of payment to indebtedness of the Tribe that does not preclude recourse to assets of the Enterprise; and

    - are senior in right of payment to all future subordinated indebtedness of the Enterprise.

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
SUBSIDIARIES

    As of the date of the Indenture, the Enterprise had no subsidiaries. However, the Indenture permits the Enterprise to create Subsidiaries. Under the circumstances described below under the subheading "Certain
Covenants--Designation of Restricted and Unrestricted Subsidiaries," the Enterprise is permitted to designate a Subsidiary as an "Unrestricted Subsidiary". The Unrestricted Subsidiaries are not subject to many of the restrictive covenants of the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Indenture provides for the issuance of Notes with a maximum aggregate principal amount of $250.0 million, of which $200.0 million was issued in the offering of the Old Notes. The Enterprise may issue additional notes (the "Additional Notes") from time to time after the offering of the Old Notes. Any offering of Additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on April 1, 2009.

    Interest on the Notes will accrue at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2001. Interest payments will be made to the holders of record on the immediately preceding March 15 and September 15.

    Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a holder of $1,000,000 or more in principal amount of Notes has given wire transfer instructions to the Enterprise, the Enterprise will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Enterprise elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as Paying Agent and Registrar. The Enterprise may change the Paying Agent or Registrar without prior notice to the holders. The Enterprise may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Enterprise may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Enterprise is not required to transfer or exchange any Note selected for redemption. Also, the Enterprise is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

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OPTIONAL REDEMPTION

    After April 1, 2005, the Enterprise may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   104.6250%
2006........................................................   102.3125%
2007 and thereafter.........................................   100.0000%

GAMING REDEMPTION

    Each holder, by accepting a Note, shall be deemed to have agreed that if any Gaming Authority notifies a holder or beneficial owner of the Notes that:

        (1) the holder or beneficial owner must obtain a license, qualification or finding of suitability under any applicable gaming law and the holder or beneficial owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the Gaming Authority; or

        (2) the holder or beneficial owner will not be licensed, qualified or found suitable under an applicable gaming law;

then the Enterprise, at its option, may:

        (1) require that the holder or beneficial owner dispose of the holder's or beneficial owner's Notes within 30 days, or any earlier date as may be required by the Gaming Authority, of (A) the termination of the 30-day period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability, or (B) the receipt of the notice from the Gaming Authority that the holder or beneficial owner will not be licensed, qualified or found suitable; or

        (2) redeem the holder's or beneficial owner's Notes at a price equal to the least of (A) 100% of the principal amount thereof, (B) the price at which the holder or beneficial owner acquired the Notes and (C) the fair market value of the Notes, together with, in either case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

    Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (1) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Enterprise for services rendered or otherwise, except the redemption price of the Notes.

    The holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licenses or investigation for this qualification or finding of suitability. The Enterprise is not required to pay or reimburse any holder or beneficial owner of Notes who is required to apply for any license, qualification or finding of suitability.

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REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each holder of Notes will have the right to require the Enterprise to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Enterprise will offer to purchase the Notes for a payment in cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within twenty (20) days following any Change of Control, the Enterprise will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in that notice. That date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture and described in the notice. The Enterprise will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Enterprise will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of that conflict.

    On the Change of Control Payment Date, the Enterprise will, to the extent lawful:

        (1) accept for payment all Notes or portions thereof properly tendered under the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

        (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Enterprise.

    The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for those Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    The Enterprise will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require the Enterprise to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require the Enterprise to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Enterprise will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements outlined in the Indenture applicable to a Change of Control Offer made by the Enterprise and purchases all Notes validly tendered and not withdrawn under that Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Gaming Assets of the Enterprise. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Enterprise to repurchase those Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Enterprise's Gaming Assets to another Person or group may be uncertain.

    ASSET SALES

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) the Enterprise, or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued, sold or otherwise disposed of;

        (2) the fair market value is evidenced by a resolution of the Enterprise's Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

        (3) at least 75% of the consideration therefor received by the Enterprise or the Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that:

           (a) any liabilities (as shown on the Enterprise's or the Restricted Subsidiary's most recent balance sheet prepared in accordance with GAAP) of the Enterprise or the Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any of those assets under a customary novation agreement that unconditionally releases the Enterprise or the Restricted Subsidiary, as the case may be, from further liability will be deemed to be cash for purposes of this covenant; and

           (b) any securities, notes or other obligations received by the Enterprise or the Restricted Subsidiary from the transferee that are promptly, but in any event within 30 days of receipt, converted by the Enterprise or the Restricted Subsidiary into cash (to the extent of the cash received in that conversion) will be deemed to be cash for purposes of this covenant;

    PROVIDED, HOWEVER, that the Enterprise will not be permitted to make any Asset Sale of Key Project Assets.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Enterprise or the Restricted Subsidiary may apply such Net Proceeds to:

        (1) repay permanently term Indebtedness under Credit Facilities of the Enterprise or any Restricted Subsidiary;

        (2) repay revolving credit Indebtedness under Credit Facilities and correspondingly permanently reduce commitments with respect thereto;

        (3) make capital expenditures or acquire other long-term assets that are used or useful in a line of business permitted by the covenant entitled "--Business Activities" or irrevocably agree to use such Net Proceeds for such expenditure or acquisition, provided that such expenditure or acquisition is consummated within 365 days after the date of such irrevocable agreement; or

        (4) reduce permanently Indebtedness that is not Subordinated
    Indebtedness.

    Pending the final applications of any such Net Proceeds, the Enterprise or the applicable Restricted Subsidiary may invest such Net Proceeds in any manner that is not prohibited by the Indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Enterprise will be required to make an Asset Sale Offer to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds.

The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after an Asset Sale Offer, the Enterprise or the Restricted Subsidiary may use the Excess Proceeds for any purpose not prohibited by the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    The Enterprise will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Enterprise will comply with the applicable securities laws and regulations and will not be deemed to have breached the Enterprise's obligations under the Asset Sale provisions of the Indenture by virtue of that conflict.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

        (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

        (2) if the Notes are not so listed, on a pro rata basis, by lot or by any method as the Trustee deems fair and appropriate.

    No Notes of $1,000 or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of the Enterprise's or any Restricted Subsidiary's Equity Interests or to the direct or indirect holders of the Enterprise's or any Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Enterprise or dividends or distributions payable to the Enterprise or a Restricted Subsidiary);

        (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Enterprise held by the Tribe or any Affiliate of the Tribe;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, except a payment of interest or principal at the Stated Maturity thereof;

        (4) make any payment or distribution to the Tribe (or any agency, instrumentality or political subdivision thereof) or make any general distribution to the members of the Tribe, other than

    Permitted Payments and the Annual Service Payment; provided that in any calendar month only one-twelfth of the Annual Service Payment shall be permitted to be distributed; provided further that the foregoing proviso in this clause (4) shall not prohibit the distribution in any calendar month of that portion of the Annual Service Payment that such foregoing proviso would have permitted to be distributed in any prior calendar month but that was not so distributed; or

        (5) make any Restricted Investment;

    (all payments and other actions set forth in clauses (1) through (5) being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to the Restricted Payment:

           (a) no Default or Event of Default has occurred and is continuing or would occur as a result thereof;

           (b) the Enterprise would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

           (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Enterprise and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1) and (2) of the next succeeding paragraph), is less than the sum, without duplication, of:

               (i) 50% of the Consolidated Net Income of the Enterprise for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing on January 1, 2001 to the end of its most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if such Consolidated Net Income for this period is a deficit, less 100% of this deficit); plus

               (ii) 100% of the aggregate net cash received by the Enterprise since the date of the Indenture as a contribution to the Enterprise's common equity capital or from the issue or sale of Equity Interests of the Enterprise (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable debt securities of the Enterprise that have been converted into or exchanged for Equity Interests of the Enterprise (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary); plus

               (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold, liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any) and
           (ii) the initial amount of that Restricted Investment; plus

               (iv) to the extent that any Subsidiary that was designated as an Unrestricted Subsidiary after the date of the Indenture is redesignated as a Restricted Subsidiary, the lesser of (i) the amount of the Investment in the Subsidiary treated as a Restricted Payment at and since the time that the Subsidiary was designated as an Unrestricted Subsidiary, as determined by the last paragraph of this covenant and (ii) the fair market value of the Investment in the Subsidiary as of the date that it is redesignated as a Restricted Subsidiary; plus

               (v) $75 million.

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    So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

        (1) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of the Enterprise or any of its Restricted Subsidiaries or of any Equity Interests of the Enterprise in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary) of, other Equity Interests of the Enterprise (other than Disqualified Stock); provided that the amount of the net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c) above; and

        (2) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Enterprise or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness.

    The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Enterprise or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by a majority of the Enterprise's Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Enterprise's Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Enterprise will deliver to the Trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    Notwithstanding any of the foregoing, at any time after the hotel and casino facilities at the Golden Moon have been open and fully operational for 180 consecutive days, if:

        (1) no Default or Event of Default has occurred and is continuing,

        (2) no Indebtedness of the Enterprise (other than the Notes to be issued on the date of the Indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement) is outstanding, except for Indebtedness not to exceed $75 million in the aggregate and otherwise permitted by the provisions of "--Incurrence of Indebtedness and Issuance of Disqualified Stock,"

        (3) Consolidated Cash Flow of the Enterprise for the Enterprise's most recently ended four full fiscal quarters (taken as one accounting period) for which internal financial statements are available is at least
    $150 million, and

        (4) the ratings of the Notes (and the Exchange Notes) by each of Moody's and S&P are equal to or higher than the respective ratings of the Notes by each of such rating agencies on the date of the Indenture, then the provisions preceding this sentence in this covenant (the "Suspended Covenant") will no longer be applicable to the Notes from and after such time; PROVIDED, HOWEVER, that if at any time thereafter any of the criteria set forth in clauses (1) through (4) above in this sentence ceases to be satisfied, the Suspended Covenant shall be automatically reinstated (the "Reinstated Covenant") and all transactions by the Enterprise and its Restricted Subsidiaries that occurred during the time that such covenant was suspended and that would have violated such covenant had such covenant been in effect at the time shall be deemed not to constitute a Default or an Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenant for all purposes; PROVIDED FURTHER that thereafter all transactions by the Enterprise and its Restricted Subsidiaries occurring on or after the date on

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which the Suspended Covenant has been reinstated shall be required to be in compliance with the Reinstated Covenant and the amount available for Restricted Payments pursuant to paragraph (c) of the Reinstated Covenant on or after the date on which the Suspended Covenant has been reinstated shall be equal to the greater of (x) the amount that would have been available for Restricted Payments pursuant to such paragraph (c) on such date had the Suspended Covenant never been suspended and after giving effect to all Restricted Payments made through such date or (y) zero. Any reinstatement of the Suspended Covenant as described in the foregoing sentence shall not preclude the subsequent suspension of the Reinstated Covenant and reinstatement of the Suspended Covenant in accordance with the terms of this paragraph.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Enterprise will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Enterprise and its Subsidiaries will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred equity; PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of this Indebtedness, the Enterprise may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Enterprise's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred, would have been at least 2.5 to 1 if such Indebtedness is incurred prior to December 31, 2003 and 3.0 to 1 thereafter, in each case determined on a pro-forma basis (including a pro-forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period. Notwithstanding the foregoing, the Enterprise will not issue any Disqualified Stock or any type of Capital Stock that would cause the Enterprise not to be lawfully conducting gaming operations in compliance with IGRA.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"), so long as at the time of incurrence, no Default or Event of Default has occurred and is continuing or would be caused thereby:

        (1) the incurrence by the Enterprise of Indebtedness pursuant to the Credit Facilities, PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (1) does not exceed
    $125 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Enterprise or any of its Restricted Subsidiaries since the date of the Indenture to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "--Repurchase at Option of Holders--Asset Sales";

        (2) the incurrence by the Enterprise of the Existing Indebtedness;

        (3) the incurrence by the Enterprise of the Excluded Debt;

        (4) the incurrence by the Enterprise of Indebtedness represented by the Notes to be issued on the date of the Indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

        (5) the incurrence by the Enterprise of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or (4) of this paragraph;

        (6) the incurrence by the Enterprise of Indebtedness in one or more FF&E Financings and Capital Lease Obligations to acquire or refinance furniture, fixtures or equipment incident to and

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    useful in the Gaming Business of the Enterprise, in an aggregate principal amount under this clause (6) not to exceed $10 million outstanding at any one time;

        (7) the incurrence by the Enterprise or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Enterprise and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that:

           (a) if the Enterprise or any Subsidiary Guarantor is the obligor on that Indebtedness, that Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Enterprise, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any Indebtedness being held by a Person other than the Enterprise or a Restricted Subsidiary and (ii) any sale or other transfer of any Indebtedness to a Person other than the Enterprise or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of Indebtedness by the Enterprise or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

        (8) the incurrence by the Enterprise or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

        (9) the guarantee by the Enterprise or any Subsidiary Guarantor of Indebtedness of the Enterprise or a Restricted Subsidiary of the Enterprise that was permitted to be incurred by another provision of this covenant;

        (10) the incurrence by the Enterprise or any of its Subsidiaries of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, Indebtedness with respect to reimbursement type obligations, regarding workers' compensation claims, escrow agreements, bankers' acceptances and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

        (11) Indebtedness arising from agreements of the Enterprise or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that such Indebtedness is not reflected on the balance sheet of the Enterprise or any Restricted Subsidiary (contingent obligations referred to in a footnote to the financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause);

        (12) the incurrence from time to time and at any time by any Subsidiary Guarantor of Indebtedness represented by a Subsidiary Guarantee; and

        (13) the incurrence by the Enterprise or any of its Restricted Subsidiaries of other Indebtedness not to exceed $15 million at any one time outstanding.

    The Enterprise will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Enterprise unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of the Enterprise shall be deemed to be contractually

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subordinated in right of payment to any other Indebtedness of the Enterprise solely by virtue of being unsecured.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred under the first paragraph of this covenant, the Enterprise will be permitted to classify the item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of the item of Indebtedness, in any manner that complies with this covenant.

    LIENS

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or any proceeds, income or profits thereon, or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture are secured on an equal and ratable basis with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority the Notes shall have with respect to such Subordinated Indebtedness) the obligation so secured until such time as such obligations are no longer secured by a Lien.

    LIMITATIONS ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
     SUBSIDIARIES

    All of the Enterprise's Restricted Subsidiaries shall be wholly owned by the Enterprise, by one or more of its Restricted Subsidiaries or by the Enterprise and one or more of its Restricted Subsidiaries.

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Enterprise to any Person (other than the Enterprise or a Restricted Subsidiary of the Enterprise), unless:

        (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

        (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant entitled "Repurchase at the Option of Holders--Asset Sales."

    In addition, the Enterprise will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests to any Person other than to the Enterprise or one or more of its Restricted Subsidiaries.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to the Enterprise or any of the Enterprise's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Enterprise or any of its Restricted Subsidiaries;

        (2) make loans or advances to the Enterprise or any of the Enterprise's Restricted Subsidiaries;

    or

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        (3) transfer any of their respective properties or assets to the
    Enterprise or any of the Enterprise's Restricted Subsidiaries.

    However, the restrictions above will not apply to encumbrances or restrictions existing under or by reason of:

        (1) the Indenture, the Notes or any Subsidiary Guarantees;

        (2) the Credit Facilities;

        (3) the Existing Indebtedness;

        (4) applicable law;

        (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Enterprise or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent that Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the Indenture to be incurred;

        (6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business;

        (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

        (8) any restriction or encumbrance contained in contracts for the sale of assets permitted by the Indenture, provided that such restrictions or encumbrances relate only to the assets being sold pursuant to these contracts;

        (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of or transfer the assets subject to the Lien;

        (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

        (11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Enterprise's Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default; PROVIDED that in no event shall (i) any entity (including any Subsidiary of the Enterprise or the Enterprise or any operating division thereof) engaged in the Gaming Business be transferred to or held by an Unrestricted Subsidiary or (ii) any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Enterprise and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and will reduce the amount available for Restricted Payments under the first paragraph of the covenant entitled "--Restricted Payments." That designation will only be permitted if such Restricted

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Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Enterprise's Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

    TRANSACTIONS WITH AFFILIATES

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) the Affiliate Transaction is on terms that are no less favorable to the Enterprise or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Enterprise or the Restricted Subsidiary with an unrelated Person;

        (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, the Enterprise delivers to the Trustee a resolution of its Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

        (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $10.0 million or more, the Enterprise delivers to the Trustee an opinion as to the fairness to the Enterprise or the relevant Restricted Subsidiary of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items will not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement or arrangement entered into by the Enterprise or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Enterprise or such Restricted Subsidiary;

        (2) transactions, to the extent not otherwise prohibited under the Indenture, between or among the Enterprise and/or its Restricted Subsidiaries;

        (3) reasonable compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Enterprise or any Restricted Subsidiary;

        (4) transactions with Persons in whom the Enterprise owns an Equity Interest, so long as the remaining equity holders of such Persons are not Affiliates of the Enterprise or any of its Subsidiaries;

        (5) contractual arrangements existing on the date of the Indenture and any renewals, extensions and modifications thereof that are not materially adverse to the holders of the Notes;

        (6) Restricted Payments, Permitted Payments, Annual Service Payments, Permitted Investments and other payments and distributions that are permitted by the provisions of the Indenture described above under the caption "Restricted Payments"; and

        (7) reasonable bid preferences to Tribal members and their businesses in accordance with Tribal policy.

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    SUBSIDIARY GUARANTEES

    If the Enterprise or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the Indenture, then the newly acquired or created Subsidiary will execute a supplemental indenture setting forth its Guarantee and deliver an opinion of counsel relating to the enforceability and authorization of that Guarantee in accordance with the terms of the Indenture, pursuant to which that Restricted Subsidiary will become a Subsidiary Guarantor, on a senior unsecured basis, of the Enterprise's payment obligations under the Notes and the Indenture; provided that this covenant will not apply to any Subsidiary during a period when that Subsidiary has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

    The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

    No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

    In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then that Subsidiary Guarantor (in the event of a sale or other disposition, by way of a merger, consolidation or otherwise, of all of the capital stock of that Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of that Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of the sale or other disposition are applied in accordance with the Indenture. In addition, in the event the Enterprise's Board of Directors designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, then that Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the designation is conducted in accordance with the Indenture.

    LIQUIDATION OR DISSOLUTION

    The Enterprise shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Enterprise shall not consolidate or merge with or into any other Person.

    BUSINESS ACTIVITIES

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than the Gaming Business. Neither the Enterprise nor any of its Subsidiaries is permitted by the Indenture to conduct a Gaming Business in any gaming jurisdiction in which the Enterprise or that Subsidiary is not operating on the date of the Indenture if the holders of the Notes would be required to be licensed as a result thereof; provided that the provisions described in this sentence will not prohibit the Enterprise or any of its Subsidiaries from conducting a Gaming Business in any jurisdiction that does not require the licensing or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any holder of Notes.

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    USE OF PROCEEDS

    The Enterprise will use its commercially reasonable best efforts to cause construction of the Expansion Project to be prosecuted with diligence and continuity in good and workmanlike manner materially in accordance with the plans relating to the Expansion Project as more fully described in this prospectus. Pursuant to the Indenture, we used a portion of the proceeds from the offering of the Old Notes to repay the remaining outstanding balance under our term loan.

    RESTRICTIONS ON LEASING AND DEDICATION OF PROPERTY

    Except as provided below, the Enterprise will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Enterprise's property and assets owned or leased by the Enterprise (each, a "Lease Transaction").

    The first paragraph of this covenant will not prohibit any of the following Lease Transactions:

        (1) The Enterprise may enter into a Lease Transaction with respect to any space with any Person (including, without limitation, a lease in connection with the Expansion Project for the purpose of developing, constructing, operating and managing retail establishments within the Resort), provided that:

           (a) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort;

           (b) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and

           (c) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required; and

        (2) The Enterprise may enter into a management or operating agreement with respect to any of the Enterprise's property and assets with any Person; provided that

           (a) the manager or operator has experience in managing or operating similar operations; and

           (b) such management or operating agreement is on commercially reasonable and fair terms to the Enterprise.

    No Lease Transaction may provide that the Enterprise may subordinate its leasehold or fee interest to any lessee or any financing party of any lessee, and no person other than the Enterprise may conduct gaming or casino operations on any property which is the subject of a Lease Transaction.

    COVENANTS OF THE TRIBE

        (a) The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities or enterprises, directly or indirectly, except as required by federal or state law, to do any of the following:

           (1) increase or impose any tax or other payment obligation on the Enterprise or on any patrons of, or any activity at, the Resort other than:

               (a) payments which are due under any agreement in effect on the date of the Indenture or payments which are not materially adverse to the economic interests of holders of the Notes;

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               (b)  payments which the Enterprise has agreed to reimburse each holder of Notes for the economic effect thereof, if any;

               (c) Annual Service Payments, Permitted Payments or payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe; or

               (d)  pursuant to the Tribal Tax Code;

           (2) amend the Tribal Gaming Ordinance in effect on the date of the Indenture (unless any such amendment is a legitimate effort to ensure that the Enterprise and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Enterprise or the Resort), restrict or eliminate the exclusive right of the Enterprise to conduct Gaming Business in a manner that would be materially adverse to the economic interests of holders of the Notes;

           (3) take any other action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of holders of the Notes; PROVIDED that nothing herein shall restrict the ability of the Tribe, directly or indirectly, to engage in any business operation, including a Gaming Business, outside of the Enterprise;

           (4) waive its sovereign immunity in any manner that would create recourse to the assets of the Enterprise and its Restricted Subsidiaries or to any revenues thereof;

           (5) enact any statute, law, ordinance or rule that would have a material adverse effect on the rights of the Trustee or the holders of the Notes under the Indenture or the Notes;

           (6) except with the consent of a majority of holders of the Notes, directly or indirectly impose, tax or otherwise make a charge on the Notes, the Indenture or any payments or deposits to be made thereunder;

           (7) permit or incur any consensual liability of the Tribe (or of any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Enterprise or any of its Restricted Subsidiaries, for which the assets of the Enterprise or any of its Restricted Subsidiaries may be bound or for which there may be recourse to the assets of the Enterprise or any of its Restricted Subsidiaries, other than a liability that the Enterprise or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under the Indenture;

           (8) pursuant to or within the meaning of bankruptcy law, appoint or consent to the appointment of a custodian of the Enterprise for all or substantially all of the assets of the Enterprise;

           (9) enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the holders of the Notes provided for in the Indenture or the Notes; or

           (10) exercise any power of eminent domain over the assets of the Enterprise or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the holders of the Notes).

        (b) The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Enterprise, its Restricted Subsidiaries or the Resort, the holders of the Notes will be entitled to receive payment in full in

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    respect to all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.

        (c) In the event that the Tribe receives any payment from the Enterprise at a time when such payment is prohibited by the terms of the Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Enterprise, to the Enterprise.

        (d) The Tribe agrees that the Enterprise shall have sole and exclusive jurisdiction to operate the Silver Star and the Golden Moon.

        (e) Any action taken by the Tribe to comply with federal or state law that would otherwise violate this covenant shall be taken only after 30 days prior written notice to the Trustee, to the extent such notice is possible under the federal or state law, accompanied by an Officers' Certificate and Opinion of Counsel that such action is required by federal or state law.

    GAMING LICENSES

    The Enterprise will use its best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort, PROVIDED that, if in the course of the exercise of its governmental or regulatory functions the Tribe is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Enterprise will use its best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be opened and fully operating.


    The Enterprise shall file with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines from the NIGC, and any written notice issued by, or cause of action commenced by, the State of Mississippi under the Compact.


    OWNERSHIP INTERESTS IN THE ENTERPRISE

    Neither the Tribe nor the Enterprise shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Enterprise.

    EXISTENCE OF THE ENTERPRISE

    The Enterprise shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents and their respective rights (contractual, charter and statutory), licenses and franchises; PROVIDED, HOWEVER, that neither the Enterprise nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Enterprise or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the holders of the Notes.

    MAINTENANCE OF INSURANCE

    Until the Notes have been paid in full, the Enterprise will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without

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limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

        (1) workers' compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

        (2) comprehensive general liability insurance with minimum limits of $2.0 million;

        (3) umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $50 million;

        (4) business interruption insurance; PROVIDED that such business interruption insurance will be sufficient to pay all interest expense of the Enterprise and will not be required until the 91st day after the date of the Indenture; and

        (5) property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than 100.0% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible no greater than 2% of the insured value of the Resort or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

    All such insurance policies will be issued by carriers having an A.M.
Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such Policy is issued to the Enterprise, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker. The Enterprise delivered to the Trustee on the date of the Indenture, and will deliver on each anniversary thereafter, a certificate of an insurance agent describing the insurance policies obtained by the Enterprise and its Restricted Subsidiaries, together with an Officer's Certificate stating that such policies comply with this covenant.

    PAYMENTS FOR CONSENT

    The Enterprise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless that consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to that consent, waiver or agreement, as applicable.

    REPORTS

    Whether or not required by the Commission, so long as any Notes are outstanding (unless defeased in a Legal Defeasance), the Enterprise will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations for such filings:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Enterprise was required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Enterprise's certified independent accountants; and

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        (2)  all current reports that would be required to be filed with the
    Commission on Form 8-K if the Enterprise was required to file such reports;

    In addition, whether or nor required by the Commission, the Enterprise will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such filing) and make such information available to securities analysts and prospective investors upon request if not obtainable from the Commission. In addition, the Enterprise has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act if not obtainable from the Commission.

    If the Enterprise has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent that any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would (but for its or their being designated as an Unrestricted Subsidiary or Subsidiaries) constitute a Significant Subsidiary or Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Enterprise and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Enterprise.


    The Enterprise will file with the Trustee and provide to holders of Notes, within 15 days after it files them with the NIGC, copies of all reports which the Enterprise is required to file with the NIGC.


EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

        (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

        (2) default in payment when due of the principal of, or premium, if any, on the Notes;

        (3) failure by the Enterprise or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "Repurchase at the Option of Holders--Asset Sales," "Certain Covenants--Restricted Payments" or "Certain Covenants--"Liquidation or Dissolution";

        (4) failure by the Enterprise or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture or the Notes (other than a default set forth in clause (1), (2) or (3) above);

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Enterprise or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Enterprise or any of its Restricted Subsidiaries), whether the Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

           (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

           (b) results in the acceleration of that Indebtedness prior to its express maturity,

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    and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

        (6) failure by the Enterprise or any of its Restricted Subsidiaries to pay final non-appealable judgments to the extent that the amount of such judgments not covered by insurance underwritten by third parties or not adequately reserved for in accordance with GAAP aggregates in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

        (7) failure by the Tribe to pay final non-appealable judgments to the extent that (a) such judgments provide for, create or allow recourse against the assets of the Enterprise or any of its Restricted Subsidiaries or to any revenues thereof and (b) the amount of such judgments not covered by insurance underwritten by third parties or not adequately reserved for in accordance with GAAP aggregates in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

        (8) any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

        (9) any Gaming License is revoked, terminated or suspended or otherwise ceases to be effective resulting in the cessation or suspension of operation for a period of more than 90 consecutive days of any material portion or aspect of the Gaming Business of the Enterprise;

        (10) cessation of gaming operations for a period of more than 90 consecutive days at the Resort (other than as a result of a casualty loss);

        (11) failure by the Tribe to comply with the provision described under "Covenants of the Tribe" for 30 days after notice to comply;

        (12) certain events of bankruptcy or insolvency with respect to the Enterprise or any of its Restricted Subsidiaries;

        (13) default by the Tribe under any mortgage, indenture or instrument securing or evidencing any Excluded Debt in connection with which recourse is sought against assets of the Enterprise or any of its Restricted Subsidiaries or to any revenues thereof and if that default:

           (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Excluded Debt prior to the expiration of the grace period provided in such Excluded Debt on the date of such default (a "Tribal Payment Default"); or

           (b) results in the acceleration of that Excluded Debt prior to its express maturity,

    and, in each case, the principal amount of that Excluded Debt, together with the principal amount of any other Excluded Debt under which there has been a Tribal Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; or


        (14) failure by the Tribe to be a sovereign Indian tribe recognized by the United States of America.


    In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Enterprise or any of its Restricted Subsidiaries, all outstanding Notes will become due and payable immediately and automatically without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

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

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to specific limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.


    The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the Notes.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by the Enterprise or on its behalf with the intention of avoiding payment of the premium that the Enterprise would have had to pay if it then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by the Enterprise or on its behalf with the intention of avoiding the prohibition on redemption of the Notes prior to April 1, 2005, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Enterprise is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Enterprise is required to deliver to the Trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF THE TRIBE OR CERTAIN INDIVIDUALS

    Neither the Tribe nor any tribal member, council member, official, agent, director, officer, employee, incorporator or stockholder of the Enterprise or the Tribe or holder of an Ownership Interest of the Enterprise or any of its Subsidiaries will have any liability for any of the Enterprise's or any Subsidiary Guarantors' obligations under the Notes, the Indenture, any Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, these obligations or their creation. Each holder of Notes by accepting a Note waives and releases these individuals from this liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws. Other than as specifically set forth in the Indenture, nothing contained herein shall constitute a waiver of the sovereign immunity of either the Enterprise or the Tribe.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Enterprise may, at its option and at any time, elect to have its obligations with respect to the outstanding Notes discharged ("Legal Defeasance"). This means the Enterprise shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

        (1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, these Notes when these payments are due;

        (2) the Enterprise's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

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        (3)  the rights, powers, trusts, duties and immunities of the Trustee, and the Enterprise's obligations in connection therewith; and

        (4)  the Legal Defeasance provisions of the Indenture.


    In addition, the Enterprise may, at its option and at any time, elect to have its obligations released with respect to particular covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.


    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Enterprise must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Enterprise must specify whether the Notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, the Enterprise will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that

           (a) the Enterprise has received from, or there has been published by, the Internal Revenue Service a ruling; or

           (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Enterprise will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of this Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

        (4) no Default or Event of Default has occurred and is continuing either:

           (a) on the date of deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

           (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, except with respect to the borrowing of funds as described in clause (4) above, or any other material agreement or instrument to which the Enterprise or any of its Subsidiaries are a party or by which the Enterprise or any of its Subsidiaries are bound;

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        (6)  the Enterprise must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the holders of Notes over other creditors of the Enterprise or with the intent of defeating, hindering, delaying or defrauding creditors of the Enterprise or others;

        (7) the Enterprise must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

        (8) the Enterprise must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

        (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any Note;

        (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

        (5)  make any Note payable in money other than that stated in the Notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

        (7) waive a redemption payment with respect to any Note (other than relating to the covenants described above in the section entitled "--Repurchase at the Option of Holders"); or

        (8)  make any change in the preceding amendment and waiver provisions.

    Without the consent of holders of at least 66 2/3% of the aggregate outstanding principal amount of each of the Notes, the Enterprise may not amend, alter or waive the provisions set forth in the section entitled "--Repurchase at the Option of Holders--Change of Control."

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    Notwithstanding the foregoing, without the consent of any holder of Notes, the Enterprise and the Trustee may amend or supplement the Indenture or the
Notes:

        (1)  to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (3) to provide for the assumption of the Enterprise's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Enterprise's assets;

        (4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder; or

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

PROVIDED, HOWEVER, that in the case of a change pursuant to clause (1) above, the Enterprise has delivered to the Trustee an Opinion of Counsel stating that the change does not adversely affect the rights of any holder.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

        (1)  either:

           (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

           (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Enterprise has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

        (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Enterprise is a party or by which it is bound;

        (3) the Enterprise has paid or caused to be paid all sums payable by it under the Indenture; and

        (4) the Enterprise has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

    In addition, the Enterprise must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE


    If the Trustee becomes a creditor of the Enterprise, the Indenture limits its right to obtain payment of claims, or to realize on property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described in the Trust Indenture Act of 1939, it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.



    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to specific exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of Notes, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with the request or direction.


GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Tribe, the Enterprise and the Trustee agree that the transactions under the Indenture, including the execution of the Indenture, the lending of money and the issuance of the Notes, occurred outside the Tribe's reservation in the State of New York.

LIMITED WAIVER OF SOVEREIGN IMMUNITY

    The Tribe does not consent to the enforcement, levy or other execution of any judgment for money or other damages against any assets, real or personal, of the Tribe, except that the Tribe and the Enterprise shall waive their respective sovereign immunity from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by the Trustee (or by the holders of Notes or their respective representatives), to interpret or enforce the terms of the Indenture or the Notes, and to enforce and execute any judgment resulting therefrom:

        (1) for the sole purpose of compelling the Tribe to return any prohibited payment made to the Tribe as described in paragraph (c) under "Certain Covenants--Covenants of the Tribe," against any assets of the Business Enterprise Division of the Tribe, but in no event against any assets of the Government Services Division of the Tribe, and

        (2) in all other circumstances, first against any assets of the Enterprise and second against any assets of the Business Enterprise Division of the Tribe, but in no event against any assets of the Government Services Division of the Tribe; PROVIDED that the Tribe and the Enterprise consent to the enforcement and execution of any such judgment against any such assets of the Business Enterprise Division of the Tribe pursuant to this clause (2) only in the event that the Tribe has failed to faithfully and fully comply with any of the provisions under "Certain Covenants--Covenants of the Tribe."

    Notwithstanding any other provision of law or canon of construction, the Tribe and the Enterprise each intend this waiver to be interpreted liberally to permit the full litigation of disputes arising under or out of the Indenture or the Notes. Without limiting the generality of the foregoing, and subject to

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the foregoing, the Tribe and the Enterprise shall waive their respective immunity from unconsented suit to permit any court of competent jurisdiction or arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association, to:

        (a) enforce and interpret the terms of the Indenture and the Notes, and award and enforce the award of damages owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration;

        (b) determine whether any consent or approval of the Tribe or the Enterprise has been improperly granted or unreasonably withheld;

        (c) enforce any judgment prohibiting the Tribe or the Enterprise from taking any action, or mandating or obligating the Tribe or the Enterprise to take any action, including a judgment compelling the Tribe or Enterprise to submit to binding arbitration; and


        (d) as to a court only, but not arbitrators, adjudicate any claim under the Indian Civil Rights Act of 1968.


ADDITIONAL INFORMATION


    Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Choctaw Resort Development Enterprise, P.O. Box 6260, Choctaw Branch, Philadelphia, Mississippi 39350, Attention: Jay Dorris, President, and Michael Donald, Vice President of Resort Finance.


BOOK-ENTRY, DELIVERY AND FORM

    The certificates representing the Exchange Notes will be issued in fully registered form without interest coupons. Except as described herein under the heading "Certificated Securities," Exchange Notes will initially be represented by a permanent Global Exchange Note in fully registered form without interest coupons and will be deposited with the trustee as custodian for the Depository Trust Company and registered in the name of a nominee of such depositary.

THE GLOBAL NOTE

    We expect that according to procedures established by the Depository Trust Company (A) upon the issuance of the Global Note, the Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the Global Note to the respective accounts of persons who have accounts with that depositary and
(B) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company or its nominee and the records of participants. Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depository Trust Company ("participants") or persons who hold interests through participants.

    So long as the Depository Trust Company, or its nominee, is the registered owner or holder of the Exchange Notes, the Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the global note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the Depository Trust Company's procedures, in addition to those provided for under the Indenture.

    Payments of the principal of, premium, if any, and interest on, the Global Note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner of that

                                       95
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Global Note. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through those participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments will be the responsibility of those participants.

    Transfers between participants in the Depository Trust Company will be effected in the ordinary way through DTC's same-day funds system in accordance with the Depository Trust Company rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Exchange Notes to persons in states that require physical delivery of the Exchange Notes, or to pledge such securities, that holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of Exchange Notes, including the presentation of Exchange Notes for exchange as described below, only at the direction of one or more participants to whose accounts the Depository Trust Company interests in the Global Note are credited and only in respect of that portion of the aggregate principal amount of Exchange Notes as to which that participant or those participants has or have given that direction. However, if there is an event of default under the Indenture applicable to the Global Note, the Depository Trust Company will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

    Although the Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository Trust Company, it is under no obligation to perform those procedures and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES

    Certificated Securities shall be issued in exchange for the Old Notes in the exchange offer or for beneficial interest in the Global Note, in each case, if requested by a Holder of such Old Note or such beneficial interests, respectively. In addition, Certificated Securities shall be issued in exchange for beneficial interests in the Global Note if the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by us within 90 days.

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SAME DAY SETTLEMENT AND PAYMENT

    The Enterprise will make payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Enterprise will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder's registered address. The Exchange Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. The Enterprise expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Enterprise that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. The Registration Rights Agreement, and not this description, determines the registration rights of holders of these Notes. See "--Additional Information."


    The Enterprise entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which, the Enterprise, at its cost, is filing the Exchange Offer Registration Statement with the Commission (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Enterprise will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make the required representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.


    If:

        (1)  the Enterprise is not

           (a)  required to file the Exchange Offer Registration Statement; or

           (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

        (2) any holder of Transfer Restricted Securities notifies the Enterprise prior to the 20th day following consummation of the Exchange Offer that:

           (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

           (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

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           (c)  it is a broker-dealer and owns Notes acquired directly from the
       Enterprises or one of their affiliates,


    the Enterprise will file with the Commission a registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof who satisfy conditions relating to the provision of information in connection with the Shelf Registration Statement.


    The Enterprise will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    For purposes of the preceding, "Transfer Restricted Securities" means each Old Note until:

        (1) the date on which such Old Note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

        (2) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

        (3) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

        (4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The Registration Rights Agreement provides that:

        (1) the Enterprise will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of the offering of the Old Notes;

        (2) the Enterprise will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of the offering of the Old Notes;

        (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Enterprise will

           (a)  commence the Exchange Offer; and

           (b) use its best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer; and

        (4) if obligated to file the Shelf Registration Statement, the Enterprise will use its best efforts to file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

    If:

        (1) the Enterprise fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

        (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

        (3) the Enterprise fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

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        (4)  the Shelf Registration Statement or the Exchange Offer Registration
    Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Enterprise will pay liquidated damages ("Liquidated Damages") to each holder of Notes immediately following the occurrence of the first Registration Default in an amount equal to $0.1925 per week per $1,000 principal amount of Notes held by such holder until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $10.00 per $1,000 principal amount of Notes.

    The Enterprise will pay all accrued Liquidated Damages on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certified Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.


    Holders of Old Notes will be required to make representations to the Enterprise (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Enterprise against specific losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Old Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under particular circumstances upon receipt of written notice to that effect from the Enterprises.


CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all these terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time that other Person is merged with or into, became a Subsidiary of, or substantially all of its business and assets were acquired by, that specified Person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, the other Person merging with or into, becoming a Subsidiary of, or substantially all of its business and assets being acquired by, that specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by that specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person or any Person who is a council member, director or officer of such Person, of any Subsidiary of such Person or any Person described above; PROVIDED that no Person shall be deemed an Affiliate of the Tribe, the Enterprise or any of their respective Affiliates solely by virtue of such Person's membership in the Tribe. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

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For purposes of this definition, the terms "controlling," "controlled by" and
"under common control with" have correlative meanings.

    "ANNUAL SERVICE PAYMENT" means an annual payment to the Tribe by the Enterprise in an amount of $55 million per year, which amount shall be increased annually on each September 30, commencing with September 30, 2001, by 5% per annum.

    "ASSET SALE" means:

        (1) the sale, lease, conveyance or other disposition of any assets or rights (including but not limited to sale and leaseback transactions); PROVIDED that the sale, lease conveyance or other disposition of all or substantially all of the assets of the Enterprise and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders--Change of Control" and not by the provisions of the Asset Sale covenant; and

        (2) the issuance of Equity Interests by any Restricted Subsidiary of the Enterprise or the sale of Equity Interests in any of the Enterprise's Restricted Subsidiaries by the Enterprise or any Restricted Subsidiary or the sale by the Enterprise or any of its Restricted Subsidiaries of any Equity Interests in any of their respective Subsidiaries.

    Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

        (1)  any single transaction or series of related transactions that:
    (a) involves assets having a fair market value of less than $1.0 million; or
    (b) results in net proceeds to the Enterprise and its Restricted Subsidiaries of less than $1.0 million;

        (2) a transfer of assets between or among the Enterprise and its Restricted Subsidiaries;

        (3) an issuance of Equity Interests by a Restricted Subsidiary to the Enterprise or to another Restricted Subsidiary;

        (4) the sale of inventory or obsolete furniture, fixtures, equipment or other assets in the ordinary course of business;

        (5) dispositions of gaming equipment in the ordinary course of business pursuant to an established program for the maintenance and upgrading of this equipment;

        (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "Certain
    Covenants--Restricted Payments"; and

        (7) any lease or sublease permitted under the covenant described above under the caption "Certain Covenants--Restrictions on Leasing and Dedication of Property."

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BIA" means the Bureau of Indian Affairs.

    "BOARD OF DIRECTORS" means:

        (1) with respect to a corporation, the board of directors of the corporation;

        (2) with respect to a partnership, the board of directors of the managing partner of the partnership;

        (3) with respect to the Enterprise, the board of directors of the Enterprise;

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        (4)  with respect to the Tribe, the tribal council; and

        (5) with respect to any other Person, the board or committee of such Person serving a similar function.

    "BUSINESS ENTERPRISE DIVISION" means the division of the Executive Branch of the Tribe created under Ordinance 56 of the Tribe through which wholly owned enterprises are chartered and operated.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

        (1)  in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity (including an unincorporated organization), any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or equity;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

        (1)  United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank chartered or organized in the United States and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

        (6) a money market fund at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition, if such fund has assets of not less than $500 million.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the Enterprise ceases to be a wholly-owned unit, instrumentality, enterprise or subdivision of the government of the Tribe;

        (2) the Enterprise ceases to have the exclusive legal right to operate the Resort;

        (3) the Enterprise fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days;

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        (4)  the Enterprise sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the Gaming Assets to, or consolidates or merges with or into, any other Person; or

        (5) the adoption of a plan relating to the liquidation or dissolution of the Enterprise.


    "COMPACT" means the tribal-state Compact entered into between the Tribe and the State of Mississippi pursuant to the Indian Gaming Regulatory Act of 1988, or such other Compact as may be substituted therefor.


    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for that period PLUS:

        (1) an amount equal to any extraordinary loss plus the amount of any net loss realized by that Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent those losses were deducted in computing Consolidated Net Income; PLUS

        (2) consolidated interest expense of that Person and its Restricted Subsidiaries for the relevant period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that this expense was deducted in computing Consolidated Net Income; PLUS

        (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and, without duplication, other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person and its Restricted Subsidiaries for the relevant period to the extent that depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income; PLUS

        (4) management contract termination fees paid to Boyd Management Corporation in such period; PLUS

        (5) the amount of any Annual Service Payment made in such period, to the extent that such Annual Service Payment was deducted in computing Consolidated Net Income; MINUS

        (6) without duplication, non-cash items increasing Consolidated Net Income for the relevant period, other than the accrual of revenue in the ordinary course of business; MINUS

        (7) to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by the Enterprise or any of its Subsidiaries from any Person (other than the Enterprise or any of its Subsidiaries) in respect of any Investment for such period.

    Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Enterprise will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Enterprise only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Enterprise by that Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equity holders.

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    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

        (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

        (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of its acquisition will be excluded;

        (4) the cumulative effect of a change in accounting principles will be excluded; and

        (5) the non-cash effect on Net Income for that period of any change in the fair value of a Hedging Obligation of the Enterprise or any of its Restricted Subsidiaries will be excluded.

    "CREDIT FACILITIES" means, with respect to the Enterprise or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Revolving Credit Facility and excluding the Senior Secured Term Loan Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, capitalized leases, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the covenant described under the captions entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Enterprise to repurchase that Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that the Enterprise may not repurchase or redeem any of that Capital Stock unless the repurchase or redemption complies with the covenant described above under the caption "Certain Covenants--Restricted Payments."

    "ENTERPRISE" means The Mississippi Band of Choctaw Indians d/b/a Choctaw Resort Development Enterprise, a business enterprise of The Mississippi Band of Choctaw Indians created by Resolution CHO-00-010 authorizing its creation under Ordinance 56 of the Tribe, together with any subdivision, agency or subunit that has no separate legal existence from the Choctaw Resort Development Enterprise.

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    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCLUDED DEBT" means Indebtedness (not to exceed $12 million at any one time outstanding until those amounts are repaid in accordance with the terms of such Indebtedness in effect on the date of the Indenture, whether in whole or in part) of the Tribe under agreements existing on the date of the Indenture, which agreements do not preclude recourse to the assets of the Enterprise.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Enterprise and its Restricted Subsidiaries (including, without limitation, Indebtedness outstanding under the Senior Secured Term Loan Facility) in existence on the date of the Indenture until those amounts are repaid in whole or in part; PROVIDED, HOWEVER, Existing Indebtedness shall not include Indebtedness under the Senior Secured Revolving Credit Facility.

    "EXPANSION PROJECT" means the project to construct the Golden Moon and the related improvements to the Silver Star, as more fully described in this prospectus.

    "FF&E" means furniture, fixture and equipment, including gaming equipment, used in connection with any Gaming Business.

    "FF&E FINANCING" means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Enterprise or a Restricted Subsidiary of FF&E used in connection with the Resort whether or not secured by a Lien on such FF&E; PROVIDED that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period to the Fixed Charges of that Person for that period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary revolving credit borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or that issuance, repurchase or redemption of preferred equity and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to those Fixed Charges will not be

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    obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

        (1) the consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and the net effect of all payments made or received pursuant to Hedging Obligations; PLUS

        (2) the consolidated interest of that Person and its Restricted Subsidiaries that was capitalized during that period; PLUS

        (3) any interest expense on Indebtedness of another Person that is guaranteed by that Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not the guarantee or Lien is called upon, other than Excluded Debt; PROVIDED that such specified Person has not paid the interest on such Indebtedness; PLUS

        (4) the products of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times
    (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of that Person expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; PROVIDED that the Annual Service Payment shall not constitute a Fixed Charge.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by other entities that have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GAMING ASSETS" means any and all real, mixed and personal property of the Enterprise, its Restricted Subsidiaries and the Tribe that is (a) associated with the Gaming Business of the Enterprise or (b) reflected on the balance sheet of the Enterprise as of December 31, 2000 or any subsequent balance sheet for the Enterprise. "Gaming Assets" in any event includes without limitation
(i) the Silver Star and the Golden Moon, (ii) all tangible and intangible property of the Enterprise, its Restricted Subsidiaries or the Tribe associated with the Gaming Business of the Enterprise, including without limitation all gaming, entertainment, restaurant and related equipment, all intellectual property associated with the Gaming Business of the Enterprise, the books and records thereof and all office equipment and receptacles associated therewith, and (iii) all gaming revenues of the Enterprise, its Restricted Subsidiaries and the Tribe derived from the Gaming Business of the Enterprise, including without limitation the right to receive distributions therefrom.

    "GAMING AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, the Tribe, any state, province or any city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Enterprise or any subsidiary of the Enterprise, including any division of the Tribe having such authority.

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    "GAMING BUSINESS" means the Class II and Class III Gaming (as such terms are defined in IGRA) business and, in the case of the Enterprise, includes the gaming and resort business conducted at the Silver Star and the Golden Moon and the development and operation of Permitted Pearl River Resort Amenities.

    "GAMING LICENSE" means every license, permit, franchise or other authorization from any Gaming Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Tribe or the Enterprise and its Subsidiaries, including all licenses granted under the Tribal Gaming Ordinance, and the regulation promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

    "GOVERNMENT SERVICES DIVISION" means the division of the Executive Branch of the Tribe created under Ordinance 56 of the Tribe that contains all operations and departments of the Executive Branch, except the business enterprises identified in Section 2 of Ordinance 56 and the Silver Star.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of that Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.


    "IGRA" means the Indian Gaming Regulatory Act of 1988.


    "INDEBTEDNESS" means, with respect to any specified Person and without duplication, any liability of that Person, whether or not contingent:

        (1) for borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) in respect of banker's acceptances;

        (4) representing Capital Lease Obligations;

        (5) representing the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable;

        (6) representing any Hedging Obligations; and

        (7) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person,

    if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and the amount of that Person's obligation to the redemption, repayment or other repurchase of Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

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    The amount of any Indebtedness outstanding as of any date will be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Enterprise or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to the sale or disposition, that Person is no longer a Restricted Subsidiary, then the Enterprise or that Restricted Subsidiary will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the Equity Interests of that Subsidiary not sold or disposed of pursuant to the sale or disposition in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." If the Enterprise or any of its Restricted Subsidiaries designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of the Indenture, then the Enterprise or that Restricted Subsidiary will be deemed to have made an Investment on the date of that designation equal to the fair market value of the Equity Interests of that Subsidiary in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments."

    The acquisition by the Enterprise or any Restricted Subsidiary of a Person that holds an Investment in any third Person will be deemed to be an Investment by the Enterprise or the Restricted Subsidiary in that third Person in an amount equal to the fair market value of the Investment held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments."

    "KEY PROJECT ASSETS" means:

        (1) any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States,

        (2) any improvement (including, without limitation, the Resort) to the real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Enterprise to be no longer useful to the operation of the Resort), and

        (3) any business records of the Enterprise or the Tribe relating to the operation of the Resort.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "MOODY'S" means Moody's Investors Service and any successor thereof.

    "NET INCOME" means, with respect to any specified Person for any period,

                                      107
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        (i) the net income (loss) of that Person for that period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred equity, excluding, however,

           (1) any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

           (2) any extraordinary gain (but not loss), together with any related provision for taxes on that extraordinary gain (but not loss); PLUS

        (ii) to the extent deducted in determining the net income (loss) of that Person for that period, pre-opening expenses of the Golden Moon PROVIDED that the amount of such pre-opening expenses added to Net Income for all periods pursuant to this clause (ii) shall not exceed $15 million in the aggregate; LESS

        (iii) the amount of any Annual Service Payment made during such period, LESS

        (iv) to the extent included in determining the net income (loss) of that Person for that period, in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Enterprise or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, any taxes paid or payable by the Enterprise as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

    "NIGC" means the National Indian Gaming Commission.

    "NON-RECOURSE DEBT" means Indebtedness

        (1) as to which neither the Enterprise nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or
    (b) is directly or indirectly liable (as a guarantor or otherwise);

        (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Enterprise or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3) as to which such Indebtedness specifies that the lenders thereunder will not have any recourse to the equity or assets of the Enterprise or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OWNERSHIP INTEREST" means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any member of the Board of Directors or other executive office of such Person.

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    "PERMITTED INVESTMENTS" means:

        (1) any Investment in the Enterprise or in any of its Restricted Subsidiaries engaged in the Gaming Business;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by the Enterprise or any of its Restricted Subsidiaries in a Person, if as a result of that Investment:

           (a) the Person becomes a Restricted Subsidiary of the Enterprise engaged in the Gaming Business; or

           (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Enterprise or a Restricted Subsidiary engaged in the Gaming Business;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

        (5) 90 days after the hotel and casino facilities at the Golden Moon have been open and fully operational, any Investment in any Person engaged in the Gaming Business having an aggregate fair market value (as determined in good faith by the Board of Directors and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed at any one time outstanding the greater of
    (x) $25.0 million or (y) $115.0 million MINUS the aggregate amount outstanding under the Senior Secured Revolving Credit Facility on the 90th day after the hotel and casino facilities at the Golden Moon have been open and fully operational;

        (6) payroll advances to employees of the Enterprise or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

        (7) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms; and

        (8) Investments related to Hedging Obligations, so long as such Hedging Obligations are not used for speculative purposes.

    "PERMITTED LIENS" means:

        (1) Liens in favor of the Enterprise or any of its Restricted Subsidiaries;

        (2) Liens existing on the date of the Indenture, including Liens to secure Existing Indebtedness;

        (3) Liens to secure Indebtedness pursuant to Credit Facilities permitted pursuant to clause (1) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (4) Liens on property existing at the time of acquisition thereof by the Enterprise or any of its Restricted Subsidiaries; PROVIDED that those Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

        (5) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

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        (6) Liens to secure Indebtedness (including Capital Lease Obligation)
    permitted by clause (6) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired with or improved with the proceeds of that Indebtedness;

        (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (8) leases or subleases permitted pursuant to the terms of the Indenture and that are granted to others and do not in any material respect interfere with the business of the Enterprise or any Restricted Subsidiary;

        (9) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

        (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

        (11) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of the business of the Enterprise or of any of its Restricted Subsidiaries, as the case may be, and any exceptions to title set forth in any title policies;

        (12) Liens to secure Permitted Refinancing Indebtedness incurred pursuant to clause (5) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock"; PROVIDED that such Liens are not more extensive than those securing the Indebtedness refinanced by such Permitted Refinancing Indebtedness; and


        (13) Liens incurred in the ordinary course of business of the Enterprise or a Restricted Subsidiary with respect to obligations that do not exceed
    $5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and
    (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Enterprise; PROVIDED, HOWEVER, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, which will give the holder thereof a proprietary interest in any gaming activity as prohibited by IGRA.


    "PERMITTED PAYMENTS" means any of the following items to the extent that such item has been recorded as an expense, in accordance with GAAP, on the statement of operations of the Enterprise:

        (1) payment for actual services, products or benefits rendered, performed or delivered in the ordinary course of business of the Enterprise and its Restricted Subsidiaries, which are reasonably necessary or desirable to the operation of the Enterprise, not to exceed the amount that would otherwise be paid for such services, products or benefits to a third-party in an arm's-length transaction, provided such services do not include payments or fees for government overhead of the Tribe or any unit thereof;

        (2) fees paid to the Choctaw Gaming Commission, not to exceed 1% of gross revenues;

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        (3) any pro rata allocation of the Enterprise's portion of actual third-party costs paid by the Tribe for the direct benefit of the Enterprise and its Restricted Subsidiaries;

        (4) allocated costs of employee benefits for employees of the Enterprise paid by the Tribe, including allocated costs of third-party administration, PROVIDED that such allocation does not include payments or fees for any government overhead of the Tribe or any unit thereof; and

        (5) allocated costs of providing police, fire, sewage and other municipal or similar services to the Enterprise paid by the Tribe, not to exceed the pro rata portion of the actual out-of-pocket cost to the Tribe or any unit thereof.

    "PERMITTED PEARL RIVER RESORT AMENITIES" means the Dancing Rabbit Golf Club and for-profit business ventures, such as hotel facilities and related amenities, located on the Tribe's reservation near Philadelphia, Mississippi that complement the business activities conducted at the Silver Star and Golden Moon. For the avoidance of doubt, "Permitted Pearl River Resort Amenities" shall not include any cultural center, museum, wellness center, arena or stadium.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Enterprise or of any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Enterprise or of any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the outstanding principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

        (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Subsidiary Guarantee, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Subsidiary Guarantee, as the case may be, on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) the Indebtedness is incurred either by the Enterprise or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "RESORT" means the multi-amenity gaming and entertainment complex, located on the Tribe's reservation near Philadelphia, Mississippi, consisting of the Silver Star and the proposed Golden Moon, as described in this prospectus, and the Permitted Pearl River Resort Amenities, but excluding (i) any obsolete personal property or real property improvement determined by the Enterprise to be no longer useful or necessary to the operations or support of the Resort and
(ii) any equipment leased from a third party in the ordinary course of business.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

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    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

    "SENIOR SECURED REVOLVING CREDIT FACILITY" means the $125 million revolving, secured credit facility evidenced by the Loan Agreement dated December 19, 2000 among the Enterprise and a syndicate of lenders led by Bank of America, N.A.

    "SENIOR SECURED TERM LOAN FACILITY" means the amortizing secured credit facility evidenced by the Amended and Restated Term Loan Agreement dated December 19, 2000 among the Enterprise and a syndicate of lenders led by Bank of America, N.A.

    "S&P" means Standard & Poor's Ratings Group and any successor thereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase this interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on the Notes.

    "SUBSIDIARY" means:

        (1) with respect to any specified Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any instrumentality or subdivision or subunit of the Enterprise that has a separate legal existence or status or whose property and assets would not otherwise be bound by the terms of the Indenture.

    The Tribe and any other enterprise of the Tribe that is not also an enterprise of the Enterprise shall not be a Subsidiary of the Enterprise.

    "SUBSIDIARY GUARANTEE" means a guarantee of the Enterprise's payment obligations under the Notes and the Indenture by a Subsidiary Guarantor in accordance with the provisions of the Indenture.

    "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary that executes a Subsidiary Guarantee of the Enterprise's payment obligations under the Notes and the Indenture in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "TRIBAL GAMING ORDINANCE" means Ordinance 16(v), Title 15 of the Choctaw Tribal Code.

    "TRIBAL TAX CODE" means, for purposes of the Indenture, any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that the Tribe may impose on the Enterprise or its Restricted Subsidiaries, their patrons or operations; PROVIDED, HOWEVER, that the rate and scope of such taxes shall not be more onerous than equivalent taxes imposed by the State of Mississippi.


    "TRIBE" means the Mississippi Band of Choctaw Indians, a sovereign Indian tribe recognized by the United States of America.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Enterprise that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Indebtedness;

        (2) is not party to any agreement, contract, arrangement or understanding with the Enterprise or any Restricted Subsidiary of the Enterprise unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Enterprise or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Enterprise;

        (3) is a Person with respect to which neither the Enterprise nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Enterprise or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of the Enterprise as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant entitled "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Enterprise as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Enterprise shall be in default of such covenant. The Board of Directors of the Enterprise may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Enterprise of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

        (2) the then outstanding principal amount of that Indebtedness.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion is a summary of the material United States federal income tax consequences relevant to exchange of old notes for exchange notes, and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986 (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of the Code. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of the Code.


    As used herein, "United States Holder" means a beneficial owner of the notes who or that is:


    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under the Code;


    - a corporation, partnership or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof;

    - an estate, the income of which is subject to United States federal income tax regardless of its source; or

    - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

    We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

UNITED STATES HOLDERS

    EXCHANGE PURSUANT TO THIS EXCHANGE OFFER


    The exchange of the notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the notes received will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

    INTEREST


    Payments of stated interest on the notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.


    MARKET DISCOUNT

    The market discount rules discussed below apply to any note purchased after original issue at a price less than its stated redemption price at maturity.


    If a United States Holder purchases a note at a market discount, such holder will be required to treat any principal payments on, or any gain on the disposition on maturity of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, subject to a DE MINIMIS exception, market discount is the amount by which the note's stated redemption price at maturity exceeds the holder's basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than 0.25 percent of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date when you acquired the note. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield to maturity basis. This election is irrevocable. A United States Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a United States Holder acquires a note at a market discount and disposes of such note in any non-taxable transaction (other than a nonrecognition transaction defined in of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the note at its fair market value. A United States Holder may be required to defer until the maturity of the note or, in certain circumstances its earlier disposition the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount on a current basis is made.


    TAXATION OF AMORTIZABLE BOND PREMIUM


    If a United States Holder purchases a note for an amount in excess of its stated redemption price at maturity, such holder will be considered to have purchased the note with "amortizable bond premium." The amount of amortizable bond premium is computed based on the redemption price on an earlier call date if such computation results in a smaller amortizable bond premium attributable to the period of such earlier call date. A United States Holder generally may elect to amortize such premium using the constant yield to maturity method. The amount amortized in any year will generally be treated as a reduction of your interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of a holder's prior interest inclusions on the note. If a United States Holder does not make such an election, the premium on a note will decrease the gain or increase the loss otherwise recognized on the sale, redemption, retirement or other disposition of the note. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by a United States Holder on or after the first day of the first taxable year to which the election applies. A United States Holder may not revoke this election without the consent of the IRS.


    SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

    A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, plus market discount previously included in income, if any, less any bond premium previously amortized and any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

    BACKUP WITHHOLDING


    A United States Holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes before maturity. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:


    - fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that it has failed to properly report payments of interest or dividends; or

    - fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.


    United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a refund or credit against their United States federal income tax liability as long as they provide specific information to the IRS.


NON-UNITED STATES HOLDERS

    DEFINITION OF NON-UNITED STATES HOLDERS; INTEREST PAYMENTS AND GAINS FROM
     DISPOSITIONS

    A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

    Interest paid to a non-United States Holder will likely be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) unless:

    - such holder does not directly or indirectly, actually or constructively own 10% or more of our equity or the equity of the Tribe;

    - such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

    - either (1) the non-United States Holder certifies to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name or address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that it is not a "United States person" and provides us or our paying agent with a copy of this statement.

    The certification requirement described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United

States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that:

    - the certification described above be provided by the partners and

    - the partnership provide certain information, including a United States taxpayer identification number.

    Further, a look-through rule will apply in the case of tiered partnerships. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.


    A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.



    If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business or, if an income tax treaty applies, and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.


    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting will likely not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will likely not be subject to information reporting or backup withholding, except that information reporting and backup withholding may apply to those payments if the broker is:

    - a United States person;

    - a controlled foreign corporation for United States federal income tax purposes;

    - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

    - a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

    Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is likely subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    Non-United States Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


    We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against specific types of liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


    The validity of the exchange notes will be passed upon for us by Latham & Watkins, New York, New York and Roth, VanAmberg, Rogers, Ortiz, Fairbanks & Yepa, LLP, Sante Fe, New Mexico. Material United States income tax considerations will be passed upon for us by Latham & Watkins.


                                    EXPERTS


    The financial statements and supplementary combined financial statements as of September 30, 2000 and 1999 and for each of the years then ended, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements and supplementary combined financial statements for the year ended September 30, 1998, included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                         INDEX TO FINANCIAL STATEMENTS


             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
                AND THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000



Financial Statements

  Report of Independent Accountants.........................     F-2

  Report of Independent Auditors............................     F-3

  Balance Sheets as of September 30, 2000 and 1999..........     F-4

  Statements of Income for the Years Ended September 30,
    2000, 1999 and 1998.....................................     F-5

  Statements of Owner's Equity for the Years Ended September
    30, 2000, 1999 and 1998.................................     F-6

  Statements of Cash Flows for the Years Ended September 30,
    2000, 1999 and 1998.....................................     F-7

  Notes to Financial Statements.............................     F-8

Unaudited Financial Statements

  Balance Sheets as of June 30, 2001 (unaudited) and
    September 30, 2000......................................    F-15

  Statements of Income for the Nine Months Ended June 30,
    2001 and 2000 (unaudited)...............................    F-16

  Statement of Owner's Equity for the Nine Months Ended June
    30, 2001 (unaudited)....................................    F-17

  Statements of Cash Flows for the Nine Months Ended June
    30, 2001 and 2000 (unaudited)...........................    F-18

  Notes to Financial Statements.............................    F-19

Supplementary Combined Financial Statements

  Supplementary Combined Balance Sheets as of September 30,
    2000 and 1999...........................................    F-28

  Supplementary Combined Statements of Income for the Years
    Ended September 30, 2000, 1999 and 1998.................    F-29

  Supplementary Combined Statements of Owner's Equity for
    the Years Ended September 30, 2000, 1999 and 1998.......    F-30

  Supplementary Combined Statements of Cash Flows for the
    Years Ended September 30, 2000, 1999, and 1998..........    F-31

  Notes to Supplementary Combined Financial Statements......    F-32

  Supplementary Combined Balance Sheets as of June 30, 2001
    (unaudited) and September 30, 2000......................    F-40

  Supplementary Combined Statements of Income for the Nine
    Months Ended June 30, 2001 and 2000 (unaudited).........    F-41

  Supplementary Combined Statement of Owner's Equity for the
    Nine Months Ended June 30, 2001 (unaudited).............    F-42

  Supplementary Combined Statements of Cash Flows for the
    Nine Months ended June 30, 2001 and 2000 (unaudited)....    F-43

  Notes to Supplementary Combined Financial Statements......    F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

Mr. Phillip Martin, Chief
Mississippi Band of Choctaw Indians

Board of Directors
Choctaw Resort Development Enterprise


    In our opinion, the accompanying balance sheets and the related statements of income, owner's equity, and cash flows presents fairly, in all material respects, the financial position of the Choctaw Resort Development Enterprise (the "Enterprise"), an unincorporated business enterprise of the Mississippi Band of Choctaw Indians, at September 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Enterprise's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    As described in Note 1 to the supplementary combined financial statements, effective July 1, 2001, the Enterprise merged with the Dancing Rabbit Golf Club (the "Dancing Rabbit") in a transaction accounted for as a pooling of interests. The accompanying supplementary combined financial statements give retroactive effect to the merger of the Enterprise with the Dancing Rabbit. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Enterprise after financial statements covering the date of consummation of the business combination are issued.



    In our opinion, based upon our audits, the accompanying supplementary combined balance sheets and the related supplementary combined statements of income, owner's equity and of cash flows present fairly, in all material respects, the combined financial position of the Enterprise and the Dancing Rabbit at September 30, 2000 and 1999, and the combined results of their operations and their combined cash flows for each of the two years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Enterprise's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
Las Vegas, Nevada


December 1, 2000, except for Note 11,
  as to which the date is December 29, 2000 and except as to the pooling of interests with the Dancing Rabbit, as to which the date is July 3, 2001

                         REPORT OF INDEPENDENT AUDITORS

Phillip Martin, Chief
Mississippi Band of Choctaw Indians


    We have audited the accompanying statements of income, owner's equity and cash flows of the Choctaw Resort Development Enterprise (the "Enterprise"), an unincorporated business enterprise of the Mississippi band of Choctaw Indians, for the year ended September 30, 1998. These financial statements are the responsibility of the Enterprise's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the owner's equity of the Choctaw Resort Development Enterprise, an unincorporated business enterprise of the Mississippi Band of Choctaw Indians, at September 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. We have not audited the financial statements of the Enterprise for any period subsequent to September 30, 1998.



    As described in Note 1 to the supplemental combined financial statements, effective July 1, 2001, the Enterprise merged with the Dancing Rabbit Golf Club (the "Dancing Rabbit") in a transaction accounted for as a pooling of interests. The accompanying supplementary combined financial statements give retroactive effect to the merger of the Enterprise with the Dancing Rabbit. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Enterprise after financial statements covering the date of consummation of the business combination are issued.



    We have also audited, in accordance with accounting standards generally accepted in the United States, the accompanying supplemental combined statement of income, owners' equity and cash flows of the Enterprise and the Dancing Rabbit for the year ended September 30, 1998. These supplemental financial statements are the responsibility of the Enterprise's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audit.



    In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the combined owners' equity of the Enterprise and the Dancing Rabbit at September 30, 1998, and the combined results of their operations and their combined cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.



Ernst & Young LLP
Jackson, Mississippi
November 20, 1998, except for the pooling of interests with the Dancing Rabbit, as to which the date is July 3, 2001

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                                 BALANCE SHEETS

                          SEPTEMBER 30, 2000 AND 1999

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            1999
                                                              -------------   -------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 33,265,501    $ 20,131,227
  Accounts receivable (net of allowance of $829,704 and
    $672,960)...............................................     3,147,464       3,431,637
  Inventories...............................................     1,337,074         923,932
  Prepaid expenses and other................................       914,674       1,474,708
                                                              ------------    ------------
      Total current assets..................................    38,664,713      25,961,504
Property and equipment, net.................................   126,621,963     119,896,384
Restricted cash.............................................     2,443,344       2,295,049
Deferred loan costs.........................................       299,082              --
Other assets................................................       618,770         577,006
                                                              ------------    ------------
      Total assets..........................................  $168,647,872    $148,729,943
                                                              ============    ============

                              LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 18,750,000    $  1,333,240
  Accounts payable..........................................     2,105,064       1,980,827
  Due to Mississippi Band of Choctaw Indians................     5,562,108              --
  Distribution payable to Mississippi Band of Choctaw
    Indians.................................................            --       5,319,757
  Accrued liabilities:
    Accrued payroll and related.............................     4,836,791       4,269,763
    Accrued expenses and other liabilities..................     5,597,058       5,365,585
    Accrued management fees.................................            --       3,664,786
                                                              ------------    ------------
      Total current liabilities.............................    36,851,021      21,933,958
                                                              ------------    ------------
Long-term debt, less current maturities.....................    43,750,000              --
Owner's equity:
Contributed capital.........................................   120,941,233     113,632,319
Retained earnings (deficit).................................   (32,894,382)     13,163,666
                                                              ------------    ------------
      Total owner's equity..................................    88,046,851     126,795,985
                                                              ------------    ------------
      Total liabilities and owner's equity..................  $168,647,872    $148,729,943
                                                              ============    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                              STATEMENTS OF INCOME

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         2000            1999            1998
                                                     -------------   -------------   -------------
Revenue:
  Casino...........................................  $231,764,213    $228,289,431    $217,139,580
  Food and beverage................................    19,566,492      18,079,356      17,186,056
  Rooms............................................     8,763,236       8,412,111       8,097,255
  Other............................................     5,118,348       4,416,582       3,889,262
                                                     ------------    ------------    ------------
Gross revenue......................................   265,212,289     259,197,480     246,312,153
Less promotional allowances........................   (20,206,918)    (17,473,273)    (15,198,529)
                                                     ------------    ------------    ------------
  Net revenue......................................   245,005,371     241,724,207     231,113,624
                                                     ------------    ------------    ------------
Costs and expenses:
  Casino...........................................    58,990,590      55,920,872      50,478,898
  Food and beverage................................     6,912,038       6,824,706       7,261,056
  Rooms............................................     1,404,184       1,268,988       1,543,579
  Other............................................     3,031,276       3,614,535       3,137,631
  Selling, general and administrative..............    28,272,380      23,034,211      20,477,639
  Maintenance and utilities........................     4,800,747       5,871,447       4,212,082
  Management fee...................................    16,413,592      43,457,949      39,956,093
  Depreciation.....................................    11,476,450      12,017,236      10,815,778
  Management agreement termination fee.............    72,000,000              --              --
                                                     ------------    ------------    ------------
    Total..........................................   203,301,257     152,009,944     137,882,756
                                                     ------------    ------------    ------------
Operating income...................................    41,704,114      89,714,263      93,230,868
                                                     ------------    ------------    ------------

Other income (expense)
  Interest income..................................       755,548         523,423         720,711
  Interest expense.................................    (3,934,949)       (212,833)       (418,251)
                                                     ------------    ------------    ------------
    Total..........................................    (3,179,401)        310,590         302,460
                                                     ------------    ------------    ------------
Net income.........................................  $ 38,524,713    $ 90,024,853    $ 93,533,328
                                                     ============    ============    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                          STATEMENTS OF OWNER'S EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                       RETAINED
                                                      CONTRIBUTED      EARNINGS     TOTAL OWNER'S
                                                        CAPITAL       (DEFICIT)        EQUITY
                                                      ------------   ------------   -------------
Balances, September 30, 1997........................  $108,378,018   $ 26,194,257   $134,572,275

  Net income........................................            --     93,533,328     93,533,328

  Contributed capital...............................     1,794,303             --      1,794,303

  Distributions.....................................            --    (99,270,082)   (99,270,082)
                                                      ------------   ------------   ------------

Balances, September 30, 1998........................   110,172,321     20,457,503    130,629,824

  Net income........................................            --     90,024,853     90,024,853

  Contributed capital...............................     3,459,998             --      3,459,998

  Distributions.....................................            --    (97,318,690)   (97,318,690)
                                                      ------------   ------------   ------------

Balances, September 30, 1999........................   113,632,319     13,163,666    126,795,985

  Net income........................................            --     38,524,713     38,524,713

  Contributed capital...............................     7,308,914             --      7,308,914

  Distributions.....................................            --    (84,582,761)   (84,582,761)
                                                      ------------   ------------   ------------

Balances, September 30, 2000........................  $120,941,233   $(32,894,382)  $ 88,046,851
                                                      ============   ============   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                               YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            1999            1998
                                                              -------------   -------------   -------------
Cash flows from operating activities
  Net income................................................   $38,524,713    $ 90,024,853    $ 93,533,328
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization.............................    11,536,266      12,017,236      10,815,778
  Loss/(gain) on disposal of property and equipment.........        71,634         591,761          (3,843)
  Change in operating assets and liabilities:
    Accounts receivable, net................................       284,173      (1,801,919)       (590,757)
    Inventories.............................................      (413,142)        (72,093)        120,179
    Prepaid expenses and other..............................       560,034         405,347        (412,914)
    Other assets............................................       (41,764)       (157,938)             --
    Accounts payable........................................       124,237       1,268,058      (2,067,018)
    Accrued liabilities.....................................    (2,866,285)        850,093       2,451,067
                                                               -----------    ------------    ------------
Net cash provided by operating activities...................    47,779,866     103,125,398     103,845,820
                                                               -----------    ------------    ------------
Cash flows from investing activities
  Acquisitions of property and equipment....................    (5,453,350)     (2,174,468)     (2,432,518)
  Proceeds from disposal of property and equipment..........        50,709              --           7,700
  Restricted cash...........................................      (148,295)       (108,578)       (442,144)
                                                               -----------    ------------    ------------
Net cash used in investing activities.......................    (5,550,936)     (2,283,046)     (2,866,962)
                                                               -----------    ------------    ------------
Cash flows from financing activities
  Proceeds from issuance of long-term debt..................    75,000,000              --              --
  Repayment of long-term debt...............................   (12,500,000)             --              --
  Distributions to the Mississippi Band of Choctaw
    Indians.................................................   (89,902,518)    (99,375,965)    (99,023,349)
  Repayment of note payable to Boyd.........................    (1,333,240)     (2,000,004)     (2,000,004)
  Loan fees paid............................................      (358,898)             --              --
                                                               -----------    ------------    ------------
Net cash used in financing activities.......................   (29,094,656)   (101,375,969)   (101,023,353)
                                                               -----------    ------------    ------------
Net increase (decrease) in cash and cash equivalents........    13,134,274        (533,617)        (44,495)
                                                               -----------    ------------    ------------
Cash and cash equivalents at beginning of period............    20,131,227      20,664,844      20,709,339
                                                               -----------    ------------    ------------
Cash and cash equivalents at end of period..................   $33,265,501    $ 20,131,227    $ 20,664,844
                                                               ===========    ============    ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................   $ 3,863,060    $    228,884    $    433,650
                                                               ===========    ============    ============
Supplemental disclosure of non-cash investing and financing
  activities:
  Contributions of property and equipment from the Tribe....   $ 7,308,914    $  3,459,998    $  1,794,303
                                                               ===========    ============    ============
  Distributions to the Tribe accrued but not paid...........            --    $  5,319,757    $  7,377,032
                                                               ===========    ============    ============
  Write-off of fully depreciated property and equipment.....   $    18,493    $  1,268,508    $         --
                                                               ===========    ============    ============
  Due to Mississippi Band of Choctaw Indians for property
    and equipment...........................................   $ 5,562,108    $         --    $         --
                                                               ===========    ============    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS

    The Choctaw Resort Development Enterprise (the "Enterprise") is an enterprise of the Mississippi Band of Choctaw Indians (the "Tribe"). The Enterprise was established on October 12, 1999 by the Tribe for the purpose of managing the existing and future Tribal gaming and other resort operations at the Tribe's Pearl River Community. The sole operating entity of the Enterprise as of September 30, 2000 and since inception is the Silver Star Hotel and Casino (the "Silver Star"). The Silver Star commenced operations of a gaming, hotel, conference center and restaurant complex near Philadelphia, Mississippi on trust lands of the Tribe on July 1, 1994. In addition, the Enterprise is currently developing a second hotel and casino, the Golden Moon (the "Golden Moon"), to be located adjacent to the Silver Star.

    In connection with the development of the Silver Star, the Tribe entered into a seven-year management agreement (the "Management Agreement") with Boyd Mississippi, Inc., a subsidiary of Boyd Gaming Corporation ("Boyd"), to construct and operate the Silver Star. The Tribe entered into a termination agreement (the "Termination Agreement") with Boyd to terminate the Management Agreement on January 31, 2000. Pursuant to the provisions of the Termination Agreement, the Enterprise made a termination payment to Boyd in the amount of $72 million on February 1, 2000.

BASIS OF PRESENTATION

    Prior to the establishment of the Enterprise, the Silver Star operated as a separate, wholly owned unincorporated business enterprise of the Tribe. On October 12, 1999, the Tribe contributed the Silver Star to the Enterprise (the "Reorganization"). Due to the common control of the Silver Star and the Enterprise, the Reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of the Enterprise for all periods are presented as if the Reorganization occurred at the beginning of the earliest period presented and include the accounts of the Enterprise and the Silver Star on a historical cost basis, in a manner similar to a pooling of interests.

    These financial statements present the financial position, results of operations and cash flows of the Enterprise as of September 30, 2000 and 1999 and for each of the three years ended September 30, 2000. All intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and on deposit with banks and other financial institutions. The Enterprise considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories, consisting primarily of food, beverage, and gift shop merchandise, are stated at the lower of cost or market. Cost is determined using the first-in, first-out inventory method.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of major construction, including interest incurred during construction of new facilities, are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposals of assets are recognized as incurred.

DEFERRED LOAN COSTS

    Deferred loan costs consist of costs incurred in the issuance of long-term debt. Amortization of deferred loan costs is computed using the interest method over the stated maturity of long-term debt. Accumulated amortization of the deferred loan costs is $59,816 at September 30, 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of the Enterprise's cash and cash equivalents, accounts receivable, note payable, and accounts payable approximate fair value because of the short maturity of those instruments. The Enterprise's long-term debt obligation is stated at fair value as the interest rate is adjusted based on changes in the prime rate.

    Fair value of the Enterprise's off-balance sheet interest rate swap is based on the termination value of the agreement using quotes from the Enterprise's counterparty. The fair value liability of the Enterprise's interest rate swap at September 30, 2000 was $541,847.

CONTRIBUTED CAPITAL

    Contributed capital consists of (i) equipment and facilities related primarily to various construction and expansion projects since the Silver Star opened which have been funded by the Tribe and contributed upon their completion at the Tribe's cost and (ii) certain development costs for the Golden Moon, also funded by the Tribe and contributed at the Tribe's cost.

CASINO AND OTHER REVENUE

    Casino revenue is net win from gaming activities, which is the difference between gaming wins and losses. Gross revenues include the estimated retail value of rooms, food and beverage, and other goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is charged to the casino department in the following amounts:

                                                 YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                    2000            1999            1998
                                                -------------   -------------   -------------
Food and beverage.............................   $13,104,757     $11,684,335     $11,314,203
Rooms.........................................     3,134,430       3,031,001       2,379,323
Other.........................................     1,783,529       1,604,804         866,473
                                                 -----------     -----------     -----------
                                                 $18,022,716     $16,320,140     $14,559,999
                                                 ===========     ===========     ===========

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Enterprise is an unincorporated business enterprise owned by the Mississippi Band of Choctaw Indians, a federally recognized Indian Tribe located on reservation land held in trust by the Bureau of Indian Affairs; therefore, the Enterprise was not subject to Federal or state income taxes for the years ended September 30, 2000, 1999 and 1998.

ADVERTISING EXPENSE

    Advertising is expensed as incurred and is included in selling, general, and administrative expense and casino costs and expenses. Advertising expense was $4,896,757, $4,370,508 and $3,850,132 for the years ended September 30, 2000,
1999 and 1998, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Enterprise include the estimated useful lives of depreciable assets and the estimated allowance for doubtful accounts receivable. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement, as amended by Statement of Financial Accounting Standards No. 138, revises the accounting for derivative financial instruments. See Note 11.

NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                USEFUL LIVES    SEPTEMBER 30,   SEPTEMBER 30,
                                                   (YEARS)          2000            1999
                                                -------------   -------------   -------------
Buildings and improvements....................        20--40    $112,073,146    $112,000,306
Furniture and equipment.......................         5--10      53,314,716      47,752,599
Vehicles......................................             3         553,746         527,633
                                                                 165,941,608     160,280,538
Less accumulated depreciation.................                    51,814,452      40,384,154
                                                                ------------    ------------
                                                                 114,127,156     119,896,384
Construction in progress......................                    12,494,807              --
                                                                ------------    ------------
                                                                $126,621,963    $119,896,384
                                                                ============    ============

    At September 30, 2000, construction in progress consists of $5,562,108 incurred for the construction of a parking garage and $6,932,699 incurred related to the development of the Golden Moon.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

NOTE 3--RESTRICTED CASH

    The Enterprise had $2,443,344 and $2,295,049 of restricted cash classified as a non-current asset as of September 30, 2000 and 1999, respectively. The balances represent cash reserve funds required by the Management Agreement for employment, workers compensation, and other third party claims not otherwise covered by insurance proceeds (the "Claims Reserve") that may be filed or become due after the Management Agreement termination date. The Claims Reserve will survive for three years after the date of the Termination Agreement and is governed by the terms of the Management Agreement. Any unused portion of the claims reserve at the end of the three-year period will become unrestricted.

NOTE 4--LONG-TERM DEBT

    On February 1, 2000, the Enterprise entered into an installment note agreement (the "Loan") with Bank of America, N.A. in the amount of $75 million of which $72 million of the proceeds were used to fund the termination payment to Boyd described in Note 1. The loan bears interest at 1.20% over the one-month London Interbank Offering Rate ("LIBOR") (7.82% at September 30, 2000). Payments are due in monthly principal installments of $1,562,500, plus interest. The Loan matures on January 31, 2004. The Loan may be prepaid by the Enterprise at any time without premium or penalty. The Loan contains various affirmative and negative covenants including requiring the Enterprise to maintain certain financial ratios, limiting the amount of distributions the Enterprise may make to the Tribe to an amount which will permit the fixed charge coverage ratio, as defined, to exceed 1.05:1.00 as well as limiting the amount of capital expenditures the Enterprise may incur related to the Silver Star. As of September 30, 2000, management believes that the Enterprise is in compliance with all debt covenants.

    Aggregate annual principal payments for the next four years at September 30, 2000 are as follows:

YEARS                                                           AMOUNT
-----                                                         -----------
2001........................................................  $18,750,000
2002........................................................   18,750,000
2003........................................................   18,750,000
2004........................................................    6,250,000

    The Enterprise has entered into an interest rate swap agreement for the purpose of fixing interest rates on the Loan, thus reducing exposures to interest rate fluctuations. At September 30, 2000, the Enterprise's interest rate swap had a notional amount of $62,500,000. This agreement effectively fixes the interest rate on the Loan at 8.25%. The notional amount does not represent amounts exchanged by the parties, and thus is not a measure of exposure to the Enterprise. The amount exchanged is based on the notional amount. The term of the interest rate swap agreement is the same as that of the related long-term debt. The differences to be paid or received by the Enterprise under the terms of the interest rate swap agreements are recognized as an adjustment to interest expense. The agreement is with a major financial institution which is expected to fully perform under the terms of the agreement. Upon the prepayment of the Loan, the Enterprise is required to settle the interest rate swap agreement at its fair value on the date of such prepayment.

    In connection with the Termination Agreement, the Enterprise repaid $666,572 to Boyd on February 1, 2000, representing the remaining amount due under a note payable to Boyd which financed an expansion of the Silver Star in 1995.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

NOTE 5--LEASES

    The Enterprise leases various equipment and advertising billboards under operating leases. The initial terms of these leases range from one to five years. Future minimum lease payments required under the operating leases as of September 30, 2000 are as follows:

2001........................................................  $382,923
Thereafter..................................................        --
                                                              --------
                                                              $382,923
                                                              ========

    Rent expense incurred under operating leases was $697,621, $790,678 and $488,004 for the years ended September 30, 2000, 1999 and 1998, respectively.

NOTE 6--ENTERPRISE LICENSING AND REGULATION

    The Mississippi Band of Choctaw Indians, by vote of the Tribal members, authorized casino gaming on Tribal lands located in Mississippi. In accordance with the Indian Gaming Regulatory Act, the Tribe signed a Tribal-State Compact with the State of Mississippi on December 4, 1992 and enacted ordinances authorizing bingo (Class II) and casino-type (Class III) gaming. The Tribal Council created the Choctaw Gaming Commission and authorized it as the regulatory agency responsible for the licensing of the Casino and the on-site regulation of the gaming operations. The Choctaw Gaming Commission has promulgated regulations that govern the gaming operations.

NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD

    The Tribe entered into the seven-year Management Agreement and received in December 1993, the necessary approvals from the National Indian Gaming Commission to construct and operate the Silver Star. The Tribe contracted with Boyd to finance the original construction of the Silver Star property and to manage the Silver Star for a term of seven years. Boyd paid the Tribe a fee of $1,000,000 for the Management Agreement. The Management Agreement provided for a management fee payable monthly to Boyd equal to 30% of the operating profits (as defined) of the Silver Star in the first five years of the Agreement, and 40% in the sixth and seventh years. The Termination Agreement discontinued the payment of management fees to Boyd for operating profits earned subsequent to January 31, 2000. Certain termination adjustments were recorded by the Enterprise for which the management fee was adjusted based upon terms agreed upon by the Tribe and Boyd pursuant to the provisions of the Termination Agreement.

    Management fees paid to Boyd for the years ended September 30, 2000, 1999 and 1998 totaled $16,413,592, $43,457,949 and $39,956,093, respectively. Boyd paid certain expenses including customer airfare, legal fees, and other administrative expenses which were reimbursed by the Enterprise. The Enterprise paid $1,054,684, $3,315,922 and $2,509,921 under this arrangement for the years ended September 30, 2000, 1999 and 1998, respectively. Amounts included in accrued expenses and other liabilities under this arrangement were $0 and $740,894 at September 30, 2000 and 1999, respectively. Prior to February 1, 2000, the Enterprise provided for employee health coverage after a pre-determined waiting period through a self-insured plan administered by Boyd. Administration fees related to this plan were $36,000, $108,000 and $108,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

NOTE 8--RELATED PARTY TRANSACTIONS

    The Management Agreement provided for a monthly cash distribution to the Tribe based on operating profits (as defined) plus depreciation less the management fee described in Note 7, required principal and interest payments on the note payable to Boyd described in Note 4, and any additional principal payments at the discretion of the Tribe on the note payable to Boyd described in
Note 4. The minimum guaranteed monthly distribution to the Tribe was $100,000.

    Net distributions to the Tribe were $84,582,761, $97,318,690 and $99,270,082 for the years ended September 30, 2000, 1999 and 1998, respectively. Subsequent to January 31, 2000, the Enterprise makes distributions to the Tribe at the Tribe's discretion.

    Subsequent to January 31, 2000, employees of the Enterprise are provided health coverage through the Tribe's health plan. The Enterprise and its employees paid $4,549,758 to the Tribe under this arrangement for the year ended September 30, 2000.

    The Enterprise collects and remits a 7% sales tax to the Tribe on rooms, food, beverage, sundry and entertainment revenue. The total sales tax paid was $816,761, $885,389 and $880,374 for the years ended September 30, 2000, 1999 and
1998, respectively. During the year ended September 30, 2000, the Enterprise also paid rent and purchased certain goods and services from the Tribe and its businesses in the amounts of $9,218,753 which amount includes $5,562,108 payable to the Tribe at September 30, 2000 for the construction of a parking garage. For the years ended September 30, 1999 and 1998, the Enterprise paid rent and purchased certain goods and services from the Tribe and its businesses in the amount of $1,784,878 and $1,439,271, respectively.

    The Enterprise paid $250,000 to the Tribal/State Tourism Fund for the promotion of tourism in Mississippi for each of the years ended September 30, 2000, 1999 and 1998 under the Tribal-State Compact. The Choctaw Gaming Commission was paid $2,317,642, $2,282,894 and $2,171,384 for the years ended September 30, 2000, 1999 and 1998, respectively, for fees assessed at 1% of gaming revenues per the Tribal Code.

    During the years ended September 30, 2000, 1999 and 1998, the Tribe contributed property and equipment to the Enterprise at the Tribe's cost of $7,308,914, $3,459,998 and $1,794,303, respectively.

    Guests of the Silver Star can purchase golf packages or play golf at the Dancing Rabbit Golf Club (the "Dancing Rabbit"), a development of the Tribe, and charge the bill to their room at the Silver Star. The Enterprise paid $597,472, $602,782 and $338,503 to the Dancing Rabbit for the years ended September 30, 2000, 1999, and 1998, respectively. Amounts included in accrued expenses and other liabilities under this arrangement were $80,471 and $41,732 at September 30, 2000 and 1999, respectively.

NOTE 9--EMPLOYEE BENEFIT PLANS

    Through January 31, 2000, the employees of the Enterprise were employees of Boyd with the Enterprise incurring all salary and related expenses. As employees of Boyd, the Enterprise's employees participated in Boyd's profit sharing plan and retirement savings plan. The Enterprise expensed contributions of $65,267, $302,710 and $276,240 for the years ended September 30, 2000, 1999 and 1998, respectively.

    Subsequent to January 31, 2000, employees of the Enterprise became eligible to participate in the Tribe's 401(k) plan. The Enterprise expensed contributions of $1,137,653 to this plan for the year ended September 30, 2000.

    The Enterprise has no formal commitments to provide post-retirement health care benefits to retirees.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

NOTE 10--CONTINGENCIES

    The Enterprise is subject to various claims and litigation in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse impact on the Enterprise's financial statements.

NOTE 11--SUBSEQUENT EVENTS

    On November 1, 2000 and December 6, 2000, the Enterprise distributed $7,264,340 and $6,499,811 to the Tribe, respectively.

    On December 29, 2000 the Enterprise entered into a $125 million secured reducing revolving credit facility (the "Facility). The Facility will be used by the Enterprise to (i) finance the construction of the Golden Moon, (ii) provide working capital, (iii) finance permitted capital expenditures, and (iv) for general purposes of the Enterprise.

    The Facility is collateralized by the personal property of and the revenue generated by the Silver Star and the Golden Moon. The Facility has a maturity date of December 28, 2005. Borrowings available under the Facility will reduce quarterly beginning on the earlier of December 31, 2002, or the last day of the first full fiscal quarter following the completion of the Golden Moon, in the amount of $6.25 million per quarter, until the amount of the Facility has been reduced to $40 million. The interest rate on the facility varies based upon the Enterprise's total recourse debt to gaming EBITDA ratio, as defined. The Facility contains certain affirmative and negative covenants, including limiting the Enterprise's Total Leverage Ratio and Fixed Charge Coverage Ratio, as defined, during the term of the agreement. Additionally, the Enterprise has limited the amount that can be expended for the completion of the Golden Moon to $325 million and has agreed to cause the Golden Moon to be open and available for gaming patrons by September 30, 2002.

    Concurrently with the execution of the Facility, the Enterprise amended and restated the Loan (the "Amended Loan"). Under the terms of the Amended Loan the obligations of the Enterprise under the Amended Loan and the Facility are afforded equal, ratable and PARI PASSU benefit of the collateral described above. Additionally, the Amended Loan contains substantially the same affirmative and negative covenants as the Facility.

    Effective October 1, 2000, the Enterprise adopted SFAS 133. As described in
Note 4, the Enterprise has an interest rate swap agreement which is defined as a derivative instrument under SFAS 133. In accordance with the transition provisions of SFAS 133, the Enterprise recorded a cumulative-effect-type transition adjustment of $541,847 in other comprehensive loss and in accrued expenses and other liabilities to recognize the fair value of the Enterprise's liability under this swap agreement on October 1, 2000. Although the Enterprise had designated this swap agreement as a hedge since its inception on February 1, 2000, the Enterprise did not elect to seek hedge accounting for this agreement upon adoption of SFAS 133. Accordingly, during the period from October 1, 2000 through December 31, 2000, the Enterprise will recognize other expense of $664,557 and a related increase in accrued expenses and other liabilities representing the effect during this period of interest rate changes. Reclassifications from other comprehensive income during the period from October 1, 2000 through December 31, 2000 are $35,851.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                                 BALANCE SHEETS


                      JUNE 30, 2001 AND SEPTEMBER 30, 2000



                                                                JUNE 30,     SEPTEMBER 30,
                                                                  2001           2000
                                                              ------------   -------------
                                                              (UNAUDITED)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................  $100,807,546   $ 33,265,501
  Short term investments....................................    87,410,412             --
  Accounts receivable (net of allowance of $1,481,278 and
    829,704)................................................     1,620,844      3,147,464
  Inventories...............................................     1,479,860      1,337,074
  Prepaid expenses and other................................     2,072,394        914,674
                                                              ------------   ------------
      Total current assets..................................   193,391,056     38,664,713
Property and equipment, net.................................   147,363,921    126,621,963
Restricted cash.............................................     2,544,962      2,443,344
Deferred loan costs.........................................     6,448,194        299,082
Other assets................................................       642,876        618,770
                                                              ------------   ------------
      Total assets..........................................   350,391,009   $168,647,872
                                                              ============   ============

                              LIABILITIES AND OWNER'S EQUITY

Current liabilities:
  Current maturities of long-term debt......................  $         --   $ 18,750,000
  Accounts payable..........................................     1,086,943      2,105,064
  Construction accounts payable.............................     9,182,914             --
  Due to Tribe..............................................       816,468      5,562,108
  Accrued liabilities:
    Accrued payroll and related.............................     4,511,863      4,836,791
    Accrued expenses and other liabilities..................     7,316,633      5,597,058
    Accrued interest expense................................     4,867,458             --
                                                              ------------   ------------
      Total current liabilities.............................    27,782,279     36,851,021
Long-term debt, net of current maturities...................   200,000,000     43,750,000
Owner's equity:
  Contributed capital.......................................   148,052,627    120,941,233
  Retained earnings (deficit)...............................   (25,011,889)   (32,894,382)
  Accumulated other comprehensive loss......................      (432,008)            --
                                                              ------------   ------------
      Total owner's equity..................................   122,608,730     88,046,851
                                                              ------------   ------------
      Total liabilities and owner's equity..................  $350,391,009   $168,647,872
                                                              ============   ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                              STATEMENTS OF INCOME


                FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000



                                                                   NINE MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                                              (UNAUDITED)    (UNAUDITED)
Revenue:
  Casino....................................................  $168,136,076   $173,843,563
  Food and beverage.........................................    15,376,493     14,310,394
  Rooms.....................................................     6,227,209      6,348,575
  Other.....................................................     4,514,237      3,658,515
                                                              ------------   ------------
Gross revenue...............................................   194,254,015    198,161,047
Less: promotional allowances................................   (16,663,590)   (14,669,083)
                                                              ------------   ------------
    Net revenue.............................................   177,590,425    183,491,964
                                                              ------------   ------------
Costs and expenses:
  Casino....................................................    46,848,555     44,181,030
  Food and beverage.........................................     5,254,891      5,058,592
  Rooms.....................................................     1,098,002      1,151,855
  Other.....................................................     2,362,443      2,314,952
  Selling, general and administrative.......................    23,578,791     20,423,343
  Maintenance and utilities.................................     3,889,225      3,468,619
  Management fee............................................            --     16,413,591
  Depreciation..............................................     8,714,973      8,495,134
  Management agreement termination fee......................            --     72,000,000
                                                              ------------   ------------
    Total...................................................    91,746,880    173,507,116
                                                              ------------   ------------
Operating income............................................    85,843,545      9,984,848
                                                              ------------   ------------
Other income (expense):
  Interest income...........................................     2,300,611        481,401
  Interest expense..........................................    (8,375,333)    (2,541,618)
  Other income (expense)....................................    (1,286,220)            --
                                                              ------------   ------------
    Total...................................................    (7,360,942)    (2,060,217)
                                                              ------------   ------------
Net income..................................................    78,482,603      7,924,631
Other comprehensive income (loss)...........................      (432,008)            --
                                                              ------------   ------------
Comprehensive income........................................  $ 78,050,595   $  7,924,631
                                                              ============   ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                          STATEMENT OF OWNER'S EQUITY


                    FOR THE NINE MONTHS ENDED JUNE 30, 2001
                                  (UNAUDITED)



                                                                        ACCUMULATED
                                                          RETAINED         OTHER
                                         CONTRIBUTED      EARNINGS     COMPREHENSIVE   TOTAL OWNER'S
                                           CAPITAL       (DEFICIT)         LOSS           EQUITY
                                         ------------   ------------   -------------   -------------
Balances, September 30, 2000...........  $120,941,233   $(32,894,382)    $      --     $ 88,046,851
  Net income...........................            --     78,482,603            --       78,482,603
  Contributed capital..................    27,111,394             --            --       27,111,394
  Distributions........................            --    (70,600,110)           --      (70,600,110)
  Cumulative transition effect of
    adopting SFAS 133..................            --             --      (541,847)        (541,847)
  Reclassification adjustment under
    SFAS 133...........................            --             --       109,839          109,839
                                         ------------   ------------     ---------     ------------
Balances, June 30, 2001................  $148,052,627   $(25,011,889)    $(432,008)    $122,608,730
                                         ============   ============     =========     ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                            STATEMENTS OF CASH FLOWS


                FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000



                                                                   NINE MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
Net income..................................................  $ 78,482,603   $  7,924,631
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
Cumulative effect of accounting change......................      (541,847)            --
Depreciation and amortization...............................     9,843,200      8,532,519
Change in operating assets and liabilities:
  Accounts receivable, net..................................     1,526,620        210,017
  Inventories...............................................      (142,786)      (250,896)
  Prepaid expenses and other................................    (1,157,720)      (210,637)
  Other assets..............................................         2,465         55,991
  Accounts payable and due to Tribe.........................    (6,580,229)       239,907
  Accrued liabilities.......................................     6,262,105     (3,705,805)
                                                              ------------   ------------
Net cash provided by operating activities...................    87,694,411     12,795,727
                                                              ------------   ------------
Cash flows from investing activities:
  Acquisitions of property and equipment, net of amounts in
    construction accounts payable...........................   (16,300,809)    (2,815,153)
  Purchases of short term investments.......................   (87,436,862)            --
  Proceeds from disposal of property and equipment..........            --         39,324
  Restricted cash...........................................      (101,618)      (109,376)
                                                              ------------   ------------
Net cash used in investing activities.......................  (103,839,289)    (2,885,205)
                                                              ------------   ------------
Cash flows from financing activities:
  Proceeds from issuance of bonds...........................   200,000,000             --
  Proceeds from issuance of long-term debt..................            --     75,000,000
  Repayment of long-term debt...............................   (62,500,000)    (7,812,500)
  Repayment of note payable to Boyd.........................            --     (1,333,240)
  Contributions of cash from Tribe..........................    22,110,727             --
  Distributions to Tribe....................................   (70,600,110)   (60,076,946)
  Loan fees paid............................................    (5,323,694)      (358,898)
                                                              ------------   ------------
Net cash provided by financing activities...................    83,686,923      5,418,416
                                                              ------------   ------------
Net increase in cash and cash equivalents...................    67,542,045     15,328,938
Cash and cash equivalents at beginning of period............    33,265,501     20,131,227
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $100,807,546   $ 35,460,165
                                                              ============   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  2,911,585   $  2,490,458
                                                              ============   ============
Supplemental disclosure of non-cash investing and financing
  activities:
  Contributions of property and equipment from the Tribe....  $  3,156,740   $  3,960,276
                                                              ============   ============
  Due to Tribe for property and equipment...................  $    816,468   $         --
                                                              ============   ============
  Contributions of other assets from the Tribe..............  $  1,843,927   $         --
                                                              ============   ============
  Accounts payable for construction.........................  $  9,182,914   $         --
                                                              ============   ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE



                         NOTES TO FINANCIAL STATEMENTS



                                  (UNAUDITED)



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF OPERATIONS



    The Choctaw Resort Development Enterprise (the "Enterprise") is an enterprise of the Mississippi Band of Choctaw Indians (the "Tribe"). The Enterprise was established on October 12, 1999 by the Tribe for the purpose of managing the existing and future Tribal gaming and other resort operations at the Tribe's Pearl River Community. The sole operating entity of the Enterprise as of June 30, 2001 and since inception is the Silver Star Hotel and Casino (the "Silver Star"). "The Silver Star commenced Operations of a gaming, hotel, conference center and restaurant complex near Philadelphia, Mississippi on trust lands of the Tribe on July 1, 1994. In addition, the Enterprise is currently developing a second hotel and casino, the Golden Moon (the "Golden Moon"), to be located adjacent to the Silver Star.



    In connection with the development of the Silver Star, the Tribe entered into a seven-year management agreement (the "Management Agreement") with Boyd Mississippi, Inc., a subsidiary of Boyd Gaming Corporation ("Boyd"), to construct and operate the Silver Star. The Tribe entered into a termination agreement (the "Termination Agreement") with Boyd to terminate the Management Agreement on January 31, 2000. Pursuant to the provisions of the Termination Agreement, the Enterprise made a one-time termination payment to Boyd (the "Termination Fee") in the amount of $72 million on February 1, 2000.



BASIS OF PRESENTATION



    The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended June 30, 2001 are not necessarily indicative of the results that may he expected for the year ended September 30. 2001. The interim financial statements and notes thereto should be read in conjunction with the Enterprise's audited financial statements and notes thereto for the year ended September 30, 2000.



    Prior to the establishment of the Enterprise, the Silver Star operated as a separate, wholly owned unincorporated business enterprise of the Tribe. On October 12, 1999, the Tribe contributed the Silver Star to the Enterprise (the "Reorganization"). Due to the common control of the Silver Star and the Enterprise, the Reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of the Enterprise for all periods are presented as if the Reorganization occurred at the beginning of the earliest period presented and include the accounts of the Enterprise and the Silver Star on a historical cost basis, in a manner similar to a pooling of interests.



CASH AND CASH EQUIVALENTS



    Cash and cash equivalents include cash on hand and on deposit with banks and other financial institutions. The Enterprise considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


SHORT-TERM INVESTMENTS



    Short-term investments include debt securities and other investments which mature within one year but do not qualify as cash equivalents. All short-term investments are classified as held-to-maturity because the Enterprise has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.



INVENTORIES



    Inventories, consisting primarily of food, beverage, and gift shop merchandise, are stated at the lower of cost or market. Cost is determined using the first-in, first-out inventory method.



PROPERTY AND EQUIPMENT



    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of major construction, including interest incurred during construction of new facilities, are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposals of assets are recognized as incurred.



DEFERRED LOAN COSTS



    Deferred loan costs consist of costs incurred in the issuance of long-term debt. Amortization of deferred loan costs is computed using the interest method over the stated maturity of long-term debt. Accumulated amortization of the deferred loan costs is $692,856 and $59,816 at June 30, 2001 and September 30, 2000, respectively.



ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



    On October 1, 2000, the Enterprise adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 138. See Note 4.



CONTRIBUTED CAPITAL



    Contributed capital consists of (i) equipment and facilities related primarily to various construction and expansion projects since the Silver Star opened which have been funded by the Tribe and contributed upon their completion at the Tribe's cost, (ii) certain development costs for the Golden Moon, also funded by the Tribe and contributed at the Tribe's cost and (iii) cash to fund Golden Moon construction and development.



CASINO AND OTHER REVENUE



    Casino revenue is net win from gaming activities, which is the difference between gaming wins and losses. Gross revenues include the estimated retail value of rooms, food and beverage, and other goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances.

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    The estimated cost of providing these promotional allowances is charged to the casino department in the following amounts:



                                                THREE MONTHS ENDED,         NINE MONTHS ENDED
                                                      JUNE 30,                   JUNE 30,
                                              ------------------------   ------------------------
                                                 2001          2000         2001          2000
                                              -----------   ----------   -----------   ----------
Food and beverage...........................  $ 3,935,891   $3,335,379   $11,899,187   $9,698,386
Rooms.......................................      822,058      686,974     2,501,616    2,116,036
Other.......................................      617,946      411,152   $ 1,885,239   $1,019,910
                                              -----------   ----------   -----------   ----------
Total.......................................  $ 5,375,895   $4,433,505   $16,286,042   $12,834,332
                                              ===========   ==========   ===========   ==========



INCOME TAXES



    The Enterprise is a business enterprise owned by the Mississippi Band of Choctaw Indians, a federally recognized Indian Tribe located on reservation land held in trust by the United States of America; therefore, the Enterprise was not subject to federal or state income taxes for the three and nine months ended June 30, 2001 and 2000.



ADVERTISING EXPENSE



    Advertising is expensed as incurred and is included in selling, general, and administrative expense and casino costs and expenses. Advertising expense was $1,008,379 and $1,203,733 for the three months ended June 30, 2001 and 2000, respectively, and $3,551,469 and $3,052,942 for the nine months ended June 30, 2001 and 2000, respectively.



USE OF ESTIMATES



    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Enterprise include the estimated useful lives of depreciable assets and the estimated allowance for doubtful accounts receivable. Actual results could differ from those estimates.



PREOPENING EXPENSES



    Preopening costs are expensed as incurred and are included in selling, general and administrative costs. Preopening costs incurred during the three and nine months ended June 30, 2001 and 2000, were $252,862 and $0, respectively.

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 2--PROPERTY AND EQUIPMENT



    Property and equipment consists of the following:



                                                             USEFUL
                                                              LIVES         JUNE 30,     SEPTEMBER 30,
                                                             (YEARS)          2001           2000
                                                          -------------   ------------   -------------
Buildings and improvements..............................          20-40   $119,638,060   $112,073,146
Furniture and equipment.................................           5-10     56,957,660     53,314,716
Vehicles................................................              3        819,127        553,746
                                                                          ------------   ------------
                                                                           177,414,847    165,941,608
Less accumulated depreciation...........................                    60,529,425     51,814,452
                                                                          ------------   ------------
                                                                           116,885,422    114,127,156
Construction in progress................................                    30,478,499     12,494,807
                                                                          ------------   ------------
                                                                          $147,363,921   $126,621,963
                                                                          ============   ============



At June 30, 2001, construction in progress consists of $30,478,499 incurred related to the development of the Golden Moon which includes $486,775 of interest capitalized during the three months ended June 30, 2001.



NOTE 3--RESTRICTED CASH



    The Enterprise had $2,544,962 and $2,443,344 of restricted cash as of June 30, 2001 and September 30, 2000, respectively. The balances at June 30, 2001 and September 30, 2000 are required by the Management Agreement for employment, workers compensation and other third party claims not otherwise covered by insurance proceeds (the "Claims Reserve") that may be filed or become due after the Management Agreement termination date. The Claims Reserve will survive for three years after the Termination Agreement and is governed by the terms of the Management Agreement. Any unused portion of the Claims Reserve at the end of the three-year period will become unrestricted.



NOTE 4--LONG-TERM DEBT



    In March 2001, the Enterprise issued unsecured senior notes (the "Notes") in the amount of $200,000,000. The proceeds of the offering were used to retire the $75 million term loan described below and are being used to finance the construction of the Golden Moon. The Notes bear interest at 9 1/4% and require semiannual payments of interest beginning with the first payment on October 1, 2001 with the Notes maturing on April 1, 2009. The indenture governing the Notes (the "Indenture") contains certain financial covenants which restrict our ability to borrow money, pay dividends or make distributions, make investments, create liens, enter into certain transactions with affiliates and sell specific assets or merge with or into another entity. Under specific circumstances, the covenant limiting our ability to make certain payments, distributions and investments will be suspended.



    After April 1, 2005, the Enterprise may redeem all or a part of the Notes at specified redemption prices plus accrued and unpaid interest on the redemption date. The Notes are subject to redemption requirements imposed by certain gaming laws and regulations.

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 4--LONG-TERM DEBT (CONTINUED)


    On February 1, 2000, the Enterprise entered into an installment note agreement (the "Loan") with Bank of America, N.A. in the amount of $75 million, using $72 million of the proceeds to terminate the Management Agreement described in Note 1. On April 24, 2001, the Loan was repaid from proceeds of the Notes.



    On December 29, 2000, the Enterprise entered into a $125 million reducing revolving credit facility (the "Facility"). The Facility will be used by the Enterprise to (i) finance the construction of the Golden Moon, (ii) provide working capital, (iii) finance permitted capital expenditures, and (iv) for general purposes of the Enterprise. At June 30, 2001, there were no amounts drawn on the Facility.



    The Facility is collateralized by the personal property of and the revenue generated by the Silver Star and the Golden Moon. The Facility has a maturity date of December 28, 2005. Borrowings available under the Facility will reduce quarterly beginning on the earlier of December 31, 2002 or the last day of the first full fiscal quarter following the completion of the Golden Moon, in the amount of $6.25 million per quarter, until the amount of the Facility has been reduced to $40 million. The interest rate on the facility varies based upon the Enterprise's total recourse debt to gaming EBITDA ratio, as defined. The Facility contains certain affirmative and negative covenants, including limiting the Enterprise's Total Leverage Ratio and Fixed Charge Coverage Ratio, as defined, during the term of the agreement. Additionally, the Enterprise is not permitted to expend more than $325 million for the completion of the Golden Moon project and has agreed to cause the Golden Moon to be open and available for gaming patrons by September 30, 2002.



    As of June 30, 2001, management believes that the Enterprise is in compliance with all debt covenants under the Notes and the Facility.



    The Enterprise entered into an interest rate swap agreement for the purpose of fixing interest rates on the Loan, thus reducing exposures to interest rate fluctuations. At June 30, 2001, the Enterprise's interest rate swap had a notional amount of $50,000,000. This agreement effectively fixes the interest rate on the Loan at 8.25%. The notional amount does not represent amounts exchanged by the parties, and thus is not a measure of exposure to the Enterprise. The amount exchanged is based on the notional amount. The term of the interest rate swap agreement is through January 31, 2004. As discussed above, the Loan was repaid on April 24, 2001, however, the Enterprise did not concurrently settle the interest rate swap agreement. The difference to be paid or received by the Enterprise under the terms of the interest rate swap agreement are recognized as an adjustment to interest expense. The agreement is with a major financial institution which is expected to fully perform under the terms of the agreement.



    Effective October 1, 2000, the Enterprise adopted SFAS 133. The interest rate swap agreement described above is defined as a derivative instrument under SFAS 133. In accordance with the transition provisions of SFAS 133, the Enterprise recorded a cumulative-effect-type transition adjustment of $541,847 in other comprehensive loss and in accrued expenses and other liabilities to recognize the fair value of the Enterprise's liability under this swap agreement on October 1, 2000. Although the Enterprise had designated this swap agreement as a hedge since its inception on February 1, 2000, the Enterprise did not elect to seek hedge accounting for this agreement upon adoption of SFAS 133. Accordingly, during the period from October 1, 2000 through June 30, 2001, the Enterprise recognized other expense of $1,286,200 and a related increase in accrued expenses and other

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 4--LONG-TERM DEBT (CONTINUED)


liabilities representing the effect during this period of interest rate changes. Reclassifications from other comprehensive income during the period from October 1, 2000 through June 30, 2001 are $109,839.



NOTE 5--FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying values of the Enterprise's cash and cash equivalents, accounts receivable, note payable, and accounts payable approximate fair value because of the short maturity of those instruments. Estimated fair value of the Notes is $204,000,000 at June 30, 2001 based on quoted market prices on or about
June 30, 2001.



    Fair value of the Enterprise's interest rate swap agreement is based on the termination value of the agreement using quotes from the Enterprise's counterparty. The fair value liability of the Enterprise's interest rate swap at June 30, 2001 was $1,718,228 and is included in accrued expenses and other liabilities.



NOTE 6--ENTERPRISE LICENSING AND REGULATION



    The Mississippi Band of Choctaw Indians, by vote of the Tribal members, authorized casino gaming on Tribal lands located in Mississippi. In accordance with the Indian Gaming Regulatory Act, the Tribe signed a Tribal-State Compact with the State of Mississippi on December 4, 1992 and enacted ordinances authorizing bingo (Class II) and casino-type (Class III) gaming. The Tribal Council created the Choctaw Gaming Commission and authorized it as the regulatory agency responsible for the licensing of the Casino and the on-site regulation of the gaming operations. The Choctaw Gaming Commission has promulgated regulations that govern the gaming operations.



NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD



    The Tribe entered into the seven-year Management Agreement and, in December 1993, received the necessary approvals from the National Indian Gaming Commission to construct and operate the Silver Star. The Tribe contracted with Boyd to finance the original construction of the Silver Star property and to manage the Silver Star for a term of seven years. Boyd paid the Tribe a fee of $1,000,000 for the Management Agreement. The Management Agreement provided for a management fee payable monthly to Boyd equal to 30% of the operating profits (as defined) of the Silver Star in the first five years of the Management Agreement, and 40% in the sixth and seventh years. The Termination Agreement discontinued the payment of management fees to Boyd for operating profits earned subsequent to January 31, 2000. Certain termination adjustments were recorded by the Enterprise for which the management fee was adjusted based upon terms agreed upon by the Tribe and Boyd pursuant to the provisions of the Termination Agreement.



    Management fees paid to Boyd for the nine months ended June 30, 2000 totaled $16,413,591. No management fees were paid for the three and nine months ended June 30, 2001. Boyd paid certain expenses including customer airfare, legal fees, and other administrative expenses which were reimbursed by the Enterprise. The Enterprise paid $1,054,684 under this arrangement for the nine months ended June 30, 2000. No amounts were paid under this arrangement for the three and nine months ended June 30, 2001. Prior to February 1, 2000, the Enterprise provided for employee health coverage after a pre-determined waiting period through a self-insured plan administered by Boyd.

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD (CONTINUED)


Administration fees related to this plan was $36,000 for the nine months ended June 30, 2000. No amounts were paid for administration fees for the three and nine months ended June 30, 2001.



NOTE 8--RELATED PARTY TRANSACTIONS



    The Management Agreement provided for a monthly cash distribution to the Tribe based on operating profits (as defined) plus depreciation less the management fee described in Note 7. The minimum guaranteed monthly distribution to the Tribe was $100,000.



    Net distributions to the Tribe were $28,440,299 and $30,138,535 for the three months ended June 30, 2001 and 2000, respectively and $70,600,110 and $54,757,190 for the nine months ended June 30, 2001 and 2000, respectively. Subsequent to January 31, 2000, the Enterprise makes distributions to the Tribe at the Tribe's discretion subject to the distribution restrictions under the Notes described in Note 4.



    Subsequent to January 31, 2000, employees of the Enterprise are provided health coverage through the Tribe's health plan. The Enterprise and its employees paid $2,012,987 and $5,843,247 to the Tribe under this arrangement for the three and nine months ended June 30, 2001, respectively.



    The Enterprise collects and remits a 7% sales tax to the Tribe on rooms, food, beverage, sundry and entertainment revenue. The total sales tax paid was $199,663 and $201,982 for the three months ended June 30, 2001 and 2000, respectively. The Enterprise paid sales tax of $575,249 and $589,968 for the nine months ended June 30, 2001 and 2000, respectively. During the three and nine months ended June 30, 2001, the Enterprise also paid rent for office space and purchased certain goods and services from the Tribe and its businesses in the amounts of $1,061,224 and $9,326,183, respectively. For the nine months ended June 30, 2001, the Enterprise paid rent for office space and purchased certain goods and services from the Tribe and its businesses in the amount of $1,533,565 and $2,318,647, respectively.



    The Enterprise paid $62,500 to the Tribal/State Tourism Fund for the promotion of tourism in Mississippi for each quarter in the nine-month periods ended June 30, 2001 and 2000 under the Tribal-State Compact. The Choctaw Gaming Commission was paid $545,223 and $561,177 for the three months ended June 30, 2001 and 2000, respectively, and $1,681,361 and $1,739,685 for the nine months ended June 30, 2001 and 2000, respectively, for fees assessed at 1% of gaming revenues per the Tribal Code.



    During the nine months ended June 30, 2001 and 2000, the Tribe contributed property and equipment to the Enterprise at the Tribe's cost of $3,156,740 and $3,960,276, respectively. During the nine months ended June 30, 2001, the Tribe contributed other assets to the Enterprise at the Tribe's cost of $1,843,927. During the nine months ended June 30, 2001, the Tribe contributed $22,110,727 in cash to the Enterprise to fund Golden Moon construction.



    Guests of the Silver Star can purchase golf packages or play golf at the Dancing Rabbit Golf Club (the "Dancing Rabbit"), a development of the Tribe, and charge the bill to their room at the Silver Star. As described in Note 11, effective July 1, 2001, the Tribe contributed Dancing Rabbit to the Enterprise. The Enterprise paid $381,970 and $224,761 to the Dancing Rabbit for the three months ended June 30, 2001 and 2000, respectively and $637,222 and $377,807 for the nine months ended

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 8--RELATED PARTY TRANSACTIONS (CONTINUED)


June 30, 2000 and 2001, respectively. Amounts included in accrued expenses and other liabilities under this arrangement were $100,793 at June 30, 2001.



NOTE 9--EMPLOYEE BENEFIT PLANS



    Through January 31, 2000, the employees of the Enterprise were employees of Boyd with the Enterprise incurring all salary and related expenses. As employees of Boyd, the Enterprise's employees participated in Boyd's profit sharing plan and retirement savings plan. The Enterprise expensed contributions under these plans of $452,852 for the nine months ended June 30, 2000.



    Subsequent to January 31, 2000, employees of the Enterprise became eligible to participate in the Tribe's 401(k) plan. The Enterprise expensed contributions of $418,809 and $1,274,656 to this plan for the three and nine months ended
June 30, 2001.



    The Enterprise has no formal commitments to provide post-retirement health care benefits to retirees.



NOTE 10--CONTINGENCIES



    The Enterprise is subject to various claims and litigation in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse impact on the Enterprise's financial position, results of operation or cash flows.



    On July 26, 2001, a lawsuit was filed in a Mississippi state court by Eddie Fears, "a citizen and taxpayer", against Ronnie Musgrove, Governor of the State of Mississippi, the Mississippi Gaming Commission and the members of the Mississippi Gaming Commission. The lawsuit alleges that the Tribal-State Compact entered into by the State of Mississippi and the Tribe is invalid for a number of reasons, including that the then-Governor of the State of Mississippi did not have the legal power to bind the State to the terms of the Compact. In 1994, the same legal issue was addressed by the United States District Court for the Southern District of Mississippi in Brantley Willis v, Governor Kirk Fordice, et al., U.S.D.C. Southern District of Mississippi, Jackson Division, Civ.
No. 3:93-CV-818BN (1994). The Court ruled on April 8, 1994 that the Governor had the authority to enter into the Compact. The Tribe believes that the Federal Court's ruling in that case was correct and that the Compact is valid. It is not possible to predict the outcome of this lawsuit, and management is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from an unfavorable outcome of this lawsuit.



NOTE 11--SUBSEQUENT EVENTS



    Effective July 1, 2001, the Tribe contributed Dancing Rabbit to the Enterprise. Prior to its contribution to the Enterprise, the Dancing Rabbit operated as a separate, wholly owned unincorporated business enterprise of the Tribe. Due to the common control of the Dancing Rabbit and the Enterprise, the contribution will be accounted for as a reorganization of entities under common control during the fourth quarter of the Enterprise's fiscal year ending September 30, 2001. As of June 30, 2001, Dancing Rabbit had total assets of $26,730,746, and for the nine-months ended

                     CHOCTOW RESORT DEVELOPMENT ENTERPRISE

                                  (UNAUDITED)



NOTE 11--SUBSEQUENT EVENTS (CONTINUED)


June 30, 2001, Dancing Rabbit had total revenues and a net loss of $2,760,248 and $745,761, respectively.



    On August 2, 2001, the Enterprise made a distribution of $9,443,167 to the Tribe.



NOTE 12--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



    On January 1, 2001, the Enterprise adopted Emerging Issues Task Force Issues 00-14 and 00-22 ("EITF 00-14 and 00-22"). EITF 00-14 and 00-22 require that cash discounts and other cash incentives related to gaming play be recorded as a reduction to gross casino revenues. The adoption of EITF 00-14 and 00-22 did not have a material effect on the Enterprise's financial statements. There is no effect on previously reported net income.



    The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). The Enterprise adopted SAB 101 during the fiscal year ended September 30, 2000 and such adoption had no impact on the Enterprise's financial statements.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                     SUPPLEMENTARY COMBINED BALANCE SHEETS

                          SEPTEMBER 30, 2000 AND 1999

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            1999
                                                              -------------   -------------
                           ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 34,779,920    $ 21,286,268
  Accounts receivable (net of allowance of $845,259 and
    $908,164)...............................................     3,262,521       3,557,608
  Inventories...............................................     1,417,321       1,012,263
  Prepaid expenses and other................................       914,674       1,476,222
                                                              ------------    ------------
      Total current assets..................................    40,374,436      27,332,361

Property and equipment, net.................................   151,962,227     145,499,704
Restricted cash.............................................     2,443,344       2,295,049
Deferred loan costs.........................................       299,082              --
Other assets................................................       618,770         577,006
                                                              ------------    ------------
      Total assets..........................................  $195,697,859    $175,704,120
                                                              ============    ============

               LIABILITIES AND OWNER'S EQUITY

Current liabilities:
  Current maturities of long-term debt......................  $ 19,050,000    $  1,633,240
  Accounts payable..........................................     2,186,913       2,440,526
  Due to Mississippi Band of Choctaw Indians................     5,562,108              --
  Distribution payable to Mississippi Band of
    Choctaw Indians.........................................            --       5,319,757
  Accrued liabilities:
    Accrued payroll and related.............................     4,836,791       4,269,763
    Accrued expenses and other liabilities..................     5,536,795       5,348,811
    Accrued management fees.................................            --       3,664,786
                                                              ------------    ------------
      Total current liabilities.............................    37,172,607      22,676,883

Long-term debt, less current maturities.....................    43,750,000              --

Owner's equity:
  Contributed capital.......................................   151,844,084     142,406,946
  Retained earnings (deficit)...............................   (37,068,832)     10,620,291
                                                              ------------    ------------
      Total owner's equity..................................   114,775,252     153,027,237
                                                              ------------    ------------
      Total liabilities and owner's equity..................  $195,697,859    $175,704,120
                                                              ============    ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                  SUPPLEMENTARY COMBINED STATEMENTS OF INCOME

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         2000            1999            1998
                                                     -------------   -------------   -------------
Revenue:
  Casino...........................................  $231,764,213    $228,289,431    $217,139,580
  Food and beverage................................    19,566,492      18,079,356      17,186,056
  Rooms............................................     8,763,236       8,412,111       8,097,255
  Other............................................     8,340,032       6,916,274       6,186,480
                                                     ------------    ------------    ------------
Gross revenue......................................   268,433,973     261,697,172     248,609,371
Less promotional allowances........................   (20,206,918)    (17,473,273)    (15,198,529)
                                                     ------------    ------------    ------------
  Net revenue......................................   248,227,055     244,223,899     233,410,842
                                                     ------------    ------------    ------------

Costs and expenses:
  Casino...........................................    58,990,590      55,920,872      50,478,898
  Food and beverage................................     6,912,038       6,824,706       7,261,056
  Rooms............................................     1,404,184       1,268,988       1,543,579
  Other............................................     7,170,758       7,940,526       5,633,945
  Selling, general and administrative..............    28,272,380      23,034,211      20,477,639
  Maintenance and utilities........................     4,800,747       5,871,447       4,212,082
  Management fee...................................    16,413,592      43,457,949      39,956,093
  Depreciation.....................................    12,212,702      12,594,756      11,225,363
  Management agreement termination fee.............    72,000,000              --              --
                                                     ------------    ------------    ------------
    Total..........................................   208,176,991     156,913,455     140,788,655
                                                     ------------    ------------    ------------

Operating income...................................    40,050,064      87,310,444      92,622,187
                                                     ------------    ------------    ------------
Other income (expense)
  Interest income..................................       796,614         533,096         724,591
  Interest expense.................................    (3,953,040)       (214,120)       (419,108)
                                                     ------------    ------------    ------------
    Total..........................................    (3,156,426)        318,976         305,483
                                                     ------------    ------------    ------------

Net income.........................................  $ 36,893,638    $ 87,629,420    $ 92,927,670
                                                     ============    ============    ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

              SUPPLEMENTARY COMBINED STATEMENTS OF OWNER'S EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                       RETAINED
                                                      CONTRIBUTED      EARNINGS         TOTAL
                                                        CAPITAL       (DEFICIT)     OWNER'S EQUITY
                                                      ------------   ------------   --------------
Balances, September 30, 1997........................  $122,656,516   $ 26,651,973    $149,308,489

  Net income........................................            --     92,927,670      92,927,670
  Contributed capital...............................    11,908,603             --      11,908,603
  Distributions.....................................            --    (99,270,082)    (99,270,082)
                                                      ------------   ------------    ------------

Balances, September 30, 1998........................   134,565,119     20,309,561     154,874,680

  Net income........................................            --     87,629,420      87,629,420
  Contributed capital...............................     7,841,827             --       7,841,827
  Distributions.....................................            --    (97,318,690)    (97,318,690)
                                                      ------------   ------------    ------------

Balances, September 30, 1999........................   142,406,946     10,620,291     153,027,237

  Net income........................................            --     36,893,638      36,893,638
  Contributed capital...............................     9,437,138             --       9,437,138
  Distributions.....................................            --    (84,582,761)    (84,582,761)
                                                      ------------   ------------    ------------

Balances, September 30, 2000........................  $151,844,084   $(37,068,832)   $114,775,252
                                                      ============   ============    ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                SUPPLEMENTARY COMBINED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


                                                               YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            1999            1998
                                                              -------------   -------------   -------------
Cash flows from operating activities
  Net income................................................  $ 36,893,638    $ 87,629,420    $  92,927,670
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization.............................    12,272,518      12,594,756       11,225,363
  Loss/(gain) on disposal of property and equipment.........        71,634         591,761           (3,843)
  Change in operating assets and liabilities:
    Accounts receivable, net................................       295,087      (1,247,432)        (833,831)
    Inventories.............................................      (405,058)        (92,104)         113,236
    Prepaid expenses and other..............................       561,548         427,987         (417,027)
    Other assets............................................       (41,764)       (157,938)              --
    Accounts payable........................................      (253,613)      1,479,934       (2,216,869)
    Accrued liabilities.....................................    (2,909,774)        706,472        2,537,532
                                                              ------------    ------------    -------------
Net cash provided by operating activities...................    46,484,216     101,932,856      103,332,231
                                                              ------------    ------------    -------------

Cash flows from investing activities
  Acquisitions of property and equipment....................    (5,926,546)     (4,576,367)      (2,498,626)
  Proceeds from disposal of property and equipment..........        50,709              --            7,700
  Restricted cash...........................................      (148,295)       (108,578)        (442,144)
                                                              ------------    ------------    -------------
Net cash used in investing activities.......................    (6,024,132)     (4,684,945)      (2,933,070)
                                                              ------------    ------------    -------------

Cash flows from financing activities
  Proceeds from issuance of long-term debt..................    75,000,000              --               --
  Borrowings on note payable................................            --         300,000               --
  Repayment of long-term debt...............................   (12,500,000)             --               --
  Contributions of cash from the Tribe......................     2,128,224       4,381,829          134,002
  Distributions to the Tribe................................   (89,902,518)    (99,375,965)     (99,023,349)
  Repayment of note payable to Boyd.........................    (1,333,240)     (2,000,004)      (2,000,004)
  Loan fees paid............................................      (358,898)             --               --
                                                              ------------    ------------    -------------
Net cash used in financing activities.......................   (26,966,432)    (96,694,140)    (100,889,351)
                                                              ------------    ------------    -------------

Net increase (decrease) in cash and cash equivalents........    13,493,652         553,771         (490,190)

Cash and cash equivalents at beginning of period............    21,286,268      20,732,497       21,222,687
                                                              ------------    ------------    -------------

Cash and cash equivalents at end of period..................  $ 34,779,920    $ 21,286,268    $  20,732,497
                                                              ============    ============    =============

Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  3,881,151    $    230,171    $     434,507
                                                              ============    ============    =============

Supplemental disclosure of non-cash investing and financing
  activities:
    Contributions of property and equipment from the
      Tribe.................................................  $  7,308,914    $  3,459,998    $  11,774,601
                                                              ============    ============    =============
    Distributions to the Tribe accrued but not paid.........  $         --    $  5,319,757    $   7,377,032
                                                              ============    ============    =============
    Write-off of fully depreciated property and equipment...  $     18,493    $  1,268,508    $          --
                                                              ============    ============    =============
    Due to the Tribe for property and equipment.............  $  5,562,108    $         --    $          --
                                                              ============    ============    =============


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

              NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

NOTE 1--DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION


    The Choctaw Resort Development Enterprise (the "Enterprise") is an enterprise of the Mississippi Band of Choctaw Indians (the "Tribe"). The Enterprise was established on October 12, 1999 by the Tribe for the purpose of managing the existing and future Tribal gaming and other resort operations at the Tribe's Pearl River Community. Prior to July 1, 2001, the Silver Star Hotel and Casino (the "Silver Star") was the sole operating entity of the Enterprise. In addition, the Enterprise is currently developing a second hotel and casino, the "Golden Moon", to be located adjacent to the Silver Star. Effective July 1, 2001, the Tribe contributed Dancing Rabbit Golf Club (the "Dancing Rabbit") to the Enterprise. Prior to its contribution to the Enterprise, the Dancing Rabbit operated as a separate, wholly owned unincorporated business enterprise of the Tribe. Due to common control of the Dancing Rabbit and the Enterprise the contribution will be accounted for as a reorganization of entities under common control during the fourth quarter of the Enterprise's fiscal year ending September 30, 2001. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplementary combined financial statements present the financial position, results of operations and cash flows of the Enterprise as of September 30, 2000 and 1999 and for each of the three years ended September 30, 2000 as if the contribtution of the Dancing Rabbit occurred at the beginning of the earliest period presented. These supplementary combined financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Enterprise after financial statements covering the date of consummation of the business combination are issued. All intercompany balances and transactions have been eliminated. The following table summarizes the results of operations of the Enterprise and Dancing Rabbit for the year ended September 30, 2000:


                                                                        DANCING
                                                        ENTERPRISE      RABBIT        COMBINED
                                                       ------------   -----------   ------------
Net Revenue..........................................  $245,005,371   $ 3,221,684   $248,227,055
Net Income...........................................    38,524,713    (1,631,075)    36,893,638


CASH AND CASH EQUIVALENTS



    Cash and cash equivalents include cash on hand and on deposit with banks and other financial institutions. The Enterprise considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.



INVENTORIES



    Inventories, consisting primarily of food, beverage, and gift shop merchandise, are stated at the lower of cost or market. Cost is determined using the first-in, first-out inventory method.



PROPERTY AND EQUIPMENT



    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of major construction, including interest incurred during construction of new facilities, are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposals of assets are recognized as incurred.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

NOTE 1--DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (CONTINUED)

DEFERRED LOAN COSTS



    Deferred loan costs consist of costs incurred in the issuance of long-term debt. Amortization of deferred loan costs is computed using the interest method over the stated maturity of long-term debt. Accumulated amortization of the deferred loan costs is $59,816 at September 30, 2000.



FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying values of the Enterprise's cash and cash equivalents, accounts receivable, note payable, and accounts payable approximate fair value because of the short maturity of those instruments. The Enterprise's long-term debt obligation is stated at fair value as the interest rate is adjusted based on changes in the prime rate.



    Fair value of the Enterprise's off-balance sheet interest rate swap is based on the termination value of the agreement using quotes from the Enterprise's counterparty. The fair value liability of the Enterprise's interest rate swap at September 30, 2000 was $541,847.



CONTRIBUTED CAPITAL



    Contributed capital consists of (i) equipment and facilities related primarily to various construction and expansion projects since the Silver Star opened which have been funded by the Tribe and contributed upon their completion at the Tribe's cost and (ii) certain development costs for the Golden Moon, also funded by the Tribe and contributed at the Tribe's cost.



CASINO AND OTHER REVENUE



    Casino revenue is net win from gaming activities, which is the difference between gaming wins and losses. Gross revenues include the estimated retail value of rooms, food and beverage, and other goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is charged to the casino department in the following amounts:



                                         YEAR ENDED      YEAR ENDED      YEAR ENDED
                                        SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                            2000            1999            1998
                                        -------------   -------------   -------------
Food and beverage.....................   $13,104,757     $11,684,335     $11,314,203
Rooms.................................     3,134,430       3,031,001       2,379,323
Other.................................     1,783,529       1,604,804         866,473
                                         -----------     -----------     -----------
                                         $18,022,716     $16,320,140     $14,559,999
                                         ===========     ===========     ===========



INCOME TAXES



    The Enterprise is an unincorporated business enterprise owned by the Mississippi Band of Choctaw Indians, a federally recognized Indian Tribe located on reservation land held in trust by the Bureau of Indian Affairs; therefore, the Enterprise was not subject to Federal or state income taxes for the years ended September 30, 2000, 1999 and 1998.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

NOTE 1--DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (CONTINUED)

ADVERTISING EXPENSE



    Advertising is expensed as incurred and is included in selling, general, and administrative expense and casino costs and expenses. Advertising expense was $4,896,757, $4,370,508 and $3,850,132 for the years ended September 30, 2000,
1999 and 1998, respectively.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Enterprise include the estimated useful lives of depreciable assets and the estimated allowance for doubtful accounts receivable. Actual results could differ from those estimates.



NEW ACCOUNTING PRONOUNCEMENTS



    In June 1998, Statement of Financial Accounting Standards No. 133
("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement, as amended by Statement of Financial Accounting Standards No. 138, revises the accounting for derivative financial instruments. See Note 11.


NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:


                                                     USEFUL LIVES   SEPTEMBER 30,   SEPTEMBER 30,
                                                       (YEARS)          2000            1999
                                                     ------------   -------------   -------------
Land and improvements..............................       --        $ 16,825,721    $ 16,796,902
Buildings and improvements.........................     20-40        116,807,731     116,720,652
Golf course improvements...........................      5-15          2,723,984       2,712,405
Furniture and equipment............................      5-10         56,190,813      50,241,037
Vehicles...........................................      3-5             643,861         586,848
                                                     ------------   ------------    ------------
                                                                     193,192,110     187,057,844
Less accumulated depreciation......................                   53,724,690      41,558,140
                                                     ------------   ------------    ------------

                                                                     139,467,420     145,499,704
Construction in progress...........................                   12,494,807              --
                                                     ------------   ------------    ------------
                                                                    $151,962,227    $145,499,704
                                                     ============   ============    ============


    At September 30, 2000, construction in progress consists of $5,562,108 incurred for the construction of a parking garage and $6,932,699 incurred related to the development of the Golden Moon.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


NOTE 3--RESTRICTED CASH



    The Enterprise had $2,443,344 and $2,295,049 of restricted cash classified as a non-current asset as of September 30, 2000 and 1999, respectively. The balances represent cash reserve funds required by the Management Agreement for employment, workers compensation, and other third party claims not otherwise covered by insurance proceeds (the "Claims Reserve") that may be filed or become due after the Management Agreement termination date. The Claims Reserve will survive for three years after the date of the Termination Agreement and is governed by the terms of the Management Agreement. Any unused portion of the claims reserve at the end of the three-year period will become unrestricted.



NOTE 4--LONG-TERM DEBT



    On February 1, 2000, the Enterprise entered into an installment note agreement (the "Loan") with Bank of America, N.A. in the amount of $75 million of which $72 million of the proceeds were used to fund the termination payment to Boyd described in Note 1. The loan bears interest at 1.20% over the one-month London Interbank Offering Rate ("LIBOR") (7.82% at September 30, 2000). Payments are due in monthly principal installments of $1,562,500, plus interest. The Loan matures on January 31, 2004. The Loan may be prepaid by the Enterprise at any time without premium or penalty. The Loan contains various affirmative and negative covenants including requiring the Enterprise to maintain certain financial ratios, limiting the amount of distributions the Enterprise may make to the Tribe to an amount which will permit the fixed charge coverage ratio, as defined, to exceed 1.05:1.00 as well as limiting the amount of capital expenditures the Enterprise may incur related to the Silver Star. As of September 30, 2000, management believes that the Enterprise is in compliance with all debt covenants.



    On October 26, 1999, the Enterprise entered into an agreement with MBCI Resort and Capital Fund in the amount of $300,000 that is payable on demand with annual interest of 6% due monthly.



    Aggregate annual principal payments for the next four years at September 30, 2000 are as follows:



           YEARS                                                           AMOUNT
           -----                                                         -----------
           2001........................................................  $19,050,000
           2002........................................................   18,750,000
           2003........................................................   18,750,000
           2004........................................................    6,250,000



    The Enterprise has entered into an interest rate swap agreement for the purpose of fixing interest rates on the Loan, thus reducing exposures to interest rate fluctuations. At September 30, 2000, the Enterprise's interest rate swap had a notional amount of $62,500,000. This agreement effectively fixes the interest rate on the Loan at 8.25%. The notional amount does not represent amounts exchanged by the parties, and thus is not a measure of exposure to the Enterprise. The amount exchanged is based on the notional amount. The term of the interest rate swap agreement is the same as that of the related long-term debt. The differences to be paid or received by the Enterprise under the terms of the interest rate swap agreements are recognized as an adjustment to interest expense. The agreement is with a major financial institution which is expected to fully perform under the terms of the agreement. Upon the prepayment of the Loan, the Enterprise is required to settle the interest rate swap agreement at its fair value on the date of such prepayment.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


NOTE 4--LONG-TERM DEBT (CONTINUED)


    In connection with the Termination Agreement, the Enterprise repaid $666,572 to Boyd on February 1, 2000, representing the remaining amount due under a note payable to Boyd which financed an expansion of the Silver Star in 1995.



NOTE 5--LEASES



    The Enterprise leases various equipment and advertising billboards under operating leases. The initial terms of these leases range from one to five years. Future minimum lease payments required under the operating leases as of September 30, 2000 are as follows:



           2001........................................................  $382,923
           Thereafter..................................................        --
                                                                         --------
                                                                         $382,923
                                                                         ========



    Rent expense incurred under operating leases was $697,621, $790,678 and $488,004 for the years ended September 30, 2000, 1999 and 1998, respectively.



NOTE 6--ENTERPRISE LICENSING AND REGULATION



    The Mississippi Band of Choctaw Indians, by vote of the Tribal members, authorized casino gaming on Tribal lands located in Mississippi. In accordance with the Indian Gaming Regulatory Act, the Tribe signed a Tribal-State Compact with the State of Mississippi on December 4, 1992 and enacted ordinances authorizing bingo (Class II) and casino-type (Class III) gaming. The Tribal Council created the Choctaw Gaming Commission and authorized it as the regulatory agency responsible for the licensing of the Casino and the on-site regulation of the gaming operations. The Choctaw Gaming Commission has promulgated regulations that govern the gaming operations.



NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD



    The Tribe entered into the seven-year Management Agreement and received in December 1993, the necessary approvals from the National Indian Gaming Commission to construct and operate the Silver Star. The Tribe contracted with Boyd to finance the original construction of the Silver Star property and to manage the Silver Star for a term of seven years. Boyd paid the Tribe a fee of $1,000,000 for the Management Agreement. The Management Agreement provided for a management fee payable monthly to Boyd equal to 30% of the operating profits (as defined) of the Silver Star in the first five years of the Agreement, and 40% in the sixth and seventh years. The Termination Agreement discontinued the payment of management fees to Boyd for operating profits earned subsequent to January 31, 2000. Certain termination adjustments were recorded by the Enterprise for which the management fee was adjusted based upon terms agreed upon by the Tribe and Boyd pursuant to the provisions of the Termination Agreement.



    Management fees paid to Boyd for the years ended September 30, 2000, 1999 and 1998 totaled $16,413,592, $43,457,949 and $39,956,093, respectively. Boyd paid certain expenses including customer airfare, legal fees, and other administrative expenses which were reimbursed by the Enterprise. The Enterprise paid $1,054,684, $3,315,922 and $2,509,921 under this arrangement for the years ended

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD (CONTINUED)


September 30, 2000, 1999 and 1998, respectively. Amounts included in accrued expenses and other liabilities under this arrangement were $0 and $740,894 at September 30, 2000 and 1999, respectively. Prior to February 1, 2000, the Enterprise provided for employee health coverage after a pre-determined waiting period through a self-insured plan administered by Boyd. Administration fees related to this plan were $36,000, $108,000 and $108,000 for the years ended September 30, 2000, 1999 and 1998, respectively.



NOTE 8--RELATED PARTY TRANSACTIONS



    The Management Agreement provided for a monthly cash distribution to the Tribe based on operating profits (as defined) plus depreciation less the management fee described in Note 7, required principal and interest payments on the note payable to Boyd described in Note 4, and any additional principal payments at the discretion of the Tribe on the note payable to Boyd described in
Note 4. The minimum guaranteed monthly distribution to the Tribe was $100,000.



    Net distributions to the Tribe were $84,582,761, $97,318,690 and $99,270,082 for the years ended September 30, 2000, 1999 and 1998, respectively. Subsequent to January 31, 2000, the Enterprise makes distributions to the Tribe at the Tribe's discretion.



    Subsequent to January 31, 2000, employees of the Enterprise are provided health coverage through the Tribe's health plan. The Enterprise and its employees paid $4,549,758 to the Tribe under this arrangement for the year ended September 30, 2000.



    The Enterprise collects and remits a 7% sales tax to the Tribe on rooms, food, beverage, sundry and entertainment revenue. The total sales tax paid was $816,761, $885,389 and $880,374 for the years ended September 30, 2000, 1999 and
1998, respectively. During the year ended September 30, 2000, the Enterprise also paid rent and purchased certain goods and services from the Tribe and its businesses in the amounts of $9,218,753 which amount includes $5,562,108 payable to the Tribe at September 30, 2000 for the construction of a parking garage. For the years ended September 30, 1999 and 1998, the Enterprise paid rent and purchased certain goods and services from the Tribe and its businesses in the amount of $1,784,878 and $1,439,271, respectively.



    The Enterprise paid $250,000 to the Tribal/State Tourism Fund for the promotion of tourism in Mississippi for each of the years ended September 30, 2000, 1999 and 1998 under the Tribal-State Compact. The Choctaw Gaming Commission was paid $2,317,642, $2,282,894 and $2,171,384 for the years ended September 30, 2000, 1999 and 1998, respectively, for fees assessed at 1% of gaming revenues per the Tribal Code.



    During the years ended September 30, 2000, 1999 and 1998, the Tribe contributed property and equipment to the Enterprise at the Tribe's cost of $7,308,914, $3,459,998 and $11,774,601, respectively.



    During the years ended September 30, 2000, 1999, and 1998, the Tribe contributed cash to the Enterprise totalling $2,128,224, $4,381,829 and $134,002 respectively.



NOTE 9--EMPLOYEE BENEFIT PLANS



    Through January 31, 2000, the employees of the Enterprise were employees of Boyd with the Enterprise incurring all salary and related expenses. As employees of Boyd, the Enterprise's employees

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)


participated in Boyd's profit sharing plan and retirement savings plan. The Enterprise expensed contributions of $65,267, $302,710 and $276,240 for the years ended September 30, 2000, 1999 and 1998, respectively.



    Subsequent to January 31, 2000, employees of the Enterprise became eligible to participate in the Tribe's 401(k) plan. The Enterprise expensed contributions of $1,137,653 to this plan for the year ended September 30, 2000.



    The Enterprise has no formal commitments to provide post-retirement health care benefits to retirees.



NOTE 10--CONTINGENCIES



    The Enterprise is subject to various claims and litigation in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse impact on the Enterprise's financial statements.



NOTE 11--SUBSEQUENT EVENTS



    On November 1, 2000 and December 6, 2000, the Enterprise distributed $7,264,340 and $6,499,811 to the Tribe, respectively.



    On December 29, 2000 the Enterprise entered into a $125 million secured reducing revolving credit facility (the "Facility). The Facility will be used by the Enterprise to (i) finance the construction of the Golden Moon, (ii) provide working capital, (iii) finance permitted capital expenditures, and (iv) for general purposes of the Enterprise.



    The Facility is collateralized by the personal property of and the revenue generated by the Silver Star and the Golden Moon. The Facility has a maturity date of December 28, 2005. Borrowings available under the Facility will reduce quarterly beginning on the earlier of December 31, 2002, or the last day of the first full fiscal quarter following the completion of the Golden Moon, in the amount of $6.25 million per quarter, until the amount of the Facility has been reduced to $40 million. The interest rate on the facility varies based upon the Enterprise's total recourse debt to gaming EBITDA ratio, as defined. The Facility contains certain affirmative and negative covenants, including limiting the Enterprise's Total Leverage Ratio and Fixed Charge Coverage Ratio, as defined, during the term of the agreement. Additionally, the Enterprise has limited the amount that can be expended for the completion of the Golden Moon to $325 million and has agreed to cause the Golden Moon to be open and available for gaming patrons by September 30, 2002.



    Concurrently with the execution of the Facility, the Enterprise amended and restated the Loan (the "Amended Loan"). Under the terms of the Amended Loan the obligations of the Enterprise under the Amended Loan and the Facility are afforded equal, ratable and PARI PASSU benefit of the collateral described above. Additionally, the Amended Loan contains substantially the same affirmative and negative covenants as the Facility.



    Effective October 1, 2000, the Enterprise adopted SFAS 133. As described in
Note 4, the Enterprise has an interest rate swap agreement which is defined as a derivative instrument under SFAS 133. In accordance with the transition provisions of SFAS 133, the Enterprise recorded a

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


NOTE 11--SUBSEQUENT EVENTS (CONTINUED)


cumulative-effect-type transition adjustment of $541,847 in other comprehensive loss and in accrued expenses and other liabilities to recognize the fair value of the Enterprise's liability under this swap agreement on October 1, 2000. Although the Enterprise had designated this swap agreement as a hedge since its inception on February 1, 2000, the Enterprise did not elect to seek hedge accounting for this agreement upon adoption of SFAS 133. Accordingly, during the period from October 1, 2000 through December 31, 2000, the Enterprise will recognize other expense of $664,557 and a related increase in accrued expenses and other liabilities representing the effect during this period of interest rate changes. Reclassifications from other comprehensive income during the period from October 1, 2000 through December 31, 2000 are $35,851.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                     SUPPLEMENTARY COMBINED BALANCE SHEETS

                      JUNE 30, 2001 AND SEPTEMBER 30, 2000

                                                                JUNE 30,     SEPTEMBER 30,
                                                                  2001           2000
                                                              ------------   -------------
                                                              (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $102,061,063   $ 34,779,920
  Short term investments....................................    87,410,412             --
  Accounts receivable (net of allowance of $1,493,525 and
    $908,164)...............................................     1,871,744      3,262,521
  Inventories...............................................     1,601,092      1,417,321
  Prepaid expenses and other................................     2,074,157        914,674
                                                              ------------   ------------
        Total current assets................................   195,018,468     40,374,436
  Property and equipment, net...............................   172,467,256    151,962,227
  Restricted cash...........................................     2,544,962      2,443,344
  Deferred loan costs.......................................     6,448,194        299,082
  Other assets..............................................       642,876        618,770
                                                              ------------   ------------
        Total assets........................................  $377,121,756   $195,697,859
                                                              ============   ============
               LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Current maturities of long term debt......................  $    300,000   $ 19,050,000
  Accounts payable..........................................     1,433,998      2,186,913
  Construction accounts payable.............................     9,182,914             --
  Due to Tribe..............................................       816,468      5,562,108
  Accrued liabilities:
    Accrued payroll and related.............................     4,511,863      4,836,791
    Accrued expenses and other liabilities..................     7,412,757      5,513,488
    Accrued interest expense................................     4,867,458         23,307
                                                              ------------   ------------
        Total current liabilities...........................    28,525,458     37,172,607

Long term debt, net of current maturities...................   200,000,000     43,750,000

Commitments and contingencies
Owner's equity:
  Contributed capital.......................................   178,955,478    151,844,084
  Retained earnings (deficit)...............................   (29,927,172)   (37,068,832)
  Accumulated other comprehensive loss......................      (432,008)            --
                                                              ------------   ------------
        Total owner's equity................................   148,596,298    114,775,252
                                                              ------------   ------------
        Total liabilities and owner's equity................  $377,121,756   $195,697,859
                                                              ============   ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                  SUPPLEMENTARY COMBINED STATEMENTS OF INCOME


                FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000


                                                                   NINE MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                                              (UNAUDITED)    (UNAUDITED)
Revenue:
  Casino....................................................  $168,136,076   $173,843,563
  Food & beverage...........................................    15,376,493     14,310,394
  Rooms.....................................................     6,227,209      6,348,575
  Other.....................................................     7,274,485      5,983,109
                                                              ------------   ------------
    Gross revenue...........................................   197,014,263    200,485,641
  Less: promotional allowances..............................   (16,663,590)   (14,669,083)
                                                              ------------   ------------
    Net revenue.............................................   180,350,673    185,816,558
                                                              ------------   ------------
Costs and expenses:
  Casino....................................................    46,848,555     44,181,030
  Food & beverage...........................................     5,254,891      5,058,592
  Rooms.....................................................     1,098,002      1,151,855
  Other.....................................................     5,301,421      5,323,270
  Selling, general, and administrative......................    23,578,791     20,423,343
  Maintenance and utilities.................................     3,889,225      3,468,619
  Management fee............................................            --     16,413,591
  Depreciation..............................................     9,299,473      9,051,555
  Management agreement termination fee......................            --     72,000,000
                                                              ------------   ------------
    Total...................................................    95,270,358    177,071,855
                                                              ------------   ------------
Operating income............................................    85,080,315      8,744,703
                                                              ------------   ------------
Other income (expense):
  Interest income...........................................     2,336,508        518,168
  Interest expense..........................................    (8,388,833)    (2,555,118)
  Other income (expense)....................................    (1,286,220)            --
                                                              ------------   ------------
    Total...................................................    (7,338,545)    (2,036,950)
                                                              ------------   ------------
Net income..................................................    77,741,770      6,707,753
Other comprehensive income (loss)...........................      (432,008)            --
                                                              ------------   ------------
Comprehensive income........................................  $ 77,309,762   $  6,707,753
                                                              ============   ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

              SUPPLEMENTARY COMBINED STATEMENTS OF OWNER'S EQUITY

                    FOR THE NINE MONTHS ENDED JUNE 30, 2001

                                  (UNAUDITED)

                                                                        ACCUMULATED
                                                          RETAINED         OTHER          TOTAL
                                         CONTRIBUTED      EARNINGS     COMPREHENSIVE     OWNER'S
                                           CAPITAL       (DEFICIT)         LOSS           EQUITY
                                         ------------   ------------   -------------   ------------
Balances, September 30, 2000...........  $151,844,084   $(37,068,832)    $      --     $114,775,252
  Net income...........................            --     77,741,770            --       77,741,770
  Contributed capital..................    27,111,394             --            --       27,111,394
  Distributions........................            --    (70,600,110)           --      (70,600,110)
  Cumulative transition effect of
    adopting SFAS 133..................            --             --      (541,847)        (541,847)
  Reclassification adjustment under
    SFAS 133...........................            --             --       109,839          109,839
                                         ------------   ------------     ---------     ------------
Balances, June 30, 2001................  $178,955,478   $(29,927,172)    $(432,008)    $148,596,298
                                         ============   ============     =========     ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                SUPPLEMENTARY COMBINED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000

                                                                    NINE MONTHS ENDED
                                                                        JUNE 30,
                                                              -----------------------------
                                                                  2001            2000
                                                              -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $  77,741,770   $   6,707,753
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Cumulative effect of accounting change..................       (541,847)             --
    Depreciation and amortization...........................     10,427,700       9,088,940
    Change in operating assets and liabilities:
      Accounts receivable, net..............................      1,390,777        (223,808)
      Inventories...........................................       (183,771)       (258,116)
      Prepaid expenses and other............................     (1,159,483)       (209,123)
      Other assets..........................................          2,465          55,991
      Accounts payable and due to Tribe.....................     (6,315,023)        225,959
      Accrued liabilities...................................      6,418,492      (3,637,455)
                                                              -------------   -------------
Net cash provided by operating activities...................     87,781,080      11,750,141
                                                              -------------   -------------
Cash flows from investing activities:
  Acquisitions of property and equipment, net of amounts in
    construction accounts payable...........................    (16,648,380)     (2,815,153)
  Purchases of short term investments.......................    (87,436,862)             --
  Proceeds from disposal of property and equipment..........             --          39,324
  Restricted cash...........................................       (101,618)       (109,376)
                                                              -------------   -------------
Net cash used in investing activities.......................   (104,186,860)     (2,885,205)
                                                              -------------   -------------
Cash flows from financing activities:
  Proceeds from issuance of bonds...........................    200,000,000              --
  Proceeds from issuance of long-term debt..................             --      75,000,000
  Repayment of long-term debt...............................    (62,500,000)     (7,812,500)
  Repayment of note payable to Boyd.........................             --      (1,333,240)
  Contributions of cash from Tribe..........................     22,110,727       2,128,224
  Distributions to Tribe....................................    (70,600,110)    (60,076,946)
  Loan fees paid............................................     (5,323,694)       (358,898)
                                                              -------------   -------------
Net cash provided by financing activities...................     83,686,923       7,546,640
                                                              -------------   -------------
Net increase in cash and cash equivalents...................     67,281,143      16,411,576
Cash and cash equivalents at beginning of period............     34,779,920      21,286,268
                                                              -------------   -------------
Cash and cash equivalents at end of period..................  $ 102,061,063   $  37,697,844
                                                              =============   =============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   2,925,085   $   2,503,958
                                                              =============   =============
Supplemental disclosure of non-cash investing and financing
  activities:
  Contributions of property and equipment from Tribe........  $   3,156,740   $   3,960,276
                                                              =============   =============
  Due to Tribe for property and equipment...................  $     816,468   $          --
                                                              =============   =============
  Contributions of other assets from Tribe..................  $   1,843,927   $          --
                                                              =============   =============
  Accounts payable for construction.........................  $   9,182,914   $          --
                                                              =============   =============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SUPPLEMENTARY COMBINED
                             FINANCIAL STATEMENTS.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE
              NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    The Choctaw Resort Development Enterprise (the "Enterprise") is an enterprise of the Mississippi Band of Choctaw Indians (the "Tribe"). The Enterprise was established on October 12, 1999 by the Tribe for the purpose of managing the existing and future Tribal gaming and other resort operations at the Tribe's Pearl River Community. Prior to July 1, 2001, the Silver Star Hotel and Casino (the "Silver Star") was the sole operating entity of the Enterprise. In addition, the Enterprise is currently developing a second hotel and casino, the "Golden Moon", to be located adjacent to the Silver Star.

    Effective July 1, 2001, the Tribe contributed Dancing Rabbit Golf Club (the "Dancing Rabbit") to the Enterprise. Prior to its contribution to the Enterprise, the Dancing Rabbit operated as a separate, wholly owned unincorporated business enterprise of the Tribe. Due to common control of the Dancing Rabbit and the Enterprise the contribution will be accounted for as a reorganization of entities under common control during the fourth quarter of the Enterprise's fiscal year ending September 30, 2001. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation.


    These supplementary combined financial statements present the financial position of the Enterprise as of June 30, 2001 (unaudited) and September 30, 2000, and the unaudited results of operations and cash flows of the Enterprise for the nine months ended June 30, 2001 and 2000 as if the Dancing Rabbit occurred at the beginning of the earliest period presented. These supplementary combined financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Enterprise after financial statements covering the date of consummation of the business combination are issued. All intercompany balances and transactions have been eliminated.


    The following table summarizes the results of operations of the Enterprise and Dancing Rabbit for the nine months ended June 30, 2001:

                                                                       DANCING
                                                        ENTERPRISE      RABBIT       COMBINED
                                                       ------------   ----------   ------------
Net Revenue..........................................  $177,590,425   $2,760,248   $180,350,673
Net Income...........................................    78,482,603     (740,833)    77,741,770


CASH AND CASH EQUIVALENTS



    Cash and cash equivalents include cash on hand and on deposit with banks and other financial institutions. The Enterprise considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.



SHORT-TERM INVESTMENTS



    Short-term investments include debt securities and other investments which mature within one year but do not qualify as cash equivalents. All short-term investments are classified as held-to-maturity because the Enterprise has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


INVENTORIES



    Inventories, consisting primarily of food, beverage, and gift shop merchandise, are stated at the lower of cost or market. Cost is determined using the first-in, first-out inventory method.



PROPERTY AND EQUIPMENT



    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of major construction, including interest incurred during construction of new facilities, are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposals of assets are recognized as incurred.



DEFERRED LOAN COSTS



    Deferred loan costs consist of costs incurred in the issuance of long-term debt. Amortization of deferred loan costs is computed using the interest method over the stated maturity of long-term debt. Accumulated amortization of the deferred loan costs is $692,856 and $59,816 at June 30, 2001 and September 30, 2000, respectively.



ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



    On October 1, 2000, the Enterprise adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 138. See Note 4.



CONTRIBUTED CAPITAL



    Contributed capital consists of (i) equipment and facilities related primarily to various construction and expansion projects since the Silver Star opened which have been funded by the Tribe and contributed upon their completion at the Tribe's cost, (ii) certain development costs for the Golden Moon, also funded by the Tribe and contributed at the Tribe's cost and (iii) cash to fund Golden Moon construction and development.



CASINO AND OTHER REVENUE



    Casino revenue is net win from gaming activities, which is the difference between gaming wins and losses. Gross revenues include the estimated retail value of rooms, food and beverage, and other goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    The estimated cost of providing these promotional allowances is charged to the casino department in the following amounts:



                                                                        NINE MONTHS ENDED
                                                                             JUNE 30,
                                                                   ----------------------------
                                                                      2001              2000
                                                                   -----------       ----------
Food and beverage...........................................       $11,899,187       $9,698,386
Rooms.......................................................         2,501,616        2,116,036
Other.......................................................       $ 1,885,239       $1,019,910
                                                                   -----------       ----------
Total.......................................................       $16,286,042       $12,834,332
                                                                   ===========       ==========



INCOME TAXES



    The Enterprise is a business enterprise owned by the Mississippi Band of Choctaw Indians, a federally recognized Indian Tribe located on reservation land held in trust by the United States of America; therefore, the Enterprise was not subject to federal or state income taxes for the nine months ended June 30, 2001 and 2000.



ADVERTISING EXPENSE



    Advertising is expensed as incurred and is included in selling, general, and administrative expense and casino costs and expenses. Advertising expense was $3,551,469 and $3,052,942 for the nine months ended June 30, 2001 and 2000, respectively.



USE OF ESTIMATES



    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Enterprise include the estimated useful lives of depreciable assets and the estimated allowance for doubtful accounts receivable. Actual results could differ from those estimates.



PREOPENING EXPENSES



    Preopening costs are expensed as incurred and are included in selling, general and administrative costs. Preopening costs incurred during the nine months ended June 30, 2001 and 2000, were $252,862 and $0, respectively.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 2--PROPERTY AND EQUIPMENT



    Property and equipment consists of the following:



                                                             USEFUL
                                                              LIVES         JUNE 30,     SEPTEMBER 30,
                                                             (YEARS)          2001           2000
                                                          -------------   ------------   -------------
Land and improvements...................................                    16,825,721     16,825,721
Buildings and improvements..............................          20-40    124,372,645    116,807,731
Golf course improvements................................           5-15      2,723,984      2,723,984
Furniture and equipment.................................           5-10     60,181,328     56,190,813
Vehicles................................................              3        909,242        643,861
                                                                          ------------   ------------
                                                                           205,012,920    193,192,110
Less accumulated depreciation...........................                    63,024,163     53,724,690
                                                                          ------------   ------------
                                                                           141,988,757    139,467,420
Construction in progress................................                    30,478,499     12,494,807
                                                                          ------------   ------------
                                                                          $172,467,256   $151,962,227
                                                                          ============   ============



At June 30, 2001, construction in progress consists of $30,478,499 incurred related to the development of the Golden Moon which includes $486,775 of interest capitalized during the nine months ended June 30, 2001.



NOTE 3--RESTRICTED CASH



    The Enterprise had $2,544,962 and $2,443,344 of restricted cash as of June 30, 2001 and September 30, 2000, respectively. The balances at June 30, 2001 and September 30, 2000 are required by the Management Agreement for employment, workers compensation and other third party claims not otherwise covered by insurance proceeds (the "Claims Reserve") that may be filed or become due after the Management Agreement termination date. The Claims Reserve will survive for three years after the Termination Agreement and is governed by the terms of the Management Agreement. Any unused portion of the Claims Reserve at the end of the three-year period will become unrestricted.



NOTE 4--LONG-TERM DEBT



    In March 2001, the Enterprise issued unsecured senior notes (the "Notes") in the amount of $200,000,000. The proceeds of the offering were used to retire the $75 million term loan described below and are being used to finance the construction of the Golden Moon. The Notes bear interest at 9 1/4% and require semiannual payments of interest beginning with the first payment on October 1, 2001 with the Notes maturing on April 1, 2009. The indenture governing the Notes (the "Indenture") contains certain financial covenants which restrict our ability to borrow money, pay dividends or make distributions, make investments, create liens, enter into certain transactions with affiliates and sell specific assets or merge with or into another entity. Under specific circumstances, the covenant limiting our ability to make certain payments, distributions and investments will be suspended.



    After April 1, 2005, the Enterprise may redeem all or a part of the Notes at specified redemption prices plus accrued and unpaid interest on the redemption date. The Notes are subject to redemption requirements imposed by certain gaming laws and regulations.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 4--LONG-TERM DEBT (CONTINUED)


    On February 1, 2000, the Enterprise entered into an installment note agreement (the "Loan") with Bank of America, N.A. in the amount of $75 million, using $72 million of the proceeds to terminate the Management Agreement described in Note 1. On April 24, 2001, the Loan was repaid from proceeds of the Notes.



    On December 29, 2000, the Enterprise entered into a $125 million reducing revolving credit facility (the "Facility"). The Facility will be used by the Enterprise to (i) finance the construction of the Golden Moon, (ii) provide working capital, (iii) finance permitted capital expenditures, and (iv) for general purposes of the Enterprise. At June 30, 2001, there were no amounts drawn on the Facility.



    The Facility is collateralized by the personal property of and the revenue generated by the Silver Star and the Golden Moon. The Facility has a maturity date of December 28, 2005. Borrowings available under the Facility will reduce quarterly beginning on the earlier of December 31, 2002 or the last day of the first full fiscal quarter following the completion of the Golden Moon, in the amount of $6.25 million per quarter, until the amount of the Facility has been reduced to $40 million. The interest rate on the facility varies based upon the Enterprise's total recourse debt to gaming EBITDA ratio, as defined. The Facility contains certain affirmative and negative covenants, including limiting the Enterprise's Total Leverage Ratio and Fixed Charge Coverage Ratio, as defined, during the term of the agreement. Additionally, the Enterprise is not permitted to expend more than $325 million for the completion of the Golden Moon project and has agreed to cause the Golden Moon to be open and available for gaming patrons by September 30, 2002.



    On October 26, 1999, the Enterprise, entered into a note agreement with MBCI Resort and Capital Fund in the amount of $300,000 that is payable on demand with annual interest of 6% due monthly.



    As of June 30, 2001, management believes that the Enterprise is in compliance with all debt covenants under the Notes and the Facility.



    The Enterprise entered into an interest rate swap agreement for the purpose of fixing interest rates on the Loan, thus reducing exposures to interest rate fluctuations. At June 30, 2001, the Enterprise's interest rate swap had a notional amount of $50,000,000. This agreement effectively fixes the interest rate on the Loan at 8.25%. The notional amount does not represent amounts exchanged by the parties, and thus is not a measure of exposure to the Enterprise. The amount exchanged is based on the notional amount. The term of the interest rate swap agreement is through January 31, 2004. As discussed above, the Loan was repaid on April 24, 2001, however, the Enterprise did not concurrently settle the interest rate swap agreement. The difference to be paid or received by the Enterprise under the terms of the interest rate swap agreement are recognized as an adjustment to interest expense. The agreement is with a major financial institution which is expected to fully perform under the terms of the agreement.



    Effective October 1, 2000, the Enterprise adopted SFAS 133. The interest rate swap agreement described above is defined as a derivative instrument under SFAS 133. In accordance with the transition provisions of SFAS 133, the Enterprise recorded a cumulative-effect-type transition adjustment of $541,847 in other comprehensive loss and in accrued expenses and other liabilities to recognize the fair value of the Enterprise's liability under this swap agreement on October 1, 2000. Although the Enterprise had designated this swap agreement as a hedge since its inception on

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 4--LONG-TERM DEBT (CONTINUED)


February 1, 2000, the Enterprise did not elect to seek hedge accounting for this agreement upon adoption of SFAS 133. Accordingly, during the period from October 1, 2000 through June 30, 2001, the Enterprise recognized other expense of $1,286,200 and a related increase in accrued expenses and other liabilities representing the effect during this period of interest rate changes. Reclassifications from other comprehensive income during the period from October 1, 2000 through June 30, 2001 are $109,839.



NOTE 5--FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying values of the Enterprise's cash and cash equivalents, accounts receivable, note payable, and accounts payable approximate fair value because of the short maturity of those instruments. Estimated fair value of the Notes is $204,000,000 at June 30, 2001 based on quoted market prices on or about
June 30, 2001.



    Fair value of the Enterprise's interest rate swap agreement is based on the termination value of the agreement using quotes from the Enterprise's counterparty. The fair value liability of the Enterprise's interest rate swap at June 30, 2001 was $1,718,228 and is included in accrued expenses and other liabilities.



NOTE 6--ENTERPRISE LICENSING AND REGULATION



    The Mississippi Band of Choctaw Indians, by vote of the Tribal members, authorized casino gaming on Tribal lands located in Mississippi. In accordance with the Indian Gaming Regulatory Act, the Tribe signed a Tribal-State Compact with the State of Mississippi on December 4, 1992 and enacted ordinances authorizing bingo (Class II) and casino-type (Class III) gaming. The Tribal Council created the Choctaw Gaming Commission and authorized it as the regulatory agency responsible for the licensing of the Casino and the on-site regulation of the gaming operations. The Choctaw Gaming Commission has promulgated regulations that govern the gaming operations.



NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD



    The Tribe entered into the seven-year Management Agreement and, in December 1993, received the necessary approvals from the National Indian Gaming Commission to construct and operate the Silver Star. The Tribe contracted with Boyd to finance the original construction of the Silver Star property and to manage the Silver Star for a term of seven years. Boyd paid the Tribe a fee of $1,000,000 for the Management Agreement. The Management Agreement provided for a management fee payable monthly to Boyd equal to 30% of the operating profits (as defined) of the Silver Star in the first five years of the Management Agreement, and 40% in the sixth and seventh years. The Termination Agreement discontinued the payment of management fees to Boyd for operating profits earned subsequent to January 31, 2000. Certain termination adjustments were recorded by the Enterprise for which the management fee was adjusted based upon terms agreed upon by the Tribe and Boyd pursuant to the provisions of the Termination Agreement.



    Management fees paid to Boyd for the nine months ended June 30, 2000 totaled $16,413,591. No management fees were paid for the nine months ended June 30, 2001. Boyd paid certain expenses including customer airfare, legal fees, and other administrative expenses which were reimbursed by the Enterprise. The Enterprise paid $1,054,684 under this arrangement for the nine months ended
June 30, 2000. No amounts were paid under this arrangement for the nine months ended June 30, 2001. Prior to

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 7--MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH BOYD (CONTINUED)


February 1, 2000, the Enterprise provided for employee health coverage after a pre-determined waiting period through a self-insured plan administered by Boyd. Administration fees related to this plan was $36,000 for the nine months ended June 30, 2000. No amounts were paid for administration fees for the nine months ended June 30, 2001.



NOTE 8--RELATED PARTY TRANSACTIONS



    The Management Agreement provided for a monthly cash distribution to the Tribe based on operating profits (as defined) plus depreciation less the management fee described in Note 7. The minimum guaranteed monthly distribution to the Tribe was $100,000.



    Net distributions to the Tribe were $70,600,110 and $54,757,190 for the nine months ended June 30, 2001 and 2000, respectively. Subsequent to January 31, 2000, the Enterprise makes distributions to the Tribe at the Tribe's discretion subject to the distribution restrictions under the Notes described in Note 4.



    Subsequent to January 31, 2000, employees of the Enterprise are provided health coverage through the Tribe's health plan. The Enterprise and its employees paid $2,012,987 and $5,843,247 to the Tribe under this arrangement for the nine months ended June 30, 2001, respectively.



    The Enterprise collects and remits a 7% sales tax to the Tribe on rooms, food, beverage, sundry and entertainment revenue. The Enterprise paid sales tax of $575,249 and $589,968 for the nine months ended June 30, 2001 and 2000, respectively. During the nine months ended June 30, 2001, the Enterprise also paid rent for office space and purchased certain goods and services from the Tribe and its businesses in the amount of $9,326,183. For the nine months ended June 30, 2001, the Enterprise paid rent for office space and purchased certain goods and services from the Tribe and its businesses in the amount of $1,533,565 and $2,318,647, respectively.



    The Enterprise paid $62,500 to the Tribal/State Tourism Fund for the promotion of tourism in Mississippi for each quarter in the nine-month periods ended June 30, 2001 and 2000 under the Tribal-State Compact. The Choctaw Gaming Commission was paid $1,681,361 and $1,739,685 for the nine months ended
June 30, 2001 and 2000, respectively, for fees assessed at 1% of gaming revenues per the Tribal Code.



    During the nine months ended June 30, 2001 and 2000, the Tribe contributed property and equipment to the Enterprise at the Tribe's cost of $3,156,740 and $3,960,276, respectively. During the nine months ended June 30, 2001, the Tribe contributed other assets to the Enterprise at the Tribe's cost of $1,843,927. During the nine months ended June 30, 2001, the Tribe contributed $22,110,727 in cash to the Enterprise to fund Golden Moon construction. During the nine months ended June 30, 2000 the Tribe contributed $2,128,224 in cash to the franchise.



NOTE 9--EMPLOYEE BENEFIT PLANS



    Through January 31, 2000, the employees of the Enterprise were employees of Boyd with the Enterprise incurring all salary and related expenses. As employees of Boyd, the Enterprise's employees participated in Boyd's profit sharing plan and retirement savings plan. The Enterprise expensed contributions under these plans of $452,852 for the nine months ended June 30, 2000.

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

          NOTES TO SUPPLEMENTARY COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)


NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)


    Subsequent to January 31, 2000, employees of the Enterprise became eligible to participate in the Tribe's 401(k) plan. The Enterprise expensed contributions of $1,274,656 to this plan for the nine months ended June 30, 2001.



    The Enterprise has no formal commitments to provide post-retirement health care benefits to retirees.



NOTE 10--CONTINGENCIES



    The Enterprise is subject to various claims and litigation in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse impact on the Enterprise's financial position, results of operation or cash flows.



    On July 26, 2001, a lawsuit was filed in a Mississippi state court by Eddie Fears, "a citizen and taxpayer", against Ronnie Musgrove, Governor of the State of Mississippi, the Mississippi Gaming Commission and the members of the Mississippi Gaming Commission. The lawsuit alleges that the Tribal-State Compact entered into by the State of Mississippi and the Tribe is invalid for a number of reasons, including that the then-Governor of the State of Mississippi did not have the legal power to bind the State to the terms of the Compact. In 1994, the same legal issue was addressed by the United States District Court for the Southern District of Mississippi in Brantley Willis v, Governor Kirk Fordice, et al., U.S.D.C. Southern District of Mississippi, Jackson Division, Civ.
No. 3:93-CV-818BN (1994). The Court ruled on April 8, 1994 that the Governor had the authority to enter into the Compact. The Tribe believes that the Federal Court's ruling in that case was correct and that the Compact is valid. It is not possible to predict the outcome of this lawsuit, and management is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from an unfavorable outcome of this lawsuit.



NOTE 11--SUBSEQUENT EVENTS



    On August 2, 2001, the Enterprise made a distribution of $9,443,167 to the Tribe.



NOTE 12--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



    On January 1, 2001, the Enterprise adopted Emerging Issues Task Force Issues 00-14 and 00-22 ("EITF 00-14 and 00-22"). EITF 00-14 and 00-22 require that cash discounts and other cash incentives related to gaming play be recorded as a reduction to gross casino revenues. The adoption of EITF 00-14 and 00-22 did not have a material effect on the Enterprise's financial statements. There is no effect on previously reported net income.



    The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). The Enterprise adopted SAB 101 during the fiscal year ended September 30, 2000 and such adoption had no impact on the Enterprise's financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                     CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                          9 1/4% SENIOR NOTES DUE 2009

                               ------------------

                                   PROSPECTUS

                                   [  ], 2001

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    PURSUANT TO TITLE XXV OF THE CHOCTAW TRIBAL CODE, ENACTED BY TRIBAL ORDINANCE 16-CCC, ANY OFFICER, EMPLOYEE AND SERVANT OF THE TRIBE, INCLUDING AN ELECTED OR APPOINTED OFFICIAL AND PERSON ACTING ON BEHALF OF THE TRIBE OR ITS DIVISIONS IN ANY OFFICIAL CAPACITY, TEMPORARILY OR PERMANENTLY, WITH OR WITHOUT COMPENSATION, ACTING IN WITHIN THE COURSE AND SCOPE OF HIS EMPLOYMENT (AS DEFINED BY LAW), HAVE ALWAYS AND SHALL CONTINUE TO BE IMMUNE FROM SUIT AT LAW OR EQUITY TO THE SAME EXTENT AS THE TRIBE. THE TRIBE IS IMMUNE FROM SUIT AT LAW OR IN EQUITY, SUBJECT TO CERTAIN LIMITATIONS AND EXCEPTIONS, ON ACCOUNT OF BUT NOT LIMITED TO ANY WRONGFUL OR TORTIOUS ACT OR OMISSION OR BREACH OF AN IMPLIED OR EXPRESS TERM OR CONDITION OF ANY WARRANTY OR CONTRACT, INCLUDING BUT NOT LIMITED TO LIABLE, SLANDER, DEFAMATION, OR ANY OTHER TORT, OR ANY OTHER CLAIM SOUNDING IN CONTRACT, OR ANY SUCH ACT, OMISSION OR BREACH THAT MAY BE CONSIDERED A FAILURE TO EXERCISE ANY DUTY, OBLIGATION OR FUNCTION OF A GOVERNMENTAL, PROPRIETARY, DISCRETIONARY, OR MINISTERIAL NATURE, OR OF A BUSINESS NATURE. ADDITIONALLY, EVEN IF THE TRIBE HAS SPECIFICALLY WAIVED IMMUNITY UNDER TITLE XXV, AN OFFICER, EMPLOYEE OR SERVANT OF THE TRIBE WILL NOT BE HELD PERSONALLY LIABLE FOR ACTS OR OMISSIONS OCCURRING WITHIN THE COURSE AND SCOPE OF THE EMPLOYEE'S DUTIES. FROM AND AFTER JANUARY 29, 2000, SUBJECT TO CERTAIN LIMITATIONS, THE TRIBE IS ALSO RESPONSIBLE FOR PROVIDING A DEFENSE TO ITS OFFICERS, EMPLOYEES OR SERVANTS AND FOR THE PAYMENT OF ANY JUDGMENT IN ANY CIVIL ACTION OR THE SETTLEMENT OF ANY CLAIM AGAINST AN EMPLOYEE FROM ANY DAMAGES ARISING OUT OF ANY ACT OR OMISSION WITHIN THE COURSE AND SCOPE OF EMPLOYMENT. THE TRIBE'S DUTY TO DEFEND AND INDEMNIFY SHALL CONTINUE AFTER EMPLOYMENT WITH THE TRIBE HAS BEEN TERMINATED, IF THE OCCURRENCE FOR WHICH LIABILITY IS ALLEGED HAPPENED WITHIN THE COURSE AND SCOPE OF THE DUTY WHILE THE OFFICER, EMPLOYEE OR SERVANT WAS IN THE EMPLOY OF THE TRIBE.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         *1.1           Purchase Agreement, dated March 22, 2001, between Banc of
                        America Securities LLC, as Representative of the Initial
                        Purchasers, and the Mississippi Band of Choctaw Indians
                        d/b/a Choctaw Resort Development Enterprise.

         *3.1           Revised Constitution and Bylaws of the Mississippi Band of
                        Choctaw Indians, as approved by the Commissioner of Indian
                        Affairs on March 28, 1975 (ratified by Tribe on
                        December 17, 1974).

         *3.2           Ordinance 56 by the Mississippi Band of Choctaw Indians, an
                        ordinance providing for classification, regulation, and
                        creation of wholly-owned Tribal business enterprises and
                        establishment of business enterprise division of the Tribal
                        Government Executive Branch, dated November 20, 1997.

         *3.3           Resolution CHO 00-010 by the Mississippi Band of Choctaw
                        Indians, a resolution to establish the Choctaw Resort
                        Development Enterprise under Ordinance 56, dated
                        October 12, 1999.

         *3.4           Resolution CHO 01-071 by the Mississippi Band of Choctaw
                        Indians, a resolution to authorize the issuance of $150,000,000 of Senior Notes by the Choctaw Resort
                        Development Enterprise, dated February 28, 2001.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         *3.5           Resolution CHO 01-087 by the Mississippi Band of Choctaw
                        Indians, a resolution to authorize the issuance of up to an additional $55,000,000 of Senior Notes by the Choctaw Resort
                        Development Enterprise to repay existing debt of the
                        Enterprise and to pay other costs related to the Golden Moon project.

         *3.6           Title XXV, Choctaw Tort Claims Act, added by Tribal
                        Ordinance 16-CCC to the Choctaw Tribal Code on January 19,
                        2000.

         *4.1           Indenture, dated March 30, 2001, among the Mississippi Band of Choctaw Indians d/b/a Choctaw Resort Development
                        Enterprise, the Mississippi Band of Choctaw Indians and
                        Firstar Bank, N.A., as Trustee, relating to the 9 1/4%
                        Senior Notes due 2009 of the Choctaw Resort Development
                        Enterprise.

         *4.2           Form of 144A Global 9 1/4% Senior Note due 2009 of the
                        Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise (contained in the Indenture, filed as
                        Exhibit 4.1).

         *4.3           Form of Regulation S Global 9 1/4% Senior Note due 2009 of
                        the Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise (contained in the Indenture, filed as
                        Exhibit 4.1).

         *4.4           Form of registered Global 9 1/4% Senior Note due 2009 of the
                        Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise.

         *4.5           Registration Rights Agreement, dated March 30, 2001, among the Choctaw Resort Development Enterprise, Banc of America
                        Securities LLC, as Representative of the Initial Purchasers.

          5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

          5.2           Opinion of Roth, VanAmberg, Rogers, Ortiz, Fairbanks & Yepa,
                        LLP regarding the validity of the exchange notes.

          8.1           Opinion of Latham & Watkins regarding material United States income tax considerations.

        *10.1           Tribal-State Compact for Regulation of Class III Gaming on
                        the Mississippi Band of Choctaw Indians Reservation in
                        Mississippi, dated December 4, 1992, between the Mississippi
                        Band of Choctaw Indians and the State of Mississippi
                        (amendments attached).

        *10.2 First Amendment to the Tribal-State Compact for Regulation of Class III Gaming on the Mississippi Band of Choctaw
                        Indians Reservation in Mississippi, dated August 26, 1994, between the Mississippi Band of Choctaw Indians and the State of Mississippi.

        *10.3           Second Amendment to the Tribal-State Compact for Regulation
                        of Class III Gaming on the Mississippi Band of Choctaw
                        Indians Reservation in Mississippi, dated May 24, 1996,
                        between the Mississippi Band of Choctaw Indians and the
                        State of Mississippi.

        *10.4           Contractor's Agreement, dated January 24, 2001, between the
                        Mississippi Band of Choctaw Indians dba Choctaw Resort
                        Development Enterprise and W.G. Yates & Sons Construction
                        Company.

        *10.5           Basic Architectural Services Contract, dated October 13,
                        1999, between the Mississippi Band of Choctaw Indians and
                        Arquitectonica International Corp.

        *10.6           Loan Agreement, dated December 19, 2000, between the
                        Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise, the Mississippi Band of Choctaw
                        Indians and Bank of America, N.A., as leader of syndicate of lenders.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        *10.7           Consent Letter of the Administrative Agent under the Amended and Restated Term Loan Agreement and the Loan Agreement,
                        dated March 30, 2001.

        *10.8           Employment Agreement of Douglas Pattison, dated December 1,
                        1999, between the Mississippi Band of Choctaw Indians d/b/a
                        Choctaw Resort Development Enterprise and Douglas Pattison.

         12.1           Computation of Ratio of Earnings to Fixed Charges.

         23.1           Consent of Latham & Watkins (contained in Exhibit 5.1).

         23.2           Consent of PricewaterhouseCoopers LLP.

         23.3           Consent of Ernst & Yong LLP.

         23.4           Consent of Roth, Von Amberg, Rogers, Ortiz, Fairbanks &
                        Lepa, LLP (contained in Exhibit 5.2)

         24.1           Power of attorney (included on the signature page).

        *25.1           Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Firstar Bank, N.A.

        *99.1           Form of Letter to Clients.

        *99.2           Form of Letter of Transmittal.

        *99.3           Form of Instructions to Brokers, Dealers, Commercial Banks,
                        Trust Companies and other Nominees.

        *99.4           Form of Notice of Guaranteed Delivery.

        *99.5           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.


------------------------


*   previously filed


    (b) FINANCIAL STATEMENT SCHEDULES--[omitted]

    Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the Financial Statements of the Enterprise or notes thereto.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

    The undersigned registrant hereby undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the Mississippi Band of Choctaw Indian's reservation in the city of Choctaw, state of Mississippi, on August 28, 2001.



                                             CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                                             By:                  /s/ PHILLIP MARTIN
                                                      ------------------------------------------
                                                                    Phillip Martin
                                                                 CHAIRMAN OF THE BOARD

                                             By:                   /s/ HARRISON BEN
                                                      ------------------------------------------
                                                                     Harrison Ben
                                                                  SECRETARY-TREASURER


                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Michael Donald, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ PHILLIP MARTIN                    Chairman of the Board
     -------------------------------------------                                       August 28, 2001
                   Phillip Martin

                   /s/ JAY DORRIS                      President
     -------------------------------------------                                       August 28, 2001
                     Jay Dorris

                 /s/ MICHAEL DONALD                    Vice President of Resort
     -------------------------------------------         Finance                       August 28, 2001
                   Michael Donald

                   /s/ JAMES ANGUS                     Vice President of Construction
     -------------------------------------------         Operations                    August 28, 2001
                     James Angus

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                  /s/ HARRISON BEN                     Secretary-Treasurer
     -------------------------------------------                                       August 28, 2001
                    Harrison Ben

                   /s/ RUFUS TUBBY                     Vice-Chairman
     -------------------------------------------                                       August 28, 2001
                     Rufus Tubby

                 /s/ GERALD STOLIBY                    Director
     -------------------------------------------                                       August 28, 2001
                   Gerald Stoliby

                 /s/ HENRY WILLIAMS                    Director
     -------------------------------------------                                       August 28, 2001
                   Henry Williams



*By:                   /s/ MICHAEL DONALD
             --------------------------------------
                         Michael Donald
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         *1.1           Purchase Agreement, dated March 22, 2001, between Banc of
                        America Securities LLC, as Representative of the Initial
                        Purchasers, and the Mississippi Band of Choctaw Indians
                        d/b/a Choctaw Resort Development Enterprise.

         *3.1           Revised Constitution and Bylaws of the Mississippi Band of
                        Choctaw Indians, as approved by the Commissioner of Indian
                        Affairs on March 28, 1975 (ratified by Tribe on
                        December 17, 1974).

         *3.2           Ordinance 56 by the Mississippi Band of Choctaw Indians, an
                        ordinance providing for classification, regulation, and
                        creation of wholly-owned Tribal business enterprises and
                        establishment of business enterprise division of the Tribal
                        Government Executive Branch, dated November 20, 1997.

         *3.3           Resolution CHO 00-010 by the Mississippi Band of Choctaw
                        Indians, a resolution to establish the Choctaw Resort
                        Development Enterprise under Ordinance 56, dated
                        October 12, 1999.

         *3.4           Resolution CHO 01-071 by the Mississippi Band of Choctaw
                        Indians, a resolution to authorize the issuance of $150,000,000 of Senior Notes by the Choctaw Resort
                        Development Enterprise, dated February 28, 2001.

         *3.5           Resolution CHO 01-087 by the Mississippi Band of Choctaw
                        Indians, a resolution to authorize the issuance of up to an additional $55,000,000 of Senior Notes by the Choctaw Resort
                        Development Enterprise to repay existing debt of the
                        Enterprise and to pay other costs related to the Golden Moon project.

         *3.6           Title XXV, Choctaw Tort Claims Act, added by Tribal
                        Ordinance 16-CCC to the Choctaw Tribal Code on January 19,
                        2000.

         *4.1           Indenture, dated March 30, 2001, among the Mississippi Band of Choctaw Indians d/b/a Choctaw Resort Development
                        Enterprise, the Mississippi Band of Choctaw Indians and
                        Firstar Bank, N.A., as Trustee, relating to the 91/4% Senior
                        Notes due 2009 of the Choctaw Resort Development Enterprise.

         *4.2           Form of 144A Global 91/4% Senior Note due 2009 of the
                        Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise (contained in the Indenture, filed as
                        Exhibit 4.1).

         *4.3           Form of Regulation S Global 91/4% Senior Note due 2009 of
                        the Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise (contained in the Indenture, filed as
                        Exhibit 4.1).

         *4.4           Form of registered Global 91/4% Senior Note due 2009 of the
                        Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise.

         *4.5           Registration Rights Agreement, dated March 30, 2001, among the Choctaw Resort Development Enterprise, Banc of America
                        Securities LLC, as Representative of the Initial Purchasers.

          5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

          5.2           Opinion of Roth, VanAmberg, Rogers, Ortiz, Fairbanks & Yepa,
                        LLP regarding the validity of the exchange notes.

          8.1           Opinion of Latham & Watkins regarding material United States income tax considerations.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        *10.1           Tribal-State Compact for Regulation of Class III Gaming on
                        the Mississippi Band of Choctaw Indians Reservation in
                        Mississippi, dated December 4, 1992, between the Mississippi
                        Band of Choctaw Indians and the State of Mississippi.

        *10.2 First Amendment to the Tribal-State Compact for Regulation of Class III Gaming on the Mississippi Band of Choctaw
                        Indians Reservation in Mississippi, dated August 26, 1994, between the Mississippi Band of Choctaw Indians and the State of Mississippi.

        *10.3           Second Amendment to the Tribal-State Compact for Regulation
                        of Class III Gaming on the Mississippi Band of Choctaw
                        Indians Reservation in Mississippi, dated May 24, 1996,
                        between the Mississippi Band of Choctaw Indians and the
                        State of Mississippi.

        *10.4           Contractor's Agreement, dated January 24, 2001, between the
                        Mississippi Band of Choctaw Indians dba Choctaw Resort
                        Development Enterprise and W.G. Yates & Sons Construction
                        Company.

        *10.5           Basic Architectural Services Contract, dated October 13,
                        1999, between the Mississippi Band of Choctaw Indians and
                        Arquitectonica International Corp.

        *10.6           Loan Agreement, dated December 19, 2000, between the
                        Mississippi Band of Choctaw Indians d/b/a Choctaw Resort
                        Development Enterprise, the Mississippi Band of Choctaw
                        Indians and Bank of America, N.A., as leader of syndicate of lenders.

        *10.7           Consent Letter of the Administrative Agent under the Amended and Restated Term Loan Agreement and the Loan Agreement,
                        dated March 30, 2001

        *10.8           Employment Agreement of Douglas Pattison, dated December 1,
                        1999, between the Mississippi Band of Choctaw Indians d/b/a
                        Choctaw Resort Development Enterprise and Douglas Pattison.

         12.1           Computation of Ratio of Earnings to Fixed Charges

         23.1           Consent of Latham & Watkins (contained in Exhibit 5.1).

         23.2           Consent of PricewaterhouseCoopers LLP.

         23.3           Consent of Ernst & Yong LLP.

         23.4           Consent of Roth, Von Amberg, Rogers, Ortiz, Fairbanks &
                        Lepa, LLP (contained in Exhibit 5.2)

         24.1           Power of attorney (included on the signature page).

        *25.1           Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Firstar Bank, N.A.

        *99.1           Form of Letter to Clients.

        *99.2           Form of Letter of Transmittal.

        *99.3           Form of Instructions to Brokers, Dealers, Commercial Banks,
                        Trust Companies and other Nominees.

        *99.4           Form of Notice of Guaranteed Delivery.

        *99.5           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.


------------------------


*   previously filed